UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Diebold Nixdorf, Incorporated

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2020 Proxy Statement

Notice of Annual Meeting of Shareholders

Diebold Nixdorf

5995 Mayfair Road

P.O. Box 3077 • North Canton, Ohio 44720-8077

March 10, 2020

Dear Shareholder:

The 2020 Annual Meeting of Shareholders of Diebold Nixdorf, Incorporated will be held on Friday, May 1, 2020 at 8:30 a.m. EDT. We have adopted a virtual format for our Annual Meeting this year in order to provide a consistent experience to all shareholders regardless of location. You will be able to attend and vote at the 2020 Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/DBD2020.

As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect eleven directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020, (3) approve, on an advisory basis, our named executive officer compensation, and (4) approve an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2020 Proxy Statement and Annual Report for the year ended December 31, 2019, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.

All holders of record of Diebold Nixdorf, Incorporated common shares at the close of business on March 2, 2020 are entitled to vote at the 2020 Annual Meeting. You may vote online prior to the meeting at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.

Details regarding how to attend the virtual meeting online are more fully described in the Proxy Statement. If you are unable to attend the meeting, you may listen to a replay that will be available on our website at http://www.dieboldnixdorf.com. The replay may be accessed on our website soon after the meeting and shall remain available for up to three months.

We look forward to you joining us at the virtual meeting.

Sincerely,

GARY G. GREENFIELD Chairman of the Board	GERRARD B. SCHMID President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on May 1, 2020.

This Proxy Statement, along with our Annual Report for the year ended December 31, 2019, including exhibits,

are available free of charge at www.proxyvote.com (you will need to reference the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road

P.O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE: May 1, 2020 TIME: 8:30 a.m. EDT LOCATION: Virtual Shareholders Meeting www.virtualshareholdermeeting.com/ DBD2020	ITEMS TO BE DISCUSSED:
	1.	To elect eleven directors;
	2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020;
	3.	To approve, on an advisory basis, our named executive officer compensation; and
	4.	To approve an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan.

Your attention is directed to the attached Proxy Statement, which fully describes these items.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Holders of record of Diebold Nixdorf, Incorporated common shares at the close of business on March 2, 2020 will be entitled to vote at the 2020 Annual Meeting.

The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold Nixdorf’s Board of Directors.

By Order of the Board of Directors
Jonathan B. Leiken Senior Vice President, Chief Legal Officer and Corporate Secretary

March 10, 2020

(approximate mailing date)

You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD NIXDORF, INCORPORATED

5995 Mayfair Road

P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

2020 PROXY STATEMENT |	i

Additional information regarding persons who are participants in this proxy solicitation is set forth in Appendix A to this Proxy Statement. The full text of the 2017 Equity and Performance Incentive Plan, as proposed to be amended to reflect the changes described in this Proxy Statement, is attached as Appendix B to this Proxy Statement.

ii	| 2020 PROXY STATEMENT

PROXY SUMMARY

This Proxy Statement is furnished to shareholders of Diebold Nixdorf, Incorporated (“Diebold Nixdorf,” the “Company,” “we,” “our,” and “us”) in connection with the solicitation by the Board of Directors of proxies to be used at our 2020 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.

These proxy materials are being sent to our shareholders on or about March 10, 2020.

This proxy summary is intended to provide an overview of the information you can find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the Proxy Statement in its entirety for more information about these topics before voting.

MEETING INFORMATION

TIME AND DATE 8:30 a.m. EDT, May 1, 2020	PLACE Virtual Meeting www.virtualshareholdermeeting.com/ DBD2020 *Please note*	RECORD DATE Close of Business on March 2, 2020

PROPOSALS FOR YOUR VOTE AND BOARD RECOMMENDATIONS

PROPOSAL	BOARD RECOMMENDATION	PAGE REFERENCES (FOR MORE DETAIL)
1. To elect eleven directors	FOR EACH BOARD NOMINEE	20
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm	FOR	29
3. To approve, on an advisory basis, our named executive officer compensation	FOR	31
4. To approve an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan	FOR	32

Information on voting mechanics, approval requirements and related matters can be found in the “Voting Information” and “Other Matters” sections starting on pages 6 and 82, respectively.

2020 PROXY STATEMENT |	1

PROXY SUMMARY

KEY LEADERSHIP AND BOARD DEVELOPMENTS

2019 saw our transformation continue to take effect in the marketplace as we executed on our DN Now transformation initiatives. During our first full year of DN Now, we met or exceeded every commitment we made and are on track for future targets. With this progress, our core business has a stronger foundation, yielding a more focused and efficient company.

Our transformation in 2019 also included key leadership developments. We added four new independent directors to our Board in 2019, and Ellen Costello, a director since 2018, assumed the chair role for the People and Compensation Committee. Arthur Anton, Reynolds Bish and Phillip Cox also took on new responsibilities as the chairs of the Finance, Technology and Board Governance Committees, respectively. These Board developments provided diverse skills and perspectives to our leadership in 2019. In addition, Jeffrey Rutherford transitioned to become our permanent Senior Vice President and Chief Financial Officer, and Elizabeth Patrick joined the Company as our new Senior Vice President and Chief People Officer. We also strengthened our senior leadership team with the additions of Julian Sparkes, Senior

Vice President and Chief Digital Officer, and Hermann Wimmer, Senior Vice President, Global Retail, in January 2019. Zeeshan Naqvi, Vice President, Treasurer, and James Barna, Vice President and Chief Accounting Officer, also joined us last year. Looking forward into 2020, we are pleased to include Lauren C. States as a new nominee for director this year. Ms. States is a dynamic leader who brings fresh perspectives to the board, particularly in light of her experience navigating the impact of transformative technologies.

Under the guidance of our new People and Compensation Committee chairperson and new Chief People Officer, 2019 also saw changes to the design of our compensation strategy to better align with our transformation initiatives by using metrics that support our multi-year transformation program. In particular, we paid close attention to feedback we received from shareholders and external advisors regarding our compensation program as further highlighted below and under “Compensation Discussion and Analysis.” While we believe our compensation program reflects the right incentive structure for our business at this time, we are committed to maintaining an active dialogue with shareholders throughout the remainder of 2020 on these critical issues in furtherance of our continuing efforts to create long-term shareholder value.

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS

We listened to shareholder and proxy advisor feedback following our disappointing 2019 say on pay vote, and we took the following actions. Please see page 45 for additional details about how we made changes to our compensation program in response to shareholder and proxy advisor feedback.

✓	Terminated	✓	Eliminated	✓	Increased
	the Quarterly Bonus Program		discretionary cash bonuses		diversity of our Board nominees with respect to gender and perspectives

✓	Cancelled	✓	Improved	✓	Explained
	the Turnaround Bonus Program		disclosure of talent management and retention successes		how our compensation policies succeed in retaining talent

		✓	Continued
performance-based compensation that aligns with shareholders

2	| 2020 PROXY STATEMENT

PROXY SUMMARY

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) AND SUSTAINABILITY

As a global company, we are committed to acting sustainably and making a positive impact on our society. Our sustainability program is comprised of three pillars, each of which forms a vital component of our operations around the world. These three pillars are: Sustainable Operations and Supply Chain, Environmental, Health and Safety, and Global Citizenship.

Sustainable Supply Chain and Operations	Environmental, Health and Safety	Global Citizenship

We continually assess our operations, processes and global supply chain to determine the environmental impact and implement improvements from greenhouse gas (GHG) emission controls to product lifecycle assessments (LCAs).

In our supply chain, we focus on using environmentally sustainable materials, which have a positive impact on our operational efficiency and also benefit our customers. We conduct due diligence on our supply chain to enhance transparency and identify the country and smelter or refiner of origin of the conflict minerals that may be used in our products. Suppliers must participate in Diebold Nixdorf’s due diligence processes, provide complete and accurate information when requested, and perform similar due diligence on their own supply chains.

Our new product line, the DN SeriesTM, highlights our focus on sustainable sourcing and design. For example, the DN SeriesTM 200 model:

➢ Is made of recycled and recyclable materials and is approximately 25% lighter than most traditional ATMs. This reduces CO2 emissions, both in the manufacturing, processing and transportation of components and terminals; and

➢ Uses state-of-the-art LED technology in its lighting systems and efficient electrical systems, which enables savings of approximately 25% in electricity consumption compared with traditional ATMs, a figure that rises to approximately 50% if the system is equipped with energy saving mode.

We are committed to providing our employees and visitors with a safe, environmentally-friendly workplace which protects against and limits injury or harm to the environment. We maintain global policies that support our commitment to these values, including:

➢ Environmental, Health and Safety Policy;

➢ Responsible Chemicals Management Policy;

➢ Waste Management Policy; and

➢ Physical and Environmental Security Policy.

We have two charitable giving groups, The Diebold Foundation and the Diebold Employee Charitable Fund. Our charitable giving philosophy requires that disbursements to non-profit organizations meet the following criteria:

➢ The charity’s mission aligns with our Company values, as expressed on our website under “Who We Are” and in our Code of Business Ethics;

➢ The organization’s work enhances the quality of life for people in need in the communities in which we operate and do business globally; and

➢ The organization encourages and supports our employees’ involvement.

The Diebold Foundation partners with charitable organizations such as United Way and Habitat for Humanity on community projects to help those in need. In addition, as part of our commitment to charitable giving that aligns with our business focus, for the past four years the Diebold Foundation has concentrated its efforts on improving financial literacy for underprivileged people and communities, working with the charity Operation Hope. These efforts provide consumers that live in rural locations or regions without the structures of a modern economy with access to and training regarding financial products and services. Together with Operation Hope, we are working to create a world where no one is excluded from the global financial system.

2020 PROXY STATEMENT |	3

PROXY SUMMARY

OVERVIEW OF OUR BOARD NOMINEES

You are being asked to vote to elect each of the following nominees to our Board of Directors. The tables that follow provide summary information about our nominees, and detailed information about each director nominee’s background, skills and expertise can be found in Proposal 1: Election of Directors on pages 20-25.

				COMMITTEE MEMBERSHIP
NAME AND OCCUPATION / CAREER HIGHLIGHTS	AGE	DIRECTOR SINCE	INDEPENDENT	AUDIT	BOARD GOV.	PEOPLE & COMP.	FIN.	TECH.
Arthur F. Anton Chairman and Retired Chief Executive Officer, Swagelok Company	62	2019	Yes	•			Chair
Bruce H. Besanko Retired Chief Financial Officer, Kohl’s Corporation	61	2018	Yes	•				•
Reynolds C. Bish Chief Executive Officer, Kofax Limited	67	2019	Yes		•	•		Chair
Ellen M. Costello Retired Chief Executive Officer, BMO Financial Corporation	65	2018	Yes			Chair	•
Phillip R. Cox President and Chief Executive Officer, Cox Financial Corporation	72	2005	Yes		Chair	•
Dr. Alexander Dibelius Managing Partner, CVC Capital Partners (Deutschland) GmbH	60	2016	Yes			•	•
Matthew Goldfarb Senior Director, Alvarez & Marsal North America	48	2019	Yes			•	•
Gary G. Greenfield Non-executive Chairman of the Board, Diebold Nixdorf, Incorporated; Partner, Court Square Capital Partners	65	2014	Yes					•
Gerrard B. Schmid President and Chief Executive Officer, Diebold Nixdorf, Incorporated	51	2018	No
Kent M. Stahl Retired Partner, Chief Investment Strategist and Director of Investment Strategy and Risk Management, Wellington Management Company, LLP	57	2019	Yes	•	•
Lauren C. States Retired Vice President, Strategy and Transformation, IBM Corporation	63	—	Yes

*	If elected at the Annual Meeting, it is expected that Mr. Besanko will serve as chair of the Audit Committee.

4	| 2020 PROXY STATEMENT

PROXY SUMMARY

SNAPSHOT OF KEY QUALIFICATIONS AND SKILLS OF OUR NOMINEES

International	8

Technology/Innovation	9

Financial Services	9

Retail	5

Leadership	11

Corporate Governance	10

Audit/Finance	10

Gov’t Regulated Industries	3

PARTICIPATING IN THE ANNUAL MEETING

This year’s Annual Meeting will be accessible through the Internet. We have adopted a virtual format for our Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location. The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your common shares.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 2, 2020, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DBD2020, you must enter your 16-digit control number. Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your control number.

This year’s shareholder question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. We will post questions and answers if applicable to our business on our Investor Relations website after the meeting.

We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on May 1, 2020. If you have difficulty accessing the meeting, please call 800-586-1548 (US) or 303-562-9288 (international). We will have technicians available to assist you.

2020 PROXY STATEMENT |	5

VOTING INFORMATION

Q:	What items will be voted on at the Annual Meeting and how does the Board recommend I vote?

A:	You are being asked to vote on the proposals outlined above in the proxy summary on page 1. The Board recommends a vote FOR each of the Board’s director nominees, and FOR each of Proposals 2, 3 and 4.

Q:	What happens if other matters are properly presented at the Annual Meeting?

A:

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment, including if a director nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may use the proxy to vote for a replacement nominee recommended by the Board whether or not any other nominations are properly made. While we have been notified that one of our shareholders intends to nominate himself for election as a director at the Annual Meeting, we have not otherwise received notice of any other matters that may be properly presented at the Annual Meeting. See page 18 for additional information regarding this potential shareholder nomination.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Our record date for the 2020 Annual Meeting is March 2, 2020. Each shareholder of record of our common shares as of the close of business on March 2, 2020 is entitled to one vote for each common share held. As of the record date, there were 77,491,647 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the 2020 Annual Meeting:

•	By mail—You may vote by completing, signing and returning the proxy card that you will receive in the mail;

•	By Internet—We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested; or
•	By telephone—You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	Can I change my vote after I have voted?

A:	You may change your vote at any time before your proxy is voted at the 2020 Annual Meeting by:

•	Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the 2020 Annual Meeting to our Corporate Secretary at the Company’s address above;

•	Submitting a later dated, signed proxy before the start of the 2020 Annual Meeting;

•	If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. EDT on April 30, 2020; or

•	Attending the 2020 Annual Meeting on the Internet, withdrawing your earlier proxy and voting at the Annual Meeting via the Internet.

Q:	Can I cumulate my votes for the election of directors?

A:	No. At the 2017 Annual Meeting, our Shareholders approved an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections.

Q:	How many votes are required to adopt each proposal?

A:

With respect to Proposal 1, generally the number of votes cast “for” the director-nominee’s election must exceed the number of votes cast “against” his or her election. However, if the Board determines that the number of nominees for director exceeds the number of directors to be elected, then the nominees receiving the greatest number of votes shall be elected. For each of Proposals 2, 3, and 4, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

6	| 2020 PROXY STATEMENT

VOTING INFORMATION

Q:	What is the Majority Voting Policy?

A:

Our Board of Directors has adopted a policy that any director-nominee who is elected but receives a greater number of votes “against” his or her election than votes “for” his or her election, in an election that is not a contested election, is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote”?

A:

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

In an uncontested election, Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020, would be the only routine matter for which the brokerage firm who holds your shares could vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2 if the election of directors is uncontested. Broker non-votes will have no effect on the outcome of Proposals 1, 3 and 4.

If the election of directors is contested at the Annual Meeting, NYSE rules do not permit brokerage firms to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting and such broker non-votes will have no effect on the outcomes of Proposals 1, 2, 3 and 4.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?

A:

A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes, if any, will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?

A:

For all proposals except Proposal 4, a share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. For Proposal 4, abstentions are considered votes cast for purposes of shareholder approval of an amendment to an equity plan. Accordingly, abstentions will have no effect on Proposal 1, the election of directors, and will not be counted for determining the outcome of Proposals 2 and 3.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the Notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting materials.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?

A:

The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all of your proxy cards to ensure that all of your shares are voted. If you receive more than one Notice, reference the distinct 16-digit control number on each Notice when voting by Internet.

2020 PROXY STATEMENT |	7

CORPORATE GOVERNANCE

Our Board is committed to strong corporate governance principles and practices to ensure that the Board most effectively and efficiently serves in its oversight obligations.

This section provides an overview of the organization of the Board, its committees, responsibilities and other related topics and initiatives.

BOARD LEADERSHIP STRUCTURE

Our Board is committed to strong leadership and currently maintains separate roles of our CEO and our Chairman of the Board. We believe this structure is effective for our current circumstances and a good governance practice. The Board does not have a specific policy with respect to separating or combining these roles, or whether the Chairman should be an employee or non-employee director, and will continue to periodically review our leadership structure in light of corporate governance standards, market practices and our specific circumstances and needs.

BOARD AND DIRECTOR ASSESSMENTS

The Board Governance Committee leads the Board and director assessment program, as noted below in “Board Committees and Composition.” In 2019, the Governance Committee enhanced its Board assessment process. Board members were asked to complete questionnaires and engaged in an extensive live question and answer session conducted by an independent outside counsel with expertise in corporate governance best practices. As in prior years, the assessment program includes a full board self-assessment, committee assessments, a chairman assessment and individual director assessments. The full board self-assessment includes comprehensive questions designed to provide an all-inclusive evaluation of the performance of the Board in light of our needs and strategies. The committee, chairman, and individual director assessments are more specifically tailored. When taken together, the assessment program provides a holistic review of the role, performance and function of the full Board, the Chairman and each director in relation to the Company’s needs, challenges and opportunities. Our Board and director assessments have helped to inform our recent refreshment efforts, including four new directors in 2019, three new directors in 2018 and one new Board nominee for director this year. The assessment results are shared with our Chairman, and applicable directors, committee members, and the full Board as appropriate, and action plans are prepared and executed as necessary.

BOARD MEETINGS AND EXECUTIVE SESSIONS

The Board held five regular meetings and one special meeting in person or telephonically during 2019. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2019.

In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion, our independent directors will meet in executive session prior to the start of a Board meeting. Gary

Greenfield, the Chairman of our Board, presides over these meetings in executive session. The executive sessions of each Board committee are overseen by the respective committee chair.

While we do not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the Annual Meeting unless there are extenuating circumstances for non-attendance. All directors standing for re-election who were serving as directors as of the 2019 annual meeting of shareholders attended the 2019 annual meeting.

8	| 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD RISK OVERSIGHT

The Board and the Board committees collectively play an active role in overseeing management of our risks and in helping establish an appropriate risk tolerance. The Board oversees our risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, cybersecurity, competitive, reputational, and legal and regulatory risks. The Board also meets with senior management as part of each Board meeting, and more frequently as needed, to discuss strategic planning, including the key risks inherent in our short- and long-term strategies. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives and the impact and management of these key risks.

In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board is then informed about such risks and management’s response to each risk through regular committee reports delivered by the Committee Chairs. Our People and Compensation Committee performs an annual compensation risk assessment, and we believe that our compensation practices are not reasonably likely to have a material adverse effect on the Company.

We also have robust internal dialogue among our operations, finance, compliance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Corporate Controller, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief People Officer, and/or Vice President, Information Security, Vice President, Internal Audit and other Vice Presidents of our various divisions and regions, as appropriate, with open lines of communication among them, the various committees of the Board and the entire Board.

We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, enhances its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

BOARD COMMITTEES AND COMPOSITION

The Board’s current standing committees are the Audit Committee, Board Governance Committee, People and Compensation Committee, Finance Committee and Technology Committee. Each committee’s members and meetings during 2019 and functions are described below. The Board reviews committee membership, charters and responsibilities every year and will do so in 2020 following the Annual Meeting.

AUDIT COMMITTEE*

Members:

Patrick W. Allender (Chair), Arthur F. Anton, Bruce H. Besanko, Dr. Dieter W. Düsedau and Kent M. Stahl

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically ten times during 2019, and had informal communications with management, as well as with our independent auditors, at various other times during the year.

Contact:

auditchair@dieboldnixdorf.com

Committee Report: See page 80.

Primary Duties and Responsibilities:

•  Monitors the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and ethics and compliance.

•  Monitors the independence and performance of our independent auditors and performance and controls of our internal audit department.

•  Provides an avenue of communication among the independent auditors, management, the internal audit department and the Board.

Financial Experts:

The Board has determined that each of Messrs. Allender and Besanko is an audit committee financial expert within the meaning of such term under Item 407(d)(5) of Regulation S-K.

*	This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the Exchange Act).

2020 PROXY STATEMENT |	9

CORPORATE GOVERNANCE

BOARD GOVERNANCE COMMITTEE

Members:

Phillip R. Cox (Chair), Reynolds C. Bish, Dr. Dieter W. Düsedau and Kent M. Stahl

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically seven times during 2019, and had informal communications with management at various other times during the year.

Contact:

bdgovchair@dieboldnixdorf.com

Primary Duties and Responsibilities:

•  Reviews qualifications of potential director candidates.

•  Makes recommendations to the Board to fill vacancies or consider the appropriate size of the Board.

•  Makes recommendations regarding corporate governance principles, Board committee composition, and the directors’ compensation for their services on the Board and on Board committees.

•  Leads Board and committee assessments.

•  Oversees director orientation and education, as described in “Director Orientation and Education” below.

•  Ensures Board oversight of our enterprise risk management process.

PEOPLE AND COMPENSATION COMMITTEE

Members:

Ellen M. Costello (Chair), Reynolds C. Bish, Phillip R. Cox, Dr. Alexander Dibelius and Matthew Goldfarb

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically five times during 2019, and had informal communications with management, as well as the committee’s independent compensation consultant, at various other times during the year.

Contact:

compchair@dieboldnixdorf.com

Committee Report: See page 43.

Primary Duties and Responsibilities:

•  Monitors and evaluates the general compensation philosophy of the Company.

•  Administers our executive compensation program as well as our benefit plans for all employees with the goals of ensuring that (a) the benefits and compensation practices of the Company are competitive and sufficient to attract, motivate and retain quality professional staff and (b) the Company’s compensation programs adhere to a “pay for performance” philosophy.

•  Oversees our equity plans (including reviewing and approving equity grants to executive officers).

•  Annually reviews and approves all pay decisions relating to executive officers.

•  Determines and measures achievement of corporate and individual goals, as applicable, by our executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for ratification of such achievements.

•  Oversees the development of executive succession plans and talent management policies and programs, as well as reviews measures of employee engagement and plans related to employee engagement and diversity initiatives.

•  Reviews proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans.

•  For additional discussion of the committee’s role, processes and procedures in connection with executive compensation, see “Compensation Discussion and Analysis—Role of the People and Compensation Committee” below.

10	| 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

FINANCE COMMITTEE

Members:

Arthur F. Anton (Chair), Patrick W. Allender, Ellen M. Costello, Dr. Alexander Dibelius and Matthew Goldfarb

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically ten times during 2019, and had informal communications with management at various other times during the year.

Primary Duties and Responsibilities:

•  Makes recommendations to the Board with respect to material or other significant transactions.

•  Oversees the Company’s borrowing structures and credit facilities.

•  Establishes investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets and oversees the management of those assets.

•  Reviews our financial exposure and liabilities, including the use of derivatives and other risk management techniques.

•  Makes recommendations to the Board related to customer financing activities and funding plans for our Company.

TECHNOLOGY COMMITTEE

Members:

Reynolds C. Bish (Chair), Bruce H. Besanko and Gary G. Greenfield

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically three times during 2019, and had informal communications with management at various other times during the year.

Primary Duties and Responsibilities:

•  Provides oversight and guidance regarding the strategy and management of our information technology infrastructure and security.

•  Provides oversight and guidance regarding our intellectual property, including our software portfolio and research and development activities.

2020 PROXY STATEMENT |	11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE

Copies of the following documents, among others, are available on our investor relations website (investors.dieboldnixdorf.com) in the Corporate Governance section under the Policies and Charters tab:

•	Current Charters for our Audit, Board Governance, People and Compensation, Finance, and Technology Committees;

•	Our Categorical Independence Standards for Directors;
•	Our Corporate Governance Guidelines; and

•	Our Code of Business Ethics.

Information on our website is not, and will not be deemed to be, a part of or incorporated into this Proxy Statement.

For a discussion of our Insider Trading Policy, which prohibits hedging or pledging our stock by our directors, officers and employees, see “Compensation Discussion and Analysis—Insider Trading Policy” below.

DIRECTOR INDEPENDENCE

The Board determined that each of Patrick W. Allender, Arthur F. Anton, Bruce H. Besanko, Reynolds C. Bish, Ellen M. Costello, Phillip R. Cox, Dr. Alexander Dibelius, Dr. Dieter W. Düsedau, Matthew Goldfarb, Gary G. Greenfield, Kent M. Stahl and Lauren C. States has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our director independence standards, the NYSE director independence standards, and the SEC independence requirements, as applicable and as currently in effect. In addition, former directors Richard L. Crandall, Gale S. Fitzgerald and Alan J. Weber also met these independence standards at the time of their service in 2019. Gerrard B. Schmid does not meet these independence standards because he is employed by us as our President and CEO.

In making the independence determinations, the Board considered the following business or professional relationships and determined, in each instance, that the relationship was not material or did not impair the independence of the respective directors:

•	Messrs. Crandall and Greenfield serve on the board of directors of Donnelley Financial Solutions, Inc., which provided SEC filing and printing services in 2019 related to our proxy statement for our 2019 annual meeting of shareholders for a fee of approximately $64,189.

•	Mr. Weber serves on the board of directors of Broadridge Financial Solutions, Inc., which provided processing, mailing and tabulation services for our proxy statement in 2019 for a fee of approximately $75,952.

•	Ms. Costello serves on the board of directors of Citigroup, Inc., which is our customer and part of our lending syndicate. Ms. Costello recuses herself from all Board and committee discussions regarding Citigroup, Inc. and similarly recuses herself from any discussions regarding the Company that may arise during Citigroup, Inc. meetings.

•	Ms. States serves on the board of directors of Webster Financial Corporation, which is our customer. If elected, Ms. States will recuse herself from all Board and committee discussions regarding Webster Financial Corporation and similarly will recuse herself from any discussions regarding the Company that may arise during Webster Financial Corporation meetings.

•	Messrs. Crandall and Greenfield own equity interests (approximately 3% and less than 1%, respectively) in ACTV8, Inc., from which we license software used in certain of our products pursuant to which no fees were paid in 2019. Mr. Crandall also serves on the board of directors of ACTV8, Inc.

•	Mr. Bish is the Chief Executive Officer of Kofax Limited. The Company purchased certain products from Kofax Deutschland AG, a subsidiary of Kofax Limited, in the amount of $929,000 in 2019. The Board determined that Mr. Bish did not have any indirect, material interest in these transactions.

RELATED PERSON TRANSACTION POLICY

Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in “Director Qualifications,” we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors. This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.

In 2019, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

12	| 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

COMMUNICATIONS WITH DIRECTORS

The Company’s Board of Directors provides a process for shareholders to send communications to the Board. Shareholders and interested parties may communicate with our Audit, Board Governance, and People and Compensation Committee Chairs by sending an email to the address provided in the applicable committee description above or with our non-employee directors as a group by sending an email to nonmanagementdirectors@dieboldnixdorf.com.

Communications may also be directed in writing to such person or group at Diebold Nixdorf, Incorporated, Attention:

Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The independent members of the Board have approved a process for handling communications we receive that are addressed to non-employee members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether communications require immediate attention. The Corporate Secretary will forward communications, or a summary of communications, to the appropriate director or directors.

CODE OF BUSINESS ETHICS

All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct as provided in our Code of Business Ethics. The Code of Business Ethics ties our core values to the ethical principles that must guide our business decisions. The Code of Business Ethics also provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior. All members of the Board have received training specific to the Code of Business Ethics.

The Code of Business Ethics applies to us, including all of our domestic and international affiliates and subsidiaries. The Code of Business Ethics describes certain responsibilities that our directors, executive officers and employees have to the Company, to each other and to our global partners and communities. It covers many topics, including compliance with laws, including the Foreign Corrupt Practices Act and relevant global anti-corruption laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code of Business Ethics also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of the Code of Business Ethics. Our Audit Committee has procedures to receive, retain and treat complaints regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including the Code of Business Ethics.

PEOPLE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the People and Compensation Committee during the year ended December 31, 2019 were Reynolds C. Bish, Ellen M. Costello, Phillip R. Cox, Dr. Alexander Dibelius, Matthew Goldfarb, Gale S. Fitzgerald and Alan J. Weber. No member of the People and Compensation Committee has had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of the Company has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the People and Compensation Committee during 2019.

DIRECTOR ORIENTATION AND EDUCATION

All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process during which the new director meets with key senior management personnel and takes a tour through our facilities to improve his or her understanding of our business and global products and solutions. In addition, the orientation program educates the new director on his or her obligations as a director, the history of the Company, our strategic plans, significant financial matters, core values, including ethics and compliance programs (and also including our Code of Business Ethics), corporate governance practices and other key policies and practices.

2020 PROXY STATEMENT |	13

COMPENSATION OF DIRECTORS

The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is our goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with shareholder interests.

The annual retainer received by our non-employee directors during 2019 remained the same as that paid in 2018. Accordingly, during 2019, our non-employee directors received an annual cash retainer of $75,000 for their service as directors. Our non-executive Chairman of the Board received an additional annual cash retainer of $100,000.

In addition to their annual cash retainers, each non-employee director may receive equity awards under our Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan (as

amended), which we refer to as the 2017 Plan. We aim to provide a balanced mix of cash and equity compensation to our directors that targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our People and Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in “Role of Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis.” As such, in 2019, the Company awarded RSUs to each non-employee director which approximated $157,185 in value at the time of grant. Each award provides for dividend equivalent payments in cash during the restricted period. We believe these awards strengthen the directors’ ties to shareholder interests by aligning their long-term economic interests and that these awards provide effective ways to help our directors build stock ownership.

Our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	MEMBER	CHAIR
Audit Committee	$12,500	$25,000
People and Compensation Committee	$10,000	$20,000
Board Governance Committee	$7,500	$15,000
Finance Committee	$7,500	$15,000
Technology Committee	$7,500	$15,000

The varying fee amounts are intended to reflect differing levels of responsibility and meeting requirements. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service. A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the Deferred Compensation Plan No. 2 for Directors, as amended.

14	| 2020 PROXY STATEMENT

COMPENSATION OF DIRECTORS

2019 DIRECTOR COMPENSATION

The following table details the compensation of our non-employee directors for 2019:

NAME	FEES EARNED OR PAID IN CASH[1] ($)	STOCK AWARDS[2] ($)	ALL OTHER COMPENSATION[3] ($)	TOTAL ($)
Patrick W. Allender	107,500	157,185	—	264,685
Arthur F. Anton	65,208	157,185	—	222,393
Bruce H. Besanko	95,000	157,185	—	252,185
Reynolds C. Bish	68,542	157,185	—	225,727
Ellen M. Costello	98,750	157,185	—	255,935
Phillip R. Cox	101,250	157,185	—	258,435
Richard L. Crandall[4]	32,500	—	—	32,500
Dr. Alexander Dibelius	92,500	157,185	—	249,685
Dr. Dieter W. Düsedau	95,000	157,185	—	252,185
Gale S. Fitzgerald[4]	33,333	—	—	33,333
Matthew Goldfarb	61,667	157,185	—	218,852
Gary G. Greenfield	182,500	157,185	—	339,685
Kent M. Stahl	63,333	157,185	—	220,518
Alan J. Weber[5]	75,000	157,185	—	232,185

[1]

This column reports the amount of cash compensation earned in 2019 for Board and committee service, including Board retainer amounts discussed above and the committee fees earned in 2019. Mr. Anton joined the Audit Committee and Board Governance Committee in May 2019 and then moved from the Board Governance Committee to the Finance Committee, where he currently serves as chair, beginning in Q4. Mr. Besanko served on the Audit Committee and Finance Committee throughout Q1 and Q2, and then moved from the Finance Committee to the Technology Committee for Q3 and Q4. Mr. Bish joined the People and Compensation Committee and Technology Committee, where he currently serves as chair, in May 2019 and joined the Board Governance Committee beginning in Q4. Ms. Costello served on the Audit Committee and Finance Committee throughout Q1 and Q2 and then moved from the Audit Committee to the People and Compensation Committee, where she currently serves as chair, for Q3 and Q4. Mr. Cox served as chair of the People and Compensation Committee in Q1 and Q2 and served as the Board Governance Committee chair in Q3 and Q4. Mr. Crandall served on the Board Governance Committee and Technology Committee, where he served as chair, until his retirement. Ms. Fitzgerald served on the People and Compensation Committee and Board Governance Committee, where she served as chair, until her retirement. Mr. Goldfarb joined the People and Compensation Committee and Finance Committee in May 2019. Mr. Stahl joined the Audit Committee and Board Governance Committee in May 2019. Mr. Weber served on the People and Compensation Committee and Finance Committee, where he served as chair, until his retirement. The below table reflects the current committee membership and corresponding fees as of December 31, 2019.

NAME	AUDIT COMMITTEE ($)	BOARD GOVERNANCE COMMITTEE ($)	PEOPLE AND COMPENSATION COMMITTEE ($)	FINANCE COMMITTEE ($)	TECHNOLOGY COMMITTEE ($)
Patrick W. Allender	25,000	—	—	7,500	—
Arthur F. Anton	12,500	—	—	15,000	—
Bruce H. Besanko	12,500	—	—	—	7,500
Reynolds C. Bish	—	7,500	10,000	—	15,000
Ellen M. Costello	—	—	20,000	7,500	—
Phillip R. Cox	—	15,000	10,000	—	—
Dr. Alexander Dibelius	—	—	10,000	7,500	—
Dr. Dieter W. Düsedau	12,500	7,500	—	—	—
Matthew Goldfarb	—	—	10,000	7,500	—
Gary G. Greenfield	—	—	—	—	7,500
Kent M. Stahl	12,500	7,500	—	—	—

[2]

This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for RSUs granted to our non-employee directors in 2019, as further described above. Each member of the board received 12,367 RSUs as of April 25, 2019, valued based on the closing price of our common shares on that date of $12.71.

2020 PROXY STATEMENT |	15

COMPENSATION OF DIRECTORS

[3]	No dividend equivalents were paid in cash on shares deferred by our directors in 2019.

[4]	Mr. Crandall and Ms. Fitzgerald did not stand for re-election to the Board at the Company’s 2019 annual meeting of shareholders and their terms ended on April 25, 2019.

[5]	Mr. Weber resigned from the Board on July 24, 2019.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board has adopted stock ownership guidelines to align with the practices of our peer group (discussed further below under “Role of Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis”). Each non-employee director is expected to own common shares of the Company valued at least five times the annual retainer, and the directors are not permitted to sell any vested shares prior to meeting this ownership level. We count the deferred shares held by the directors for purposes of these guidelines, which are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. The majority of our directors have exceeded these ownership guidelines, or were on track to achieve the ownership guidelines within the next few years.

16	| 2020 PROXY STATEMENT

IDENTIFYING AND EVALUATING

DIRECTOR-NOMINEES

We are pleased to include Lauren C. States as a new nominee for director this year. Ms. States, together with Messrs. Anton, Bish, Goldfarb and Stahl, who joined the Board at the 2019 annual meeting, and Ms. Costello and Mr. Besanko, who joined our Board during the course of 2018, reflect the ongoing efforts by our Board Governance Committee to identify talented nominees and directors that bring skills and strategic vision to the Company. We have also engaged with shareholders for their input and views regarding our Board succession planning.

The Board has determined to decrease the size of our Board to eleven members effective as of the date of the Annual Meeting. The Board views this number of directors as the correct balance of new perspectives with the experience and historical knowledge of the Company and its markets held by our continuing directors. The Board Governance Committee and the Board have determined that this is the appropriate size for our Board as we continue our director succession planning efforts, focusing on bringing the skills necessary to support our strategic initiatives and considering the overall diversity of our Board. The Board Governance Committee will continue to evaluate the Board size commensurate with evolving needs of the Company.

Patrick W. Allender and Dr. Dieter W. Düsedau are retiring from our Board at the Annual Meeting after 9 and 4 years, respectively, of service to the Company. We thank Mr. Allender and Dr. Düsedau for their service to the Company.

IDENTIFICATION AND EVALUATION OF DIRECTOR-NOMINEES

The Board Governance Committee considers many methods for identifying and evaluating director-nominees, plans for any anticipated vacancies and also regularly reviews the appropriate size of the Board. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons. This past year, the Company engaged a third-party search firm, Spencer Stuart, to assist the Board Governance Committee in identifying, evaluating and conducting due diligence on potential director nominees. The Company also sought prospective candidate profiles from Women Corporate Directors and The Chicago Network. As described below, the Board Governance Committee also considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

In evaluating director-nominees, including the re-election of continuing directors, the Board Governance Committee considers many factors in order to maintain and strengthen the talent and capabilities of the Board and the committees, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board that combines broad business and industry experience with comprehensive diversity characteristics and professional viewpoints. Together, these considerations enable us to appropriately pursue our strategic objectives domestically and abroad.

Of particular interest in our current search were individuals with global public company experience as executives responsible for technology operations in companies undergoing transformation with a digital emphasis, focusing on individuals with experience in industries which have gone through technology-driven business model change or conversions from non-cloud to cloud based technology.

Qualifications for Board service have not otherwise been reduced to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Board Governance Committee decides which nominees to recommend based on the facts and circumstances at the time. Applicable considerations for new nominees or for directors potentially standing for re-election include:

•	whether the candidate has demonstrated a high level of performance in his or her service as a director of a public company, including with respect to the performance of our directors standing for re-election;

•	achieving the appropriate balance of tenure on the Board, with value placed on both familiarity with the Company and on new perspectives;

•	whether the expertise and contributions of existing Board members will assist the Company as it continues its turnaround efforts;

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	whether the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board,

2020 PROXY STATEMENT |	17

IDENTIFYING AND EVALUATING DIRECTOR-NOMINEES

including the candidate’s applicable experience and skill set in order to support the current and future needs of the Company;

•	whether the candidate possesses additional diversity qualifications in order to enhance the function of the Board by contributing a variety of experiences, backgrounds, qualifications, technical expertise and other characteristics; and

•	whether the candidate would be considered independent under the rules of the SEC, NYSE and our standards with respect to director independence.

Final approval of any candidate is determined by the full Board. In addition, the performance and contributions of each incumbent director are assessed as part of the Board’s annual assessment program, as discussed above in “Board and Director Assessments.” The Board Governance Committee believes that each of our director-nominees fits the general qualifications described above and brings valuable experience, skills and qualifications to the Board. Detailed information about each of our director nominee’s background, experience and qualifications is provided in Proposal 1: Election of Directors.

SHAREHOLDER NOMINEES

POLICY & PROCEDURE

The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described above under “Identification and Evaluation of Director-Nominees.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above.

The Board Governance Committee will consider any shareholder nominations for director that are properly proposed and meet the requirements set out in our Code of Regulations, which include but are not limited to:

•	complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular fields of expertise, and a representation that the shareholder is a holder of record;

•	an indication of the nominee’s consent to serve as a director of the Company if elected;

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company; and

•	whether the shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares entitled to vote that are required to elect a nominee.

Shareholder nominations should be addressed to Diebold Nixdorf, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. For important additional information related to proposal requirements, see “Shareholder Proposals” below.

PROXY ACCESS

We have a proxy access provision as part of our Code of Regulations, which allows a shareholder, or a group of up to

20 shareholders in aggregate, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Code of Regulations.

2020 SHAREHOLDER NOMINEE

We have been timely notified by one of our shareholders, Mr. Patrick J. Lysobey, that he intends to nominate himself at the 2020 Annual Meeting for election to the Board pursuant to Article III, Section 4 of our Code of Regulations. We received a letter from Mr. Lysobey, dated November 4, 2019, notifying us of this intention and indicating that he does not intend to deliver a proxy statement in connection with his nomination. On January 21, 2020, Mr. Jonathan Leiken, our Senior Vice President, Chief Legal Officer and Corporate Secretary, sent Mr. Lysobey a letter acknowledging the Company’s receipt of Mr. Lysobey’s November 4, 2019 letter and notifying Mr. Lysobey that the Company will disclose the letter and information regarding his intentions regarding his nomination in this Proxy Statement. The Company has not had any further communications with Mr. Lysobey regarding his nomination prior to the filing of this Proxy Statement.

NOMINATION AGREEMENT WITH GAMCO

In 2019, we entered into a Nomination and Standstill Agreement with GAMCO Asset Management Inc. and its affiliates pursuant to which Arthur F. Anton and Matthew Goldfarb are each nominated for election at the Annual Meeting. Both Messrs. Anton and Goldfarb bring extensive experience and valuable perspectives to our Board. For additional information regarding the Nomination and Standstill Agreement, see our current report on Form 8-K filed on February 25, 2019, and for detailed information about each director nominee’s background, experience and qualifications, see Proposal 1: Election of Directors below.

18	| 2020 PROXY STATEMENT

IDENTIFYING AND EVALUATING DIRECTOR-NOMINEES

MAJORITY VOTING POLICY

In light of our shareholders’ approval of the amendment to the Company’s Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections, the Board adopted an amended majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” election, which we refer to as a Majority Vote Against, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the

Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

However, if each member of the Board Governance Committee received a Majority Vote Against in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Vote Against at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Vote Against in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

2020 PROXY STATEMENT |	19

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD RECOMMENDATION

✓	FOR the election of each of our director nominees

The Board recommends that its eleven nominees for director be elected at the 2020 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the eleven nominees. In connection with this proposal, the size of the Board will be decreased to eleven members, effective as of the date of the Annual Meeting.

In connection with our Board succession efforts, we are pleased to be nominating one new director and ten continuing directors (whom were all previously elected by our shareholders at our 2019 annual meeting). All of our director-nominees, except for Gerrard B. Schmid, our President and CEO, are independent as defined by the corporate governance standards of the NYSE.

In the unlikely event that any of our director-nominees is not available for election when the election occurs for any reason, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board whether or not any other nominations are properly made at the Annual Meeting. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any of our director-nominees will be unavailable for election when the election occurs. Each nominee for election at the Annual Meeting, including each of our director nominees and Mr. Lysobey, has agreed to serve as a director if elected.

OUR DIRECTOR NOMINEES

Arthur F. Anton
AGE: 62 DIRECTOR SINCE: 2019 COMMITTEES: • Finance Committee (Chair) • Audit Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Anton served as Chairman of the Board and Chief Executive Officer of the Swagelok Company, Solon, Ohio (a fluid systems technologies company), from 2017 until his retirement on December 31, 2019. Mr. Anton previously served as President and Chief Executive Officer from 2004-2017, President and Chief Operating Officer from 2001-2004, Executive Vice President from 2000-2001, and Chief Financial Officer from 1998-2000 of Swagelok. Prior to joining Swagelok in 1998, Mr. Anton was a Partner of Ernst & Young LLP (a professional services organization).

Mr. Anton is currently a director and chair of the audit committee of The Sherwin-Williams Company, Cleveland, Ohio (a paint coatings manufacturer), where he has served since 2006 and where he serves as Chair of the Audit Committee. Mr. Anton also is lead director of Olympic Steel, Bedford Heights, Ohio (a steel processing and distribution company), where he has served since 2009, and a director of University Hospitals Health System, Cleveland, Ohio (a large academic medical center), where he has served since 2005 and became Chairman in 2019. He was also appointed as a director of the Rock & Roll Hall of Fame, Cleveland, Ohio, in 2018 and is a former director of Forest City Realty Trust, Cleveland, Ohio (a diversified Real Estate Investment Trust), where he served from 2010-2018.

DIRECTOR QUALIFICATIONS:

Mr. Anton brings significant domestic and international manufacturing and distribution experience and financial expertise to our Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton has financial expertise and extensive financial experience that provides him with a unique perspective on our business and operations and valuable insight as the chair of our Finance Committee and member of our Audit Committee. Mr. Anton was identified as a director nominee by, and nominated pursuant to an agreement with, GAMCO Asset Management Inc. and its affiliates.

20	| 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Bruce H. Besanko
AGE: 61 DIRECTOR SINCE: 2018 COMMITTEES: • Audit Committee • Technology Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Besanko served as Chief Financial Officer of Kohl’s Corporation, Menomonee Falls, Wisconsin (a national retailer) from 2017 until his retirement in February 2020. Previously, Mr. Besanko spent four years with Supervalu Inc., Eden Prairie, Minnesota (a national food retailer and wholesaler), in executive roles, including Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2016-2017, Executive Vice President and Chief Operating Officer from 2015-2016, and Executive Vice President and Chief Financial Officer from 2013-2015. From 2009-2013, he served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for OfficeMax Inc., Naperville, Illinois (a national office supplies retailer).

In addition to his business experience, Mr. Besanko served 26 years in the U.S. Air Force where he rose to the rank of Lieutenant Colonel. Mr. Besanko is also currently a director of United Service Organizations of Illinois (a non-profit organization supporting military service members).

DIRECTOR QUALIFICATIONS:

Mr. Besanko’s leadership experience as an executive in the retail sector strengthens our Board’s proficiency in this area. In addition, with his background as chief financial officer of publicly held companies, he brings a SEC-level financial expert perspective to our Board as a member of our Audit and Technology Committees.

Reynolds C. Bish
AGE: 67 DIRECTOR SINCE: 2019 COMMITTEES: • Technology Committee (Chair) • Board Governance Committee • People and Compensation Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Bish has served as Chief Executive Officer and director of Kofax Limited, Irvine, California (a process automation software provider), since 2017. Previously, Mr. Bish was Vice President of Lexmark International, Inc., Lexington, Kentucky (a provider of printing and imaging products) from 2015-2017 and Chief Executive Officer of Kofax Limited from 2007-2015. From 1989-2005, he served as Chief Executive Officer and was the co-founder of Captiva Software Corporation (a provider of input management software and services).

Mr. Bish is also a former director of Guidance Software, Inc., Pasadena, California (a provider of digital forensic and endpoint security software), and was Chair of its Nominating and Governance Committee from 2016-2017. He also served as a director and Chair of the Audit Committee of Iomega Corporation (a provider of portable data storage products) from 2005-2008 and I-Many, Inc. (a provider of contract management software) from 2005-2009. Mr. Bish currently serves as a member of the board of trustees of The Pegasus School, Huntington Beach, California (a private independent grade school).

DIRECTOR QUALIFICATIONS:

Mr. Bish brings substantial experience in the technology sector to our Board, including as an executive in the enterprise software and services market, which strengthens the Board’s proficiency in these crucial areas.

2020 PROXY STATEMENT |	21

PROPOSAL 1: ELECTION OF DIRECTORS

Ellen M. Costello
AGE: 65 DIRECTOR SINCE: 2018 COMMITTEES: • People and Compensation Committee (Chair) • Finance Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Ms. Costello retired in July 2013 as Chief Executive Officer of BMO Financial Corporation and U.S. Country Head of BMO Financial Group (a global diversified financial services company headquartered in Toronto, Canada). Prior to taking on these roles in the firm’s Chicago office in 2011, she was Group Head of Personal and Commercial Banking for the U.S. and the Chief Executive Officer of BMO Harris Bank N.A. and BMO Financial Corporation from 2006-2011. Prior to this, she held a number of capital markets leadership roles in Canada, Asia and the U.S.

Ms. Costello currently is a director of Citigroup, Inc., New York, New York (a global diversified financial services company), where she has served since 2016 and where she serves as a member of the Audit Committee and the Risk Management Committee. She also serves as a director of Citigroup’s subsidiary, Citibank, N.A. In addition, Ms. Costello serves on the board of the Chicago Council on Global Affairs and is a member of its Audit and Finance committees. She is a former director of D+H Corporation (a global fintech company), where she served from 2014-2017 and was Chair of the Risk Committee and a member of the Audit Committee and the Human Resources and Compensation Committee. She also served as a director of BMO Financial Corporation’s Board, BMO’s independent U.S. Board of Directors, from 2006-2013.

DIRECTOR QUALIFICATIONS:

Ms. Costello’s broad experience as chief executive officer and director in the financial services and financial technologies industries provides our Board with experience relevant to many key aspects of our business. In addition, her extensive financial background and prior committee experience bring valuable insight to our People and Compensation and Finance Committees.

Phillip R. Cox
AGE: 72 DIRECTOR SINCE: 2005 COMMITTEES: • Board Governance Committee (Chair) • People and Compensation Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Cox has served as President and Chief Executive Officer of Cox Financial Corporation, Cincinnati, Ohio (a financial planning and wealth management services firm), since 1972.

Mr. Cox currently is a director of Cincinnati Bell Inc., Cincinnati, Ohio (a telecommunications company), where he has served as a director since 1993 and as Chairman of the Board since 2003, and where he serves as a member of the Audit and Finance, Business Development, Compensation, and Governance and Nominating Committees and as the Chair of the Executive Committee. He also serves as a director of Touchstone Investments, Cincinnati, Ohio (a mutual fund company), where he has served since 1993 and where he has served as Chairman of the Board since 2008. Mr. Cox has been a director of TimkenSteel, Canton, Ohio (an engineered steel products company), since 2014 and serves as a member of the Audit and Compensation Committees. Prior to TimkenSteel becoming an independent company, Mr. Cox served as a director of The Timken Company, Canton, Ohio (an engineered steel products company), and was a member of the Audit Committee from 2004-2016, and Chair of the Finance Committee from 2004-2011.

DIRECTOR QUALIFICATIONS:

Mr. Cox’s 47 years of experience as a president and chief executive officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides our Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a chief executive officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for a member of our People and Compensation Committee, and his extensive experience serving on public company boards of directors provides the understanding necessary to serve as chair of our Board Governance Committee.

22	| 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Dr. Alexander Dibelius
AGE: 60 DIRECTOR SINCE: 2016 COMMITTEES: • People and Compensation Committee • Finance Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Dr. Dibelius is Managing Partner of CVC Capital Partners (Deutschland) GmbH (a private equity advisor), in which capacity he has served since 2015. Previously, he served in a number of capacities at Goldman Sachs from 1993-2015, including Chairman of the Executive Board of Goldman Sachs AG (a financial services company) from 2002-2015, and Global Chairman of the Investment Banking Division of Goldman Sachs, Inc. from 2013-2015. Prior to this, he worked as a consultant for McKinsey & Co. (a global management consulting firm) where he was appointed partner in 1992. Before his career in business, Dr. Dibelius was a surgeon at the University Clinic of Freiburg.

Dr. Dibelius also is a member of the supervisory board of KION Group AG, Wiesbaden (a fork lift manufacturing company), chairman of the board of Breitling SA, Switzerland (a luxury watch manufacturer), a member of the supervisory board of Douglas AG (a perfumery retail company) (as well as a member of the supervisory boards of Douglas GmbH, Düsseldorf, and Douglas Holding, Düsseldorf), a member of the supervisory board of Kirk Beauty Investments SA, Luxemburg, a member of the board of CVC Capital Partners Luxembourg SARL, Luxemburg, and a member of the shareholders’ committee of Tipico Group Ltd., Malta.

DIRECTOR QUALIFICATIONS:

Dr. Dibelius’ over twenty years of experience in the investment and merchant banking sectors and his management consulting experience bring important expertise and insight to our Board. His historical knowledge from leading the Diebold Nixdorf AG supervisory board provides an invaluable perspective to our Board.

Matthew Goldfarb
AGE: 48 DIRECTOR SINCE: 2019 COMMITTEES: • Finance Committee • People and Compensation Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Goldfarb is a Senior Director at Alvarez & Marsal North America, New York, New York (a professional services firm), in which capacity he has served since 2019. Previously, he was a founding partner and managing member of Southport Midstream Partners LLC, Westport, Connecticut (a private-equity backed investment vehicle focused on energy infrastructure projects in North America) from 2016-2019. Prior thereto, Mr. Goldfarb served as Chief Restructuring Officer and Acting Chief Executive Officer of Cline Mining Corporation, Toronto, Canada (a Canadian mining company), from 2013-2018, and was Chief Executive Officer of Xinergy Ltd. (a Central Appalachian coal producer) having previously served as its Vice Chairman and lead independent director from 2009-2013. Mr. Goldfarb was previously an investment professional with The Blackstone Group/GSO Capital Partners, Icahn Associates Corp. and Pirate Capital, LLC. Prior thereto, Mr. Goldfarb worked as an M&A lawyer at Schulte, Roth & Zabel.

In December 2013 and in contemplation of a financial restructuring, Mr. Goldfarb was retained by the Cline Mining Corporation Board of Directors, at the instruction of its senior lenders, to lead the financial restructuring and optimization of the mining assets of the TSX-listed issuer. CCAA insolvency proceedings and related Chapter 15 “recognition” proceedings relating to the “work-out” of Cline Mining Corporation were initiated in December 2014, and the company emerged therefrom in July 2015.

Mr. Goldfarb resigned as the Chief Executive Officer of Xinergy, Ltd. in November 2013. Xinergy, Ltd. filed for bankruptcy protection under Chapter 11 in July 2015 due to challenging market conditions given its exposure to metallurgical coal pricing.

Mr. Goldfarb is a former chairman of Sevcon, Inc. (a leader in electrification technologies for zero emission electric vehicles) where he served from 2016-2017, Midway Gold Corporation, Helena, Montana (an emerging gold producer), where he served from 2016-2017, The Pep Boys – Manny, Moe & Jack, Philadelphia, Pennsylvania (a full-service and tire automotive aftermarket chain), where he served from 2015-2016, Huntingdon Capital Corp. (an owner and operator of affordable business premises in markets across Canada) where he served from 2013-2014, Fisher Communications, Inc., Seattle, Washington (a media company), where he served from 2011-2013, CKE Restaurants, Inc., Carpinteria, California (the parent company of several restaurant chains), where he served from 2006-2010, and James River Coal Company, Richmond, Virginia (a coal producer), where he served in 2006.

DIRECTOR QUALIFICATIONS:

Mr. Goldfarb brings vast investing experience and experience with commercial and corporate law, as well as an extensive record of service on the boards of several public companies to our Board. Mr. Goldfarb was identified as a director nominee by, and nominated pursuant to an agreement with, GAMCO Asset Management Inc. and its affiliates.

2020 PROXY STATEMENT |	23

PROPOSAL 1: ELECTION OF DIRECTORS

Gary G. Greenfield
AGE: 65 DIRECTOR SINCE: 2014 COMMITTEES: • Chairman of the Board • Technology Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Greenfield is the non-executive Chairman of the Board of Diebold Nixdorf, Incorporated, in which capacity he has served since January 1, 2018. Mr. Greenfield serves as a Partner for Court Square Capital Partners, New York, New York (a private equity company), and has served in that role since 2013. He formerly served as Chairman, President and Chief Executive Officer of Avid Technology, Inc. (a digital media and entertainment company) from 2007-2013.

Mr. Greenfield is currently a director of Donnelley Financial Solutions, Inc., Chicago, Illinois (a financial communications and data services company), where he has served since October 2016 and is the Chairperson of the Compensation Committee and a member of the Audit Committee. In addition, he is also a director of Ancile Solutions, Elkridge, Maryland (a learning and performance software company), Research Now SSI, Plano, Texas (an online sampling and data collection company), Dynata, Plano, Texas (a market research firm), and Encompass Digital Media, Atlanta, Georgia (a technology services business). He formerly was a director of Vocus, Inc., Beltsville, Maryland (a marketing and public relations software company), where he served as Chair of the Nominating and Governance Committee from 2008-2014.

DIRECTOR QUALIFICATIONS:

Mr. Greenfield’s proven senior executive experience in high technology industries, coupled with his exceptional ability to grow markets, both domestic and international, and develop products provides our Board with experience relevant to many key aspects of our business. Mr. Greenfield’s strong skills at developing company vision and strategies in the evolving software development field strengthen the proficiency of our Board in this area.

Gerrard B. Schmid
AGE: 51 DIRECTOR SINCE: 2018 • President and Chief Executive Officer

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Schmid is the President and Chief Executive Officer of Diebold Nixdorf, Incorporated and has served in this capacity since February 2018. He was previously Chief Executive Officer of D+H Corporation (a global fintech company) from 2012-2017 and was Chief Operating Officer from 2009-2012. Prior to that, he was President and CEO of D+H’s Filogix business unit (a mortgage and real estate technology service provider) from 2007-2009. Prior to that, he held senior executive roles in banking in the UK and Canada. Prior to this, he spent several years at McKinsey and Company focused on financial services and technology.

Mr. Schmid is currently a member of the Advisory Board of Difenda, Toronto, Canada (a cyber security company).

DIRECTOR QUALIFICATIONS:

As President and Chief Executive Officer of our Company, Mr. Schmid’s day-to-day leadership provides him with intimate knowledge of our operations, which are a vital component of our Board discussions.

24	| 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Kent M. Stahl
AGE: 57 DIRECTOR SINCE: 2019 COMMITTEES: • Audit Committee • Board Governance Committee

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Mr. Stahl, CFA, is a retired Partner from Wellington Management Company, LLP, Boston, Massachusetts (an investment management firm), where he was Chief Investment Strategist and Director of Investment Strategy and Risk Management from 1998-2018. In this capacity, Mr. Stahl was a portfolio manager and fiduciary on over $25 billion in assets for a variety of institutional clients and insurance companies. He also spearheaded the firm’s investment oversight processes and was a member of the firm’s Operating Committee. Previously, Mr. Stahl worked at NCR Corporation, Atlanta, Georgia (an information technology company), where he led the corporate finance and pension investment groups from 1990-1998.

Mr. Stahl is a member of the advisory board of Longfellow Investment Advisors, the investment advisory board for The Ohio State University Endowment, and the investment advisory board of the Dogwood Healthcare Trust.

DIRECTOR QUALIFICATIONS:

Mr. Stahl brings over twenty years of experience in evaluating investments and risk, growing and managing businesses, and advising institutional clients on strategy and trends to our Board.

Lauren C. States
AGE: 63 DIRECTOR NOMINEE

PRINCIPAL OCCUPATION, PROFESSIONAL AND BOARD EXPERIENCE:

Ms. States retired in 2014 from the IBM Corporation, Armonk, New York (an information technology company), after a career of more than 36 years. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. From 2008-2013, she was a leader in the company’s transformation to cloud computing and served as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, strategy, transformation, sales and talent development.

Ms. States currently is a director of Clean Harbors, Inc., Norwell, Massachusetts (an environmental, energy and industrial services company), where she has served since 2016 and where she serves as a member of the Audit Committee and the Environmental, Health and Safety Committee. She also serves as a director of Webster Financial Corporation, Waterbury, Connecticut (a bank holding company and financial holding company), where she has served since 2016 and where she serves as a member of the Nominating and Corporate Governance Committee and the Risk Committee. In addition, Ms. States serves as a director for Code Nation and as trustee for International House, New York, and Mercy High School, Middletown, Connecticut.

DIRECTOR QUALIFICATIONS:

Ms. States’ experience as former Chief Technology Officer of a global public company and her broad background in technology, sales, strategy and transformation provides the Board with strong executive and technology experience. Ms. States also has a CERT Certificate in Cybersecurity Oversight, issued by the NACD and Carnegie Mellon University. Ms. States was identified as a director nominee by Spencer Stuart, the advisor engaged by the Board Governance Committee to assist with identifying board nominees.

2020 PROXY STATEMENT |	25

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES

To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2019, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Shares	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	11,602,636[1]	14.97%
Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	8,800,649[2]	11.36%
Common Shares	GAMCO Investors, Inc., et al. One Corporate Center Rye, New York 10580	7,061,357[3]	9.11%

[1]

Information regarding share ownership was obtained from the Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 11,452,805 of our common shares and sole dispositive power over 11,602,636 of our common shares. BlackRock, Inc. is the parent company of the following subsidiaries that beneficially own our common shares: BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. BlackRock Fund Advisors is the only BlackRock, Inc. subsidiary whose interest in our common shares is more than 5% of our common shares outstanding.

[2]

Information regarding share ownership was obtained from the Schedule 13G/A filed on February 12, 2020 by The Vanguard Group. The Vanguard Group has sole voting power over 121,154 of our common shares, shared voting power over 20,802 of our common shares, sole dispositive power over 8,670,054 of our common shares, and shared dispositive power over 130,595 of our common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 109,793 of our common shares or 0.14% of our common shares outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 32,163 of our common shares or 0.04% of our common shares outstanding, as a result of its serving as investment manager of Australian investment offerings.

[3]

Information regarding share ownership was obtained from the Schedule 13D/A filed jointly by GAMCO Investors, Inc., et al., on August 9, 2019. The entities of GAMCO Investors, Inc., et al., that hold our common shares reported their beneficial ownership as follows: (i) Gabelli Funds, LLC has sole voting and dispositive power over 1,174,200 of our common shares; (ii) GAMCO Asset Management Inc. has sole voting power over 4,973,156 of our common shares and sole dispositive power over 5,438,156 of our common shares; (iii) MJG Associates, Inc. has sole voting and dispositive power over 31,800 of our common shares; (iv) GGCP, Inc. has sole voting and dispositive power over 5,000 of our common shares; (v) Mario J. Gabelli has sole voting and dispositive power over 5,000 of our common shares; (vi) Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power over 2,500 of our common shares; and (vii) Teton Advisors, Inc. has sole voting and dispositive power over 404,701 of our common shares.

26	| 2020 PROXY STATEMENT

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s common shares, including those shares that individuals have a right to acquire (for example, through exercise of options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director and nominee, (2) each of our named executive officers, and (3) all directors and executive officers as a group as of February 27, 2020.

DIRECTORS AND NOMINEES:	COMMON SHARES BENEFICIALLY OWNED[1]	STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS	PERCENT OF CLASS
Patrick W. Allender	73,809[2]	—	*
Arthur F. Anton	86,982	—	*
Bruce H. Besanko	18,159	—	*
Reynolds C. Bish	12,367	—	*
Ellen M. Costello	24,000[1]	—	*
Phillip R. Cox	21,459[1]	—	*
Dr. Alexander Dibelius	22,930	—	*
Dr. Dieter W. Düsedau	22,930	—	*
Matthew Goldfarb	42,367	—	*
Gary G. Greenfield	56,059	—	*
Kent M. Stahl	—[1]	—	*
Lauren C. States	—	—	*
Named Executive Officers:
Gerrard B. Schmid President and Chief Executive Officer	159,591[3,4]	365,197	*
Jeffrey Rutherford Senior Vice President and Chief Financial Officer	90,125[3]	22,857	*
Dr. Ulrich Näher Senior Vice President, Systems	118,668[3]	85,637	*
Olaf Heyden Senior Vice President, Services	103,668[3],[5]	85,637	*
Alan L. Kerr Senior Vice President, Software and Chief Revenue Officer	59,429[3]	129,122	*
All Current Directors and Current Executive Officers as a Group (19)	975,629	814,873	2.29%

*	Less than 1%.

[1]

Director amounts do not include shares deferred by our non-employee directors under the Deferred Compensation Plan No. 2 for Directors. The amounts of such deferred shares are: Ms. Costello, 24,523; Mr. Cox, 20,550; and Mr. Stahl, 12,367.

[2]	Includes all shares deferred under the Deferred Compensation Plan No. 2 for Directors which are scheduled to be released upon the end of service as a director of the board.

[3]

Beneficial ownership excludes unvested RSUs that will not vest within 60 days of February 27, 2020. The number of unvested RSUs held is: Mr. Schmid, 419,265; Mr. Rutherford, 133,018; Dr. Näher, 96,819; Mr. Heyden, 96,819; and Mr. Kerr, 63,993.

[4]	Amount includes 10,000 shares owned by spouse.

[5]	Amount includes 1,000 shares owned by spouse.

2020 PROXY STATEMENT |	27

BENEFICIAL OWNERSHIP

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2019, our directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a), with the exception of four Form 4s that were unintentionally filed late on behalf of: (1) our director Mr. Goldfarb in May 2019 for the acquisition of 12,367 RSUs; (2) our director Mr. Stahl in May 2019 for the acquisition of 12,367 RSUs; and (3) our officer Dr. Näher in February 2019 for two acquisitions of 13,000 shares each.

28	| 2020 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF

APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

✓	FOR Proposal 2

The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the year ending December 31, 2020. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.

A representative of KPMG LLP is expected to be present at the 2020 Annual Meeting to make a statement if he or she desires and to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

The following table shows the aggregate fees billed to us for the annual audit and the review of the interim financial statements and other services provided by KPMG LLP for fiscal 2019 and 2018.

	2019	2018
Audit Fees[1]	$9,443,000	$9,581,000
Tax Fees[2]	$216,000	$451,000
Audit-Related Fees[3]	$32,000	—
All Other Fees[4]	—	—
Total	$9,691,000	$10,032,000

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[3]	Audit-Related Fees consist of fees billed for professional services rendered for assurance services in connection with other requirements outside of statutory and regulatory filings.

[4]	All Other Fees consist of fees billed for those services not captured in the audit, audit-related and tax categories. There were no other fees in 2019 or 2018.

2020 PROXY STATEMENT |	29

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee when expedition of services is necessary, provided that the Chair must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR the approval of this Proposal 2.

30	| 2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL, ON AN ADVISORY

BASIS, OF OUR NAMED EXECUTIVE OFFICER

COMPENSATION

BOARD RECOMMENDATION

✓	FOR Proposal 3

In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to our named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Matters” that follow the proposals, pursuant to the compensation rules of the SEC. While this vote is advisory, and thus not binding on us, the Board values the opinions of our shareholders and the People and Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding named executive officer compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. After the 2020 Annual Meeting, the next such vote will occur at our 2021 Annual Meeting of Shareholders.

The “Compensation Discussion and Analysis” and “Executive Compensation Matters” sections of this Proxy Statement describe our executive compensation program and the decisions and rationale of our People and Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide us with dynamic leadership and are instrumental to our success. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:

“RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR the approval of this Proposal 3.

2020 PROXY STATEMENT |	31

PROPOSAL 4: APPROVAL OF AN

AMENDMENT TO THE DIEBOLD NIXDORF,

INCORPORATED 2017 EQUITY AND

PERFORMANCE INCENTIVE PLAN

BOARD RECOMMENDATION

✓	FOR Proposal 4

We are asking our shareholders to approve an amendment to our 2017 Equity and Performance Incentive Plan, as amended (which we refer to as the 2017 Plan). The amendment was adopted by our Board on February 26, 2020 based on the recommendation of our People and Compensation Committee and subject to the approval of our shareholders at the Annual Meeting. If approved by our shareholders, the amendment would authorize an additional 1,910,000 shares of common stock, $1.25 par value per share, of the Company (which we refer to in this Proposal 4 as common shares) for issuance under the 2017 Plan effective May 1, 2020. The amendment would not make any other changes to the 2017 Plan.

The 2017 Plan serves as a critical component of the overall compensation package that we offer our employees and non-employee Board members. Increasing the number of shares issuable under the 2017 Plan is necessary in order to allow us to continue to utilize equity awards to retain and attract the services of key individuals essential to our long-term growth and financial success and to further align their interests with those of our shareholders. We rely on equity awards to incentivize current and potential employees and non-employee Board members and believe that such awards are necessary for us to remain competitive in retaining and attracting highly qualified individuals upon whom, in large measure, our future growth and success depend.

Volatility in our stock price since 2018, which led to a more rapid depletion of shares available under the 2017 Plan than anticipated, has caused us to implement certain cash-based incentive compensation structures this past year in order to appropriately compensate key employees. If this Proposal 4 is not approved, we anticipate that we will continue to rely on cash-based incentive compensation and not be able to provide equity-based compensation to our employees and non-employee directors as is customary for public companies. Furthermore, we do not believe that cash-based incentives have the same long-term retention value or serve to align employees’ interests with those of our shareholders as well as a program that includes an appropriate mix of equity incentives.

SHARE REQUEST BACKGROUND

Our shareholders originally approved the 2017 Plan at the 2017 Annual Meeting of Shareholders; at that time, the 2017 Plan initially authorized the issuance of an aggregate of 4,941,117 common shares under the plan. At the 2018 Annual Meeting of Shareholders, our shareholders approved certain amendments to the 2017 Plan, including the authorization of an additional 1,150,000 common shares for issuance under the 2017 Plan and certain adjustments to reflect tax law changes. At the 2019 annual meeting of shareholders, our shareholders approved an amendment to the 2017 Plan authorizing an additional 3,000,000 common shares for issuance under the 2017 Plan. As of February 20, 2020, 2,995,066 common shares remain available for grants under the 2017 Plan. With the proposed 1,910,000 share increase, 4,905,066 will be available for issuance under the 2017 Plan, which represents approximately 6.3% of our 77,531,582 shares outstanding as of February 20, 2020. Absent an increase in the number of authorized shares under the 2017 Plan, we do not expect to have sufficient shares to meet our anticipated equity compensation needs for the next year. Therefore, if Proposal 4 is not approved by our shareholders, we believe our ability to attract, motivate and retain the talent we need to compete in our industry would be seriously and negatively impacted and this could affect our long-term success.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

The affirmative vote of a majority of our common shares represented and voting at the Annual Meeting is required to approve the amendment to the 2017 Plan. Our executive officers and non-employee directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2017 Plan.

The material features and provisions of the 2017 Plan are summarized below. The full text of the 2017 Plan, as proposed to be amended to reflect the change described above, is attached as Appendix B to this Proxy Statement. The following description is not complete and is qualified in its entirety by reference to that exhibit.

2017 PLAN HIGHLIGHTS

The 2017 Plan authorizes the People and Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (tandem and free-standing), restricted shares, restricted stock units, performance-based shares, performance units, dividend equivalents and other share-based awards for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries) with incentives and rewards for performance.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and non-employee directors and that the ability to provide equity-based and incentive-based awards under the 2017 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could no longer use share-based awards to recruit and compensate our non-employee directors, officers and other employees.

As discussed in the “Compensation Discussion and Analysis” section, the use of our common shares as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates non-employee directors and employees to create shareholder value because the value they realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our non-employee directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria. As of February 20, 2020, approximately 700 of our regular, full-time employees held outstanding equity awards.

Some of the key features of the 2017 Plan that reflect our commitment to effective management of equity and incentive compensation and our maintenance of sound governance practices in granting awards include:

Performance-Based Awards: The 2017 Plan provides that the payment of dividend equivalents with respect to performance-based awards will be deferred until and paid contingent upon the level of achievement of the applicable management performance goals.

Detrimental Activity and Clawback: The 2017 Plan contains provisions that subject all awards under it to the terms of any recoupment or clawback policy required by law or applicable stock exchange requirement or adopted and in effect at the Company. The 2017 Plan also provides that in the event a participant participates in detrimental activity, as defined in the 2017 Plan, we have the right to have awarded shares returned.

Minimum Vesting Period: The 2017 Plan requires that nearly all awards granted under it be subject to a one-year minimum vesting period.

No Discounted Options or Stock Appreciation Rights: The 2017 Plan prohibits the grant of options or stock appreciation rights with an exercise price less than the fair market value of our common shares on the grant date.

No Repricing of Options or Stock Appreciation Rights: The 2017 Plan generally prohibits the repricing of options or stock appreciation rights (outside of certain corporate transactions or adjustment events described in the 2017 Plan) without shareholder approval.

Change in Control Definition: In 2015, we revised and conformed the definition that we use for “change in control” across our executive change in control agreements. The 2017 Plan includes this definition of “change in control” so that our agreements and this 2017 Plan provide for consistency and uniformity in the event of a change in control.

Independent Committee Administration: Awards to our named executive officers under the 2017 Plan will be granted by a committee composed entirely of independent directors.

Term of the 2017 Plan: No awards may be granted under the 2017 Plan more than ten years from the date of initial shareholder approval of the plan.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

SHARE USAGE

We are committed to sound equity compensation practices because we recognize that equity compensation awards dilute shareholder equity. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests. For purposes of evaluating our equity compensation program, shareholders may wish to consider two metrics: historical burn rate and overhang.

•	Historical burn rate: Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, in proportion to our outstanding shares. Our burn rate was 3.53% for 2019, 4.49% for 2018, and 4.27% for 2017, and our three-year average burn rate for 2017 through 2019 was 4.09%.
•	Overhang: Our overhang is the number of shares subject to unvested equity awards outstanding at year-end plus the number of shares available for future grants of equity awards in proportion to our shares outstanding at year-end. As of the end of 2019, our overhang was 14.1%.

More detail regarding the overhang and dilution associated with the current 2017 Plan, the 2017 Plan as proposed to be amended and our 1991 Equity and Performance Incentive Plan, as amended (which we refer to as the 1991 Plan) is below. The information is as of February 20, 2020. As of that date, there were 77,531,582 of our common shares outstanding. We replaced the 1991 Plan with the 2017 Plan at the 2017 annual meeting. No additional awards will be made under the 1991 Plan, and therefore the table below reflects that no shares are available for future issuance under the 1991 Plan. The 2017 Plan is the sole equity compensation plan under which future awards can be made.

Outstanding full-value awards assuming that the outstanding awards achieve maximum performance under the 1991 Plan and 2017 Plan	3,634,040 shares or 4.7% of our outstanding shares
Outstanding stock options under the 1991 Plan and 2017 Plan	2,546,320 shares or 3.3% of our outstanding shares
Weighted average exercise price of outstanding options under the 1991 Plan and 2017 Plan	$14.57
Weighted average remaining term of outstanding options under the 1991 Plan and 2017 Plan	8 years
Total shares subject to outstanding awards under the 1991 Plan and 2017 Plan	6,180,360 shares or 7.97% of our outstanding shares
Total shares available for future awards under the 2017 Plan	2,995,066
Current overhang percentage based on total number of shares subject to outstanding awards under the 1991 Plan and 2017 Plan	11.83%
Additional shares requested under amendment to the 2017 Plan	1,910,000
Potential dilution of 1,910,000 additional shares as a percentage of outstanding shares	2.46%
Total potential fully-diluted overhang under the 1991 Plan and the 2017 Plan, as amended pursuant to this proposal	11,085,426 shares or 14.30%

Based on the closing price on the NYSE for our common shares on February 20, 2020, of $8.54 per share, the aggregate market value as of that date of the 1,910,000 additional common shares requested for issuance under the amended 2017 Plan was $16,311,400.

In 2015, 2016 and 2017, we granted awards (including performance-based awards) under the 1991 Plan covering 1,563,000 shares, 1,717,000 shares, and 3,091,225 shares, respectively. In 2017, 2018, 2019, and 2020, we also granted awards (including performance-based awards) covering 134,869 shares, 2,806,998 shares, 2,708,544 shares and 1,105,493 shares, respectively, under the 2017 Plan. For information with respect to awards granted under the 2017 Plan, see “Existing Plan Benefits to Named Executive Officers and Others” below.

In determining the number of shares to request for approval by our shareholders pursuant to the amendment, our management team worked with advisors and the People and Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating this proposal. We are also mindful of the ratio of our stock-based compensation to our performance over time.

If the amendment to the 2017 Plan is approved, we intend to utilize the increased amount of shares authorized under the 2017 Plan to continue our practice of incentivizing key individuals through annual equity grants. As noted in “2017 Plan Highlights” and elsewhere below, our People and Compensation Committee retains full discretion under the 2017 Plan to determine the number and amount of awards to be granted under the 2017 Plan, subject to the terms of the 2017 Plan, and future benefits that may be received by participants under the 2017 Plan are not determinable at this time.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

SUMMARY OF MATERIAL TERMS OF THE 2017 PLAN

Shares Available Under the 2017 Plan: Subject to adjustment as provided in the 2017 Plan and the approval of Proposal 4 by shareholders at the Annual Meeting, the number of common shares that may be issued or transferred:

•	upon the exercise of options or stock appreciation rights;

•	as restricted shares released from substantial risks of forfeiture;

•	in payment of performance shares or performance units that have been earned;

•	in payment for restricted stock units;

•	in payment for other share-based awards; or

•	in payment of dividend equivalents paid with respect to awards made under the 2017 Plan;

will not exceed in the aggregate 11,001,117 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

If an award is canceled, expires, lapses or is forfeited or is settled in cash, the common shares underlying the award will be available for future grant. Common shares covered by an award are not counted as used unless and until they are issued or transferred. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right are satisfied by the tendering of common shares or by the withholding of common shares by us, the common shares so tendered or withheld shall be added to the common shares available for awards under the 2017 Plan. For the avoidance of doubt, the following will not again become available for issuance under the 2017 Plan: (i) any common shares withheld in respect of taxes upon settlement of an option or stock appreciation right, (ii) any common shares tendered or withheld to pay an exercise price, (iii) any common shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iv) any common shares reacquired by us on the open market or otherwise using cash proceeds.

Unless terminated earlier by the Board, the 2017 Plan will be in effect until all shares subject to it have been purchased or acquired. In no event will any award under the 2017 Plan be granted on or after the tenth anniversary of its effective date.

Limits on Awards: Assuming adoption of Proposal 4, the following limits apply to awards under the 2017 Plan (subject to limited permitted adjustment under the 2017 Plan):

•	Aggregate number of common shares issued upon exercise of incentive stock options shall not exceed 11,001,117; and
•	With respect to non-employee directors, the aggregate dollar value of awards granted to any non-employee director shall not exceed $750,000 in a calendar year, measured as of the date of grant.

Minimum Vesting Requirement: The People and Compensation Committee shall not award more than 5% of the aggregate number of common shares that become available for grant under the 2017 Plan pursuant to awards that are solely subject to a vesting or performance condition that provides for full vesting or completion of the performance period in less than one year following the grant date of the applicable award subject, in each case, to the People and Compensation Committee’s authority under the 2017 Plan to vest awards earlier, as the People and Committee deems appropriate, upon the occurrence of a Change in Control (as defined in the 2017 Plan), in the event of a participant’s termination of employment or service or otherwise as permitted by the 2017 Plan.

Eligibility: Our officers and employees (and those of our subsidiaries) (approximately 22,000 people) and our non-employee directors (currently 11 people) may be selected by the People and Compensation Committee to receive benefits under the 2017 Plan. We refer to those individuals selected as “participants.” The basis for participation in the 2017 Plan is selection for participation by the People and Compensation Committee (or its proper delegate) in its discretion.

Options: An option entitles the participant to purchase a common share at the exercise price. The People and Compensation Committee may grant incentive stock options, non-qualified stock options, or a combination of both, but incentive stock options cannot be granted to non-employees. Dividends or dividend equivalents are not payable on options. Each option will be evidenced by an award agreement that specifies the number of common shares covered by the option, the exercise price and term of the option, any conditions to the exercise and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2017 Plan. The exercise price for an option will not be less than 100% of the common shares’ fair market value on the date of grant (or, in the case of a 10% shareholder, 110% of the shares’ fair market value on the date of grant). The exercise price is payable in cash, check, common shares, consideration received under a broker-assisted cashless exercise program, by net exercise or any other combination or method of payment to the extent permitted by law and approved by the People and Compensation Committee. No option will be exercisable more than 10 years from the date of grant.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

Stock Appreciation Rights (SARs): A SAR is the right to the equivalent of the increase in value of a specified number of our common shares over a specified period of time. The People and Compensation Committee may grant SARs alone (which we refer to as a free standing right) or in tandem with an option granted under the 2017 Plan (which we refer to as a related right). Dividends or dividend equivalents are not payable on SARs. Each SAR will be evidenced by an award agreement that describes the SAR, the exercise price and term of the SAR, any conditions to the exercise, any related option and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2017 Plan. The exercise price for a SAR will not be less than 100% of the common shares’ fair market value on the date of grant (or, in the case of a related right, the same exercise price as the related option). The exercise price is payable in cash, check, common shares, consideration received under a broker-assisted cashless exercise program, by net exercise or any other combination or method of payment to the extent permitted by law and approved by the People and Compensation Committee. The amount payable by us upon exercise of a SAR shall be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternatives. No SAR will be exercisable more than 10 years from the date of grant.

Restricted Shares: Restricted shares are common shares that are subject to forfeiture and may not be transferred by a participant until the restrictions established by the People and Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each grant of restricted shares will specify the restrictions, the number of restricted shares and any other terms and conditions the People and Compensation Committee specifies and are consistent with the 2017 Plan. The grant will constitute a transfer of ownership and, unless otherwise determined by the People and Compensation Committee, will entitle the participant to voting, dividend and other ownership rights during the restriction period.

Restricted Stock Units (RSUs): An RSU is an award that is valued by reference to one common share. Payment of the value of the RSU will not be made until the restrictions established by the People and Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each RSU grant will specify the restrictions, the number of RSUs and any other terms and conditions the

People and Compensation Committee specifies and are consistent with the 2017 Plan. At the discretion of the People and Compensation Committee, RSUs may be credited with dividend equivalents, provided that, with respect to RSUs that are subject to performance conditions, the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. The amount payable may be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternatives.

Performance Shares and Performance Units: Performance shares are shares that become payable upon the achievement of specified performance goals, which may include management goals. Performance units are valued by reference to $1.25 per unit and payable upon achievement of specified performance goals, which may include management goals. The grant may specify a minimum level of achievement of the performance or management goals and will include a formula for determining the number of shares or units earned at the end of the performance period. The People and Compensation Committee will certify achievement levels of performance prior to the payment of any shares or units. At the discretion of the People and Compensation Committee, performance shares or performance units may be credited with dividend equivalents, and in all cases, the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. Each performance share or performance unit award will be evidenced by an award agreement that specifies the number of performance shares or performance units, the performance objectives (which may include management goals), the performance period applicable to the award, and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2017 Plan. The amount payable may be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternatives.

Other Share-Based Awards: The People and Compensation Committee may, from time to time, grant other share-based awards not otherwise described above but in all cases consistent with the terms and conditions of the 2017 Plan. Each such award will be expressed in terms of common shares or units based on common shares and will be evidenced by an award agreement that specifies the number of common shares or units granted, any conditions related to the award, and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2017 Plan. The amount payable may be paid in cash, common shares or a combination of both, as determined by the People and Compensation Committee.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

Management Objectives and Goals: The 2017 Plan requires that the People and Compensation Committee use “Management Objectives” for purposes of establishing “Management Goals” for a performance period for any performance-based award. Management objectives that will be used to establish management goals will be based on the attainment of specific levels of performance of the Company, a subsidiary, division, business unit, operational unit, department, region or function with the Company or subsidiary in which the participant is employed. The management objectives may also be used to establish management goals on an absolute or comparative basis with other companies or a published index, as the People and Compensation Committee deems appropriate.

The People and Compensation Committee will use the management objectives to set management goals for a set performance period. The People and Compensation Committee may provide that an evaluation of the management goals shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in our audited financial statements, including footnotes or in management’s discussion and analysis in our annual report; (7) foreign exchange gains and losses; (8) changes in our fiscal year; and (9) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

Generally, if the People and Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the management goals unsuitable, the People and Compensation Committee may in its discretion modify such management goals or the minimum acceptable level of achievement, in whole or in part, as the People and Compensation Committee deems appropriate and equitable.

Administration: The Board delegates authority to administer the 2017 Plan to the People and Compensation Committee or any other committee so designated by the Board. Unless otherwise determined by the Board, the People and Compensation Committee will consist of two or more non-employee directors. The People and Compensation Committee may further delegate its authority to make awards under the 2017 Plan, complying in the Board’s discretion with the requirements of Rule 16b-3.

The People and Compensation Committee is authorized to interpret the 2017 Plan and related agreements and other documents. The People and Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by us or any of our subsidiaries outside of the United States of America as the People and Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, in all cases consistent with the terms of the 2017 Plan.

Transferability: Except as otherwise determined by the People and Compensation Committee, no option, SAR or other derivative security is transferable by a participant except, upon death, by will or the laws of descent and distribution. If, however, a participant is not a director or officer of ours, transfer may be made to a fully revocable trust of which the participant is treated as the owner for federal income tax purposes. Except as otherwise determined by the People and Compensation Committee, options and SARs are exercisable during the participant’s lifetime only by him or her or by his or her guardian or legal representative. The People and Compensation Committee may provide for transferability of options and SARs under the 2017 Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act and so long as such transfer is not to any third-party entity, including financial institutions.

The People and Compensation Committee may specify at the date of grant that part or all of the common shares that are (i) to be issued or transferred by us upon exercise of options or SARs or upon payment under any grant of performance shares, performance units, RSUs or other share-based awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer for restricted shares, shall be subject to further restrictions on transfer.

Adjustments: The maximum number of shares that may be issued and delivered under the 2017 Plan, the number of shares covered by outstanding awards under the 2017 Plan, and the prices per share applicable to outstanding options and SARs, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the People and Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2017 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The People and Compensation Committee may also make or provide for such adjustments in the numbers of shares authorized for issuance under the 2017 Plan as the People and Compensation Committee may determine appropriate to reflect any transaction or event described above.

Change in Control: Under the 2017 Plan, a “Change in Control” generally means the occurrence of any of the following events:

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

(1) when any person, entity or group acquires beneficial ownership of 30% or more of our outstanding common shares or voting power of our stock entitled to vote to elect directors, subject to limited exceptions described in the 2017 Plan; (2) a turnover of a majority of the incumbent Board members as of the date of the 2017 Plan, subject to limited exceptions described in the 2017 Plan; (3) consummation of certain corporate transactions or a sale or other disposition of all or substantially all of our assets, subject to limited exceptions described in the 2017 Plan; or (4) when our shareholders approve a complete liquidation or dissolution of the Company.

Tax Withholding: To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2017 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the People and Compensation Committee) may include relinquishment of a portion of such benefit. Participants must also make such arrangements as we may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of option rights. In no event, however, may we accept common shares for the payment of taxes in excess of required tax withholding rates. However, in the discretion of the People and Compensation Committee, a participant or such other person may surrender common shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.

Detrimental Activity: Any award agreement may provide that if a participant, either during employment by us or any of our subsidiaries or within a specified period after termination of such employment, engages in any “Detrimental Activity” (as defined in the 2017 Plan), and the People and Compensation Committee so finds, upon notice of such finding, the participant must unless otherwise provided in the award agreement:

(A)

Return to us, in exchange for payment by us of any amount actually paid therefor by the participant, all common shares that the participant has not disposed of that were offered pursuant to the 2017 Plan within a specified period prior to the date of the commencement of such detrimental activity, and

(B)	With respect to any common shares so acquired that the participant has disposed of, pay to us in cash the difference between:

(i)	Any amount actually paid therefor by the participant pursuant to the 2017 Plan, and
(ii)	The market value per share of the common shares on the date of such acquisition.

To the extent that such amounts are not paid to us, we may set off the amounts so payable to us against any amounts (but only to the extent that such amount would not be considered “non-qualified deferred compensation” under Section 409A of the Code) that may be owing from time to time by us or one of our subsidiaries to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

Clawback: Any award under the 2017 Plan that is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to those requirements or pursuant to direction of the Board, including our current clawback policy) will be subject to clawback and deduction as required or permitted by law, regulation, listing requirement or policy.

No Repricing Without Shareholder Approval: Subject to certain tax-related exceptions described in the 2017 Plan, in the case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a participant who holds awards that are unearned, unvested or unexercisable, the People and Compensation Committee may, in its sole discretion, accelerate the time at which such awards are earned, vest or become exercisable. However, except in connection with a corporate transaction or event as described above with respect to adjustments, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs, or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original option or SAR, without shareholder approval.

Amendment and Termination: We may, by action of the Board, amend or terminate the 2017 Plan. Any amendment which must be approved by our shareholders in order to comply with applicable law or the national securities exchange upon which our common shares are traded will not be effective until such approval is obtained. Any amendment or termination of the 2017 Plan will not impair in any material way the rights and obligations of the participants under any award that is outstanding without the written consent of the participant.

Governing Law: The 2017 Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of the State of Ohio.

New Plan Benefits: It is not possible to determine specific amounts that may be awarded in the future under the 2017 Plan because grants of awards under the 2017 Plan are discretionary.

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PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

TAX CONSEQUENCES TO PARTICIPANTS

The following is a brief summary of some of the U.S. federal income tax consequences of certain awards under the 2017 Plan based on U.S. federal income tax laws in effect for taxable years beginning on and after January 1, 2020. This summary, which is presented for the information of shareholders considering how to vote on this Proposal 4 and not for 2017 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes, and Code Section 409A taxes), state, local or foreign tax consequences.

Non-qualified Stock Options: In general, (i) no income will be recognized by a participant at the time a non-qualified option right is granted; (ii) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options: No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option (ISO). The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disqualifying disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights (SARs): No income will be recognized by a participant in connection with the grant of a SAR. When a SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares: The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation (instead of dividend income) that is taxable as ordinary income to the participant.

Restricted Stock Units (RSUs): Generally, the recipient of an RSU award will not recognize income on the grant date. When any part of an RSU award is paid (in the case of cash) or delivered (in the case of unrestricted common shares), the participant will have taxable ordinary income on such date of receipt in an amount equal to the cash or the fair market value of any unrestricted common shares received.

Performance Shares and Performance Units: No income generally will be recognized by a participant upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the participant will have taxable ordinary income on the date of receipt in an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

2020 PROXY STATEMENT |	39

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY

To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding income tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation to our covered employees under Section 162(m) of the Code (Section 162(m)).

The 2017 Plan was designed to permit the Company to deduct performance-based compensation under Section 162(m). Historically, Section 162(m) limited the annual tax deductibility of compensation paid to certain named executive officers disclosed in our proxy statement (Covered Employees) to $1 million per Covered Employee, unless the compensation qualified as Section 162(m) “performance-based” compensation.

For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 (TCJA) generally eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per Covered Employee annual limitation on deductibility to a larger group of named executive officers. In addition, the TCJA also provides that any employee who was a Covered Employee in taxable years beginning on and after January 1, 2017, will continue to be a Covered Employee for all subsequent taxable years (including taxable years after his or her death). As a result, the Company may no longer take an annual deduction for any compensation paid to its expanded number of Covered Employees in excess of $1 million per Covered Employee, including compensation relating to awards under the 2017 Plan. The 2017 Plan, as amended, has eliminated certain provisions to reflect this change in law.

REGISTRATION WITH THE SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the 2017 Plan with the SEC pursuant to the Securities Act of

1933, as amended, as soon as practicable after approval of the amendment to the 2017 Plan by our shareholders.

EXISTING PLAN BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

Although we cannot currently determine the benefits or number of shares subject to awards that may be granted to participants under the 2017 Plan during the remainder of the 2020 fiscal year or in future periods due to the discretionary nature of the 2017 Plan, we did award our annual equity grants for fiscal 2020 on January 30, 2020.

The following table sets forth with respect to each named executive officer listed in the Summary Compensation Table on page 65 and each group listed below (i) the number of common shares issuable pursuant to performance units granted under the 2017 Plan, (ii) the number of common shares issuable pursuant to stock options granted under the 2017 Plan and (iii) the number of common shares issuable pursuant to RSUs awarded under the 2017 Plan, in each case since the 2017 Plan’s inception on April 26, 2017 through February 20, 2020 (without regard to whether any grants were subsequently forfeited, terminated or canceled). It does not include any grants made during this same period under any other compensation plans.

40	| 2020 PROXY STATEMENT

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

NAME AND POSITION	ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[1]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS[2] (#)		ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[3] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)
	THRESHOLD (#)	TARGET (#)	MAX. (#)
Gerrard B. Schmid President and Chief Executive Officer	—	—	—	—		676,814	4.49
	—	—	—	—		253,907	13.15
	—	—	—	—		34,678	13.98
	—	—	—	506,297		—	—
	—	56,059	—
Jeffrey Rutherford Senior Vice President and Chief Financial Officer	—	—	—	—		68,572	4.08
	—	—	—	—		18,898	11.96
	—	—	—	178,344		—	—
Dr. Ulrich Näher Senior Vice President, Systems	—	—	—	—		47,407	4.08
	—	—	—	—		12,614	11.96
	—	—	—	—		30,278	18.75
	—	—	—	139,890		—	—
	12,574	25,147	50,294	—		—	—
Olaf Heyden Senior Vice President, Services	—	—	—	—		47,407	4.08
	—	—	—	—		12,614	11.96
	—	—	—	—		30,278	18.75
	—	—	—	139,890		—	—
	12,574	25,147	50,294	—		—	—
Alan L. Kerr Senior Vice President, Software and Chief Revenue Officer	—	—	—	—		45,000	4.08
	—	—	—	—		23,227	18.75
	—	—	—	102,740		—	—
	9,646	19,292	38,584	—		—	—
All current executive officers as a group	—	—	—	—		252,101	4.08
	—	—	—	—		676,814	4.49
	—	—	—	—		63,261	11.96
	—	—	—	—		7,965	12.01
	—	—	—	—		253,907	13.15
	—	—	—	—		34,678	13.98
	—	—	—	—		108,300	18.75
	—	—	—	1,234,533		—	—
	44,975	146,008	179,898	—		—	—
All current non-employee directors as a group	—	—	—	229,445	[4]	—	—
All employees, excluding current executive officers, as a group	—	—	—	—		180,096	4.08
	—	—	—	—		49,114	11.96
	—	—	—	—		235,660	18.75
	—	—	—	1,972,763		—	—
	274,419	548,838	1,097,676	—		—	—

[1]

These columns present information about performance-based shares awarded during 2017, 2018 and 2019 pursuant to the 2017 Plan. The payout of these performance-based shares will be determined based on the achievement of specific metrics calculated over a three-year performance period.

[2]	This column presents information about RSUs awards from 2017 to 2020 pursuant to the 2017 Plan.

2020 PROXY STATEMENT |	41

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE DIEBOLD NIXDORF, INCORPORATED 2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

[3]	All stock option grants in this column are new and were not granted in connection with an option re-pricing transaction, and the terms of the stock options have not been materially modified.

[4]

This includes 12,367 RSUs for each current non-employee director in 2019 and the following amounts of RSUs in 2018: each of Messrs. Allender, Cox and Greenfield, Drs. Dibelius and Düsedau, 15,092; Mr. Besanko, 5,792; and Ms. Costello, 12,156. No other director nominees have received awards under the 2017 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table reflects information as of December 31, 2019 and pertains to our 1991 Plan and our current 2017 Plan:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders
Stock options	2,379,062	$14.89	N/A
Restricted stock units	2,155,722	N/A	N/A
Performance shares	2,251,021	N/A	N/A
Non-employee director deferred shares	30,700	N/A	N/A
Deferred compensation	815	N/A	N/A

Total	6,817,320	$14.89	4,100,000

In column (A), performance shares are included, and as a result the aggregate reported number may overstate actual dilution. In column (B), the weighted-average exercise price is only applicable to stock options. In column (C), the number of securities remaining available for future issuance for stock options, restricted stock units, performance shares and non-employee director deferred shares is approved in total and not individually.

VOTE REQUIRED TO APPROVE THE AMENDMENT TO THE 2017 PLAN

A favorable vote of the majority of votes cast on the matter is necessary for approval of the amendment to the 2017 Plan. Abstentions are considered votes cast on the proposal, and therefore will have the effect of a vote “against” the proposal. Broker non-votes will not be counted for determining whether the proposal is passed. If the amendment to the 2017 Plan is not approved by shareholders, the 2017 Plan will continue in effect under its current terms, and we will not have sufficient shares available to issue further grants of our common shares in future years beyond the remaining shares available for grants.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR the approval of the amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan.

42	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

PEOPLE AND COMPENSATION COMMITTEE REPORT

The People and Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of this Proxy Statement. Based on our review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included (or incorporated by reference as applicable) in our Annual Report on Form 10-K for the year ended December 31, 2019 and this Proxy Statement.

The foregoing report was submitted by the People and Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The People and Compensation Committee:

Ellen M. Costello, Chair

Reynolds C. Bish

Phillip R. Cox

Dr. Alexander Dibelius

Matthew Goldfarb

COMPENSATION DISCUSSION AND ANALYSIS

Our People and Compensation Committee, or the Committee, has oversight responsibility for the development and administration of our executive compensation policies and programs. This “Compensation Discussion and Analysis” describes the material components of our executive pay program for our named executive officers, or the NEOs, identified below, and explains how and why the Committee arrived at specific compensation policies and decisions and recommendations for Board approval for our NEOs in 2019.

Following the 2018 year of transition as the Company hired a new CEO, appointed a new Board chairperson and refreshed the Board with two new independent directors, we continued to evaluate and ensure that we had the appropriate mix of experience among our Board members and senior leadership. In 2019, we added four new Board members and made changes to our committee compositions to further drive Company priorities and initiatives which create value for shareholders. Notably, Ellen Costello (a new Board member from 2018) became chairperson of our People and

Compensation Committee in April. We also benefitted in 2019 from increased continuity at the highest levels of our organization, and each of our NEOs has now been at the Company for over one year. Mr. Jeffrey Rutherford, who joined the Company as Interim Chief Financial Officer on October 1, 2018, was appointed Senior Vice President and Chief Financial Officer on January 3, 2019. Our compensation policies and incentives, some of which were implemented to retain and recruit talent specifically in challenging circumstances, proved effective. We retained each of our NEOs and added key talent, including a new Chief People Officer, to the executive ranks.

We have engaged with our shareholders and proxy advisory firms throughout the year to discuss the Company’s performance and compensation programs. We have reported that feedback to our People and Compensation Committee and Board, and to the extent possible and in the best interests of our shareholders, our compensation program design and disclosure in this proxy statement have been driven by that feedback.

NAMED EXECUTIVE OFFICER	TITLE
Gerrard B. Schmid	President and Chief Executive Officer
Jeffrey Rutherford	Senior Vice President and Chief Financial Officer
Dr. Ulrich Näher	Senior Vice President, Systems
Olaf Heyden	Senior Vice President, Services
Alan L. Kerr[1]	Senior Vice President, Software and Chief Revenue Officer

[1]	Mr. Kerr has announced his plan to retire in June 2020.

2020 PROXY STATEMENT |	43

EXECUTIVE COMPENSATION MATTERS

To assist shareholders in finding important information, this “Compensation Discussion and Analysis” is organized as follows:

EXECUTIVE SUMMARY

YEAR IN REVIEW

2019 was a good year for the Company as we executed on DN Now transformation initiatives and delivered financial results that were in line or better than our expectations. During our first full year of DN Now, we met or exceeded on every commitment we made and are on track for future targets. A few highlights:

•	We delivered full year adjusted EBITDA of $401 million, representing a 25% increase over 2018.

•	Full year free cash flow increased by approximately $256 million, reflecting our companywide focus on driving both operating and net working capital efficiencies.

•	We reduced our leverage ratio by more than a full turn, ending 2019 at 4.4 times.

•	We generated revenue of $4.4 billion which was within the range of our initial outlook, despite approximately $150 million from foreign currency headwinds.

•	For our banking customers, we enhanced our differentiation by launching our next-generation platform called DN Series, the most loT-enabled platform on the market, and in the retail segment, we increased our retail self-checkout shipments by more than 50% in 2019.

In addition to these achievements, we successfully amended and extended approximately $700 million of our revolving credit facility and term loan A which provides the Company with both the time and liquidity needed to achieve our 2021 DN Now targets. We also completed the squeeze-out of Diebold Nixdorf AG minority shareholders.

On the governance side and leadership side, we added four new independent directors to our Board in 2019, and Ellen Costello, a director since 2018, assumed the chair role for the People and Compensation Committee. Jeffrey Rutherford transitioned to our permanent Senior Vice President and Chief Financial Officer, and Elizabeth Patrick joined the Company as our new Senior Vice President and Chief People Officer. We also strengthened our senior leadership team with the additions of Julian Sparkes, Senior Vice President and Chief Digital Officer, and Hermann Wimmer, Senior Vice President, Global Retail in January 2019.

44	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

EXTENSIVE SHAREHOLDER ENGAGEMENT AND MEANINGFUL RESPONSE

At our 2019 annual meeting of shareholders, our say-on-pay proposal received approximately 46% support from our shareholders. After receiving such strong support in the prior year (over 90%), our Committee was disappointed with this outcome and determined to better understand the factors that drove these results by soliciting input and feedback from our shareholders and proxy advisory firms. Our Board and People and Compensation Committee, as well as members of management, have engaged with shareholders throughout the year to discuss their views. Our goal is to return as quickly as possible to the historical level of shareholder support for our executive compensation program, which averaged 86% of the votes cast over the past three years.

Following the annual meeting and in direct response to this say on pay result, the Investor Relations, Human Resources and Legal teams created a comprehensive shareholder engagement strategy and began to execute on that strategy. We invited shareholders collectively owning approximately 68% of our shares to discuss Company performance, executive compensation, our Board membership and any other topics of interest to them. Shareholders representing approximately 32% of our shares as well as proxy advisory firms ISS and Glass Lewis responded to our outreach and engaged with us, providing the following feedback related to our executive compensation program:

FEEDBACK WE HEARD	HOW WE RESPONDED

PRIORITY FEEDBACK

Discretionary cash awards, such as the Quarterly Bonus Program, were viewed unfavorably and not sufficiently linked to a pay-for-performance culture.	In direct response to investor discussions, the Committee terminated this program in April 2019 and determined not to provide any further discretionary cash awards to NEOs in 2019.

Increase diversity on the Board, specifically at least two female directors.	We have nominated Lauren C. States to the Board. If she is elected by our shareholders, we will have two female directors, increasing the diversity of the Board.

ADDITIONAL TOPICAL FEEDBACK

Support for our performance-based annual incentive plan and long-term incentive compensation plans as long as they align with shareholders and value creation.	Continued the use of performance-based compensation in alignment with shareholders through equity grants and value creation through performance metrics that measure free cash flow, operating profit and adjusted EBITDA that, in our view, create value for our shareholders. All enterprise leadership compensation programs are now aligned to Company goals.

Improve disclosure related to our talent management and retention programs.	We improved our discussion of our talent management and retention programs with more complete disclosure regarding the impact of our talent management programs on page 48.

Explain specifically how our compensation programs succeed in retaining talent.	We explain how our compensation programs ensure stability of management and create value on page 48.

Return to full equity awards for long-term incentive compensation grants as soon as possible.	We have proposed an increase of the shares available under our 2017 Plan at Proposal 4, with the goal of returning to full equity long-term incentive compensation as soon as possible.

The People and Compensation Committee believes the changes implemented in 2019 are directly responsive to feedback from shareholders and reflect the right incentive structure for our business at this time. The Committee considers all feedback received as part of our ongoing communications with shareholders. Our new Committee chairperson has continued to take a critical look at compensation structure and has committed, along with the Company, to maintaining an active dialogue through 2020.

OUR COMPENSATION STRATEGY IS DESIGNED TO ALIGN WITH OUR TRANSFORMATION STRATEGY

Under the guidance of our new Committee chairperson and new Chief People Officer, our executive pay program is specifically designed to:

•	Use metrics that are balanced and support our multi-year transformation program;

•	Focus on performance metrics that align executives with the creation of long-term shareholder value through performance-based compensation;

2020 PROXY STATEMENT |	45

EXECUTIVE COMPENSATION MATTERS

•	Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a “top tier” performer and supporting our longer-term business transformation strategy;

•	Reflect industry standards, offer globally competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs; and

•	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.

We generally target total compensation opportunity at or near the size-adjusted 50th percentile of our compensation peer group. The NEOs may be above or below the 50th percentile based on their experience, performance, potential, and impact on shareholder value. As our strategy and business operations evolve, we make adjustments in our compensation strategy to support those goals and objectives, aligning closely with delivering value to our shareholders. In 2019, we made the following adjustments to our past practices:

•	In response to shareholder feedback, we eliminated the Quarterly Bonus Program in April 2019 and did not provide any Turnaround Bonuses or any other discretionary bonus compensation in 2019;

•	We increased the percentage of stock options granted to our CEO from 15% to 25% of his long-term incentive compensation mix, and set an exercise price for those options that was 10% higher than the market price on the grant date (“premium-priced options”);

•	We decreased the percentage of time-based RSUs granted to our CEO from 35% to 25% to put additional CEO compensation at risk relative to our share performance and in direct alignment with our shareholders;

•	Due to the limited number of shares of common stock available under our shareholder-approved equity incentive plan, we decreased the percentage of options provided to our other NEOs from 15% to 10%, and increased the number of RSUs proportionately;

•	In April 2019, the People and Compensation Committee reviewed our CEO’s compensation opportunity against peers and, in order to bring his total compensation opportunity in line with the 50th percentile, the Committee approved an annual long-term incentive target of 625%; and

•	Due to the limited number of shares of common stock available under our shareholder-approved equity incentive plan in February 2019, we adopted a long-term performance-based cash incentive award program (the “Performance Cash Award Program”) and made these performance-based cash award grants to NEOs in lieu of the performance-based share awards that the Company has given in prior years.

Apart from the Quarterly Bonus Program, our 2019 target compensation structure for NEOs is as follows:

46	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

REGULAR TOTAL DIRECT COMPENSATION MIX

The graphics below represent the percentages of fixed and at risk compensation for our NEOs.

2019 NEO TARGET COMPENSATION STRUCTURE

There were no base salary increases for the NEOs in 2019 and the long-term incentive opportunity did not increase for any NEO except the CEO. The People and Compensation Committee approved the following compensation structure after a review of individual performance and competitive market data:

•

Mr. Schmid: Base salary of $950,000, no change in target bonus opportunity, and long-term incentive opportunity approved at 625% of base salary at target to align targeted total compensation with the competitive 50th percentile.

•

Mr. Rutherford: Transitioned to full-time position in early 2019 with a base salary of $600,000, an annual target bonus opportunity of 100% of base salary and a long-term incentive opportunity of 200% of base salary at target.

•	Dr. Näher: Base salary of €484,100. No change in target bonus or long-term incentive opportunity.

•	Mr. Heyden: Base salary of €484,100. No change in target bonus or long-term incentive opportunity.

•	Mr. Kerr: Base salary of $525,000. No change in target bonus or long-term incentive opportunity.

NAME	SALARY	TARGET BONUS (% OF SALARY)	TARGET LTI (% OF SALARY)
Gerrard B. Schmid	$950,000	140%	625%
Jeffrey Rutherford	$600,000	100%	200%
Dr. Ulrich Näher	€484,100[1]	100%	150%
Olaf Heyden	€484,100[1]	100%	150%
Alan L. Kerr	$525,000	100%	150%

[1]	USD equivalent is $542,240 based on the average exchange rate for 2019.

2020 PROXY STATEMENT |	47

EXECUTIVE COMPENSATION MATTERS

2019 PAYOUTS REFLECT MEANINGFUL PROGRESS IN ADVANCING OUR TRANSFORMATION PROGRAM

Our 2019 program design and pay outcomes reflect the rigor of our pay-for-performance program and incentives aligned to achieve our DN Now transformation. The below summarizes the 2019 payouts against the pre-established metrics set by our People and Compensation Committee.

PAY COMPONENT	OUTCOME
2019 Annual Cash Bonus Plan

The Company exceeded target for the non-GAAP operating profit and exceeded maximum achievement for the free cash flow metric. The Company also exceeded adjusted EBITDA and DN Now metrics specific to the CEO. Payouts in the range of 126% to 152% for the NEOs, with variation due to achievement of individual performance (individual details on pages 54-55).

2017 Performance-Based Shares	No payout. Our three-year relative TSR ranking for the completed 2017-2019 performance share grant was below the 30th percentile threshold requirement against the S&P 400 Midcap Index companies.
2017 Performance-Based Synergy Grants (related to Wincor Nixdorf acquisition)

The synergy cost savings exceeded the maximum achievement above $240 million for the three-year performance. Since 50% of this award was accelerated due to performance in 2018, the remaining aggregate amount of $540,256 paid out to Messrs. Heyden and Kerr and Dr. Näher for 2019.

2017 Performance-Based Cash Awards (related to Wincor Nixdorf acquisition)

Based on achievement of a share price of $10.05 for the performance period that ended March 25, 2019, these awards vested above threshold, resulting in a payout to each of Dr. Näher and Mr. Heyden of $523,755.

Quarterly Bonus Plan

Based on achievement of DN Now initiatives in the first quarter of 2019, each NEO received a payment for his performance in first quarter 2019. See page 60 for the individual amounts. The aggregate payout to the NEOs in 2019 was $1,184,805. This program was eliminated based on shareholder feedback after the first quarter.

OUR 2019 COMPENSATION AND TALENT MANAGEMENT PROGRAMS RETAINED KEY TALENT

We are committed to creating a high performing pay for performance culture at all levels of the organization supported by our holistic compensation and talent management philosophies. By using competitive compensation, leadership and employee development, and a growing sense of DN employee culture, we drive to recruit, develop, and retain the best talent in our industry. Effectively managing our cash flow and improving our financial health during our transformation has created challenges in balancing our financial goals with these human capital management objectives. These efforts required significant planning, collaboration and execution among the leadership team. As a result, we implemented programs designed to keep employees incentivized and engaged while achieving our Company goals.

The Quarterly Bonus Program and Turnaround Bonuses were designed to accelerate the achievement of the DN Now initiatives and to incentivize near-term completion on a quarterly basis during a critical time in our history. While both programs, created in the fourth quarter 2018 following the liquidity crisis and in support of our transformation efforts, have since been terminated, these actions were important steps to retain and motivate key leaders of the Company. We believe these bonuses, in part, helped us achieve continuity in our leadership team by retaining our critical top leaders, as well as aided us in securing our Chief Financial Officer on a permanent basis.

After a year of solid accomplishments, we are entering the second year of our transformation with solid plans and determination. Continued execution of the DN Now transformation program in 2020 and beyond is critical to building upon our improved financial performance, as well as our commitment to attracting, retaining, and rewarding employees for their performance and commitment to our Company. In support of our human capital management objectives, initiatives are underway globally to:

•	Drive a pay-for-performance culture by using both our 2020 Annual Cash Bonus Plan supported entirely by financial performance of the Company and modified based on individual performance;

•	Link performance to merit pay outcomes through the performance management process;

•	Leverage the human capital management systems to enable a consistent employee experience; and

•	Enhance our compensation framework to create alignment and consistency globally.

48	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

EXECUTIVE COMPENSATION BEST PRACTICES

We maintain “best practice” executive compensation governance standards. Some of our following guidelines and policies are described in more detail below under “Other Compensation Policies” or elsewhere in this “Compensation Discussion and Analysis”:

WHAT WE DO	WHAT WE DON’T DO/DON’T ALLOW
Continually assess our compensation practices against the market, our competition, and alignment with shareholder interests.	No hedging or pledging of our stock by executives or directors.
Set stock ownership guidelines for executives and directors.	No dividends paid on unearned performance-based shares.
Prescribe an annual limit on equity compensation for our directors.	No change in control severance multiple in excess of two times salary and target cash bonus.
Review performance scorecards for executives.	No excise tax gross-ups upon a change in control.
Disclose performance goals for incentive payments.	No re-pricing or cash buyout of underwater stock options.
Set maximum payout caps on our annual and long-term incentives.	No enhanced retirement formulas.
Pay for performance with 88% of our Chief Executive Officer’s target total pay opportunity being performance-based “at risk” compensation.	No market timing with granting of equity awards.
Provide a minimum vesting period of at least one year for at least 95% of our equity awards.
Limit perquisites and other benefits, and do not include income tax gross-ups (except for relocation expenses).
Engage an independent consultant reporting directly to the Committee.
Incorporate general cash severance and change in control provisions that are consistent with market practice, including double-trigger requirements for certain change in control protection.
Perform an annual compensation risk assessment.
Enforce strict insider trading policies, incentive plan clawback policies, and black-out periods for executives and directors.

2020 PROXY STATEMENT |	49

EXECUTIVE COMPENSATION MATTERS

COMPENSATION DECISION PROCESS

ROLE OF THE PEOPLE AND COMPENSATION COMMITTEE

The Committee is responsible to our Board for oversight of our executive compensation program. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. In 2019, the Compensation Committee was reconstituted to bring in new leadership under Ellen Costello. Ms. Costello joined the Board in 2018 and brings extensive experience from the financial services industry and additional insights and perspectives on executive compensation. Among its duties, the Committee is responsible for:

•	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below;

•	Reviewing and approving incentive metrics, objectives and compensation recommendations for the NEOs;

•	Evaluating the competitiveness of each executive’s total compensation package;

•	Approving any changes to the total compensation package for the NEOs including, but not limited to, base salary, annual cash bonus, long-term incentive award opportunities and payouts, and retention programs; and

•	Talent readiness and succession planning.

Following review and discussion, the Committee submits recommendations to the Board for ratification. The Committee is supported in its work by the Chief People Officer and staff and an independent compensation consultant, discussed in “Role of the Independent Compensation Consultant.” For additional information regarding the Committee’s duties and responsibilities, see “People and Compensation Committee.”

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee retains an independent compensation consultant, Aon, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions.

Aon’s specific compensation consultation roles include, but are not limited to, the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Providing a total compensation study for executives against the companies in our peer group and recommendations for executive pay;
•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serving as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

•	Reviewing and commenting on proxy disclosure items, including the “Compensation Discussion and Analysis”;

•	Performs an annual compensation risk assessment;

•	Advising the Committee on management’s pay recommendations; and

•	From time to time, reviewing and providing compensation recommendations for non-employee directors to the Board Governance Committee.

The Committee assessed the independence of Aon, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Section 240.10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon. Based on this review, the Committee determined there are no conflicts of interest raised by the work performed by Aon.

ROLE OF MANAGEMENT

Our Chief People Officer serves as management’s primary contact with the Committee and attends all Committee meetings. In April 2019, we hired a new Chief People Officer, Elizabeth Patrick. Ms. Patrick has more than 20 years of experience in global talent management and compensation and benefits, including in companies experiencing rapid change. For executives other than the CEO position, our CEO and Chief People Officer present pay recommendations to the Committee based on market pay comparisons and an analysis of each executive’s individual performance. From time-to-time, our CEO attends the Committee meetings as do other Board members, including the Board chairperson. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position, and the Committee meets in executive session without management present as needed.

ROLE OF PEER COMPANIES AND COMPETITIVE MARKET DATA

Annually, the Committee reviews competitive total compensation market data provided by Aon. To assess competitive pay levels, the Committee approves our peer group composition. The following criteria are considered:

•	Company size: Approximately 0.4 to 2.5 times Diebold Nixdorf’s annual revenues, with a secondary reference being

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market capitalization of approximately 0.2 to 5.0 times Diebold Nixdorf’s market capitalization, with exceptions reviewed as needed;

•	Direct competitors for business and management talent;

•	Companies covered by the investment analysts that track Diebold Nixdorf;
•	Companies that include Diebold Nixdorf in their compensation peer group; and

•	Global companies that emphasize integrated service solutions and focus on manufacturing and hardware/software design and development.

In the fall of 2018, the Committee approved the following 16 peer companies to be used in Aon’s pay study to assist with 2019 compensation decisions.

Alliance Data Systems Corp.	Motorola Solutions, Inc.	Unisys Corp.
Benchmark Electronics Inc.	NCR Corp.	Verifone Systems
Convergys Corp.	Netapp Inc.	Western Union Company (The)
Global Payments Inc.	Pitney-Bowes Inc.	Zebra Technologies Corp.
Juniper Networks, Inc.	Sabre Corporation
Logitech International SA	Total System Services

Note: The only change from last year is the removal of Harris Corporation due to a shift in their industry focus and GICS code classification.

Similar to prior year, the average / median annual revenues for the peer companies were $4.3 billion and $3.8 billion, respectively. Size-adjusted market values were developed using our projected annual revenues. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. For executive positions where peer company proxy data is not available, Aon utilized published and private compensation survey sources.

Our over-arching goal is to form a consistent set of peer companies to annually develop competitive market data. Periodic adjustments are made to account for changes or shifts in our business. For example, in response to a decline in our market capitalization in the fall of 2018, our Committee closely reviewed potential peer companies to ensure relevance for the fall 2018 pay study to assist with 2019 pay decisions. The Committee will continue to closely monitor peer group composition in future years as it relates to our market capitalization and business mix.

TIMING OF COMPENSATION DECISIONS

Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first scheduled meeting of the year, normally held in late January or early February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.

Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Equity awards approved by the Committee at this meeting are generally dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

There may be exceptions to this timing, including awards to executives who are promoted or hired from outside the Company during the year. These executives may receive base salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

DETERMINATION OF CEO COMPENSATION

At the first Committee meeting of the year, in executive session without management present, the Committee reviews and evaluates CEO performance, including input that it receives from the Board as to the CEO’s performance and determines achievement level for the prior fiscal year. The Committee also reviews competitive compensation data for the peer companies. Normally, the Committee presents pay recommendations for the CEO to the independent members of the Board. During executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee. That performance feedback is later shared with the CEO.

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EXECUTIVE COMPENSATION MATTERS

2019 COMPENSATION ELEMENTS

The following table summarizes key elements of our 2019 executive compensation program:

ELEMENT AND PRIMARY PURPOSE	KEY CHARACTERISTICS
Base Salary To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation component. There were no base salary increases for NEOs in 2019.

Annual Cash Bonus Plan

To motivate and reward organizational and individual achievement of annual strategic financial and individual objectives and to attract key talent. Our plan is intended to appropriately motivate the behaviors and performance results needed to accomplish our strategic transformation.

Variable compensation component. The 2019 primary performance components are:

CEO Specific Metrics

Adjusted EBITDA (30%)

Corporate Free Cash Flow (30%)

DN Now Transformation Results (20%)

Individual Key Business Initiatives (20%)

Other NEOs Metrics

Corporate non-GAAP Operating Profit (40%)

Corporate Free Cash Flow (30%)

Individual Key Business Initiatives (30%)

Long-Term Incentives

To align executives’ and shareholders’ interests, to reinforce long-term value creation, to attract key talent to the Company and to provide a balanced portfolio of long-term incentive opportunity.

Variable compensation component. Reviewed and granted annually.

Performance Cash Awards

New in 2019 due to insufficient shares in our shareholder-approved equity plan to grant performance-based shares to our leadership team. To motivate strong long-term sustained profitability as a compliment and in alignment with our Annual Cash Bonus Plan metrics.

Three-year cumulative adjusted EBITDA performance.
Premium-Priced Stock Options (CEO) and Regular (Other NEOs) To motivate the appropriate behaviors to increase shareholder value above the exercise price.	Stock price growth above the exercise price. Premium-priced stock options require a 10% return to our shareholders before our CEO may recognize any personal gains. Subject to three-year ratable vesting.
Performance Stock Units (PSUs) To motivate the appropriate behaviors to increase shareholder value.	Granted to CEO in 2019. Stock price growth of at least 25% for the award to vest at any point during three-year performance period. Payout on pro-rata annual basis once stock appreciation vesting metric is achieved.
Restricted Stock Units (RSUs) To motivate the appropriate behaviors to increase shareholder value and promote a base-level of executive retention.	Stock price growth. Subject to three-year ratable vesting.

Quarterly Bonus Program

Now terminated in response to shareholder feedback. Created in fourth quarter 2018 following the liquidity crisis and in support of our transformation efforts. This program was designed to reward achievement of the DN Now initiatives and to incentivize near-term completion on a quarterly basis.

Variable cash bonus opportunity earned on a quarterly basis in an amount up to 25% of 150% of the participant’s base salary. The People and Compensation Committee reviews performance of each NEO after the quarter is complete. NEOs received one payment under this program in 2019, representing an aggregate payout of $1,184,805 in 2019.
2017 Performance-Based Cash Incentive Awards To align the legacy Wincor Nixdorf employees with achieving our company-wide goals.	In 2017, one-time variable compensation component based on our stock price; grant was contingent on cancellation of Wincor Nixdorf outstanding options; represents an exchange of existing value to align management incentives for the newly combined business.

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ELEMENT AND PRIMARY PURPOSE	KEY CHARACTERISTICS
2017 Performance-Based Synergy Grant To incentivize the accelerated achievement of cost reductions and scale efficiencies made possible by our business combination with Wincor Nixdorf.	In 2017, one-time variable compensation based on level of achievement of synergy savings, including realized cost reductions and scale efficiencies; implemented in response to comments received during 2016 shareholder outreach campaign.
Health/Welfare Plan and Retirement Benefits To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Limited Perquisites and Other Benefits To provide limited business-related benefits, where appropriate.	Fixed compensation component.

Change in Control Protection

To retain executives and provide management continuity in event of actual or threatened change in control and to bridge future employment if terminated following a change in control of the Company.

Fixed compensation component; only paid in the event the executive’s employment is terminated following a change in control of the Company.
Severance Protection To bridge future employment if terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”

BASE SALARY

Base salary compensates the executive fairly and competitively for the responsibility level of the position. The Committee reviews the salaries of our NEOs annually against competitive market data. Salary adjustments result primarily from a combination of competitive market data, individual and company performance, internal equity considerations, promotions, and the NEO’s specific responsibilities.

For 2019, in light of our transformation efforts, the Committee determined that no base salary increases were appropriate.

NAME	2019 SALARY		% INCREASE OVER 2018 SALARY
Gerrard B. Schmid	$950,000		0%
Jeffrey Rutherford	$600,000		N/	A
Dr. Ulrich Näher	€484,100	[1]	0%
Olaf Heyden	€484,100	[1]	0%
Alan L. Kerr	$525,000		0%
[1] USD equivalent is $542,240.

ANNUAL CASH BONUS PLAN

The NEOs were eligible to earn cash incentives for 2019 under our Annual Cash Bonus Plan. Performance measures include corporate and individual performance against pre-determined financial and individual performance metrics approved by the Committee at the beginning of the fiscal year. In 2019, the People and Compensation Committee added adjusted EBITDA and other metrics for our CEO that directly related to and measured against our DN Now transformation program.

Target opportunities: Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. Actual cash bonuses may range from 0% to 200% of target (40% of target is earned at threshold performance, 100% of target is earned at target performance, and 200% of target is earned at maximum performance).

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EXECUTIVE COMPENSATION MATTERS

For 2019, the Committee reviewed competitive market data and individual performance assessments for the following NEOs and approved the following target bonus levels. No changes were made to target bonuses percentages in 2019.

NAME	TARGET INCENTIVE (% OF SALARY)	THRESHOLD INCENTIVE	TARGET INCENTIVE	MAXIMUM INCENTIVE	TARGET INCENTIVE AS A % OF TARGET TOTAL COMP OPPORTUNITY
Gerrard B. Schmid	140%	$532,000	$1,330,000	$2,660,000	16%
Jeffrey Rutherford	100%	$240,000	$600,000	$1,200,000	25%
Dr. Ulrich Näher	100%	€193,640	€484,100	€968,200	29%
Olaf Heyden	100%	€193,640	€484,100	€968,200	29%
Alan L. Kerr	100%	$210,000	$525,000	$1,050,000	29%

Metrics for CEO: For 2019, the People and Compensation Committee approved CEO-specific financial metrics that were comprised of (1) Corporate Free Cash Flow (FCF); (2) adjusted EBITDA; and (3) specific metrics related to DN Now, including reducing the cost base, reducing working capital and improving pricing revenue. Mr. Schmid’s individual Key Business Initiative was to work with the CFO and the Board to develop a sustainable capital structure for the Company.

Financial performance metrics:

Adjusted EBITDA Performance: Threshold of $320 million was set at 2018’s adjusted EBITDA number, and target was set 25% higher than prior year performance ($400 million). We delivered adjusted EBITDA of $401 million, exceeding slightly the target of $400 million. This result represents a 25% increase over 2018 adjusted EBITDA of $320 million and a significant achievement, particularly in light of foreign currency headwinds. In the Committee’s view, this result represents strong execution in operations and financial management.

FCF Performance: See discussion immediately below under “Metrics for Other NEOs.”

DN Now Transformation Program metrics: The Committee chose to create DN Now specific metrics because the DN Now initiatives, if implemented and executed successfully, would positively impact both the quality of revenue and the efficiency of operations of the Company and set the Company on the path for sustained EBITDA improvement over the next several years.

The Committee selected three critical areas of improvement against which to measure the CEO’s performance in 2019. Notably, each of these metrics was so critical to our Company in 2019 that the Board approved a single performance level which had to be achieved to earn payment. There was no partial payout for performance below target, and no additional payment for performance above target.

Reduce Cost Base: Achieved at target of $113 million with material reductions in COGS and SG&A.

Reduce Working Capital: Exceeded target by achieving $110 million reduction in net working capital. The Company reduced net working capital as a percentage of revenue by 440 basis points from 18.3% to 13.9%.

Improve Pricing Revenue: Achieved at target of $52 million, including through stabilization of global pricing performance.

Key Business Initiative performance metrics: Mr. Schmid’s key business initiative in 2019 was to work with the CFO and the Board to develop a sustainable capital structure for the Company. To that end, the most critical performance requirement for the year was the renegotiation of our credit terms. During the course of the year, the Company successfully amended and extended approximately $700 million of our revolving credit facility and term loan A, providing us with both the time and liquidity needed to achieve our 2021 DN Now targets. We also completed the squeeze-out of Diebold Nixdorf AG minority shareholders. Based on these achievements and others, the People and Compensation Committee evaluated Mr. Schmid’s performance to have achieved 100% of this goal.

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ANNUAL CASH BONUS PLAN FOR CEO
PERFORMANCE MEASURE[1]	ORGANIZATIONAL LEVEL	WEIGHTING	THRESHOLD[2] (40% PAYOUT)	TARGET (100% PAYOUT)	MAX (200% PAYOUT)	ACTUAL ACHIEVED	PAYOUT AS % OF TARGET
Adjusted EBITDA	Corporate	30%	$320M	$ 400M	$480M	$401M	101%
FCF	Corporate	30%	$(40M)	$ 10M	$60M	$93M	200%
DN Now Transformation Program	Corporate	20%		0 or 100%			100%
Reduce Cost Base				$ 99M		$113M
Reduce Working Capital				$ 100M		$110M
Improve Pricing Revenue				$ 31M		$52M
Key Business Initiatives	Strategic	20%		0 to 200%		100%	100%

[1]

EBITDA is defined as net loss excluding income tax benefit, net interest, and depreciation and amortization expense. Adjusted EBITDA is EBITDA before the effect of the following items: share-based compensation, foreign exchange loss net, miscellaneous net, equity in earnings (loss) of unconsolidated subsidiaries, net, restructuring expenses and DN Now transformation expenses and non-routine expenses net. Free cash flow is defined as net cash used by operating activities less capital expenditures. With respect to the DN Now Transformation Program, (1) gross cost base reductions through DN Now initiatives as calculated by the Project Management Office (PMO); (2) working capital represents the change in the cash impact for the changes in the following balance sheet captions: accounts receivable, inventory, accounts payable and deferred revenue; and (3) gross incremental pricing revenue is based on the reduction of leakage and minimum margin deals, as well as the incorporation of value based pricing.

[2]	Payment opportunities are extrapolated between threshold, target, and maximum performance—0% payout below threshold. Dollars are shown in millions.

Metrics for Other NEOs:

Financial performance metrics: For 2019, the Committee approved Corporate non-GAAP Operating Profit (OP) and Corporate Free Cash Flow excluding certain transaction-related expenses (FCF) as the financial performance metrics and Key Business Initiatives specific to each NEO as the individual performance metrics.

OP Performance: The Company achieved $268 million in OP, exceeding both the minimum and target performance requirement. With respect to OP, the People and Compensation Committee set rigorous goals to drive performance beyond the $162 million OP achieved in 2018. Both threshold and target amounts for the OP performance metric, which are $200 million and $250 million respectively, were set well beyond the 2018 achievement. The Company’s above-target 2019 performance is significant given the rigor of the Board-approved metric.

FCF Performance: The Company achieved $93 million in FCF, exceeding maximum and resulting in 200% payout for that portion of the award. At the time the People and Compensation Committee established the FCF metrics in early 2019, the Company was coming off a year in 2018 with (negative $163 million) FCF. The Committee anticipated that a $10 million FCF target was reasonably achievable, and that the $60 million maximum metric would require a significant improvement in performance and operations. The Company delivered a very strong performance on FCF, reflecting the successful results of the Companywide focus on driving both operating and net working capital efficiencies. This year-on-year improvement of $256 million demonstrates the broad-based commitment to financial discipline across the Company, including improvements in inventory and collections.

ANNUAL CASH BONUS PLAN FOR OTHER NEOS
PERFORMANCE MEASURE[1]	ORGANIZATIONAL LEVEL	WEIGHTING	THRESHOLD[2] (40% PAYOUT)		TARGET (100% PAYOUT)	MAX (200% PAYOUT)	ACTUAL ACHIEVED	PAYOUT AS % OF TARGET
OP	Corporate	40%	$200M		$250M	$300M	$268M	136%
FCF	Corporate	30%	($40M	)	$10M	$60M	$93M	200%
Key Business Initiatives	Individual	30%	varies		varies	varies	varies	varies

[1]

Non-GAAP Operating Profit is defined as GAAP consolidated operating profit (loss), adjusted for certain items within cost of sales and operating expenses, including restructuring and DN Now transformation expenses, and other non-routine income and expense items. Non-routine income and expense items include, but are not limited to, the following: impairment, certain legal/deal expenses, acquisition integration expenses, Wincor Nixdorf purchase accounting adjustments, divestitures and fixed asset sales, and certain inventory gains/losses. Free cash flow is defined as net cash used by operating activities less capital expenditures.

[2]	Payment opportunities are extrapolated between threshold, target, and maximum performance—0% payout below threshold. Dollars are shown in millions.

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EXECUTIVE COMPENSATION MATTERS

Key Business Initiative performance metrics: The weight given to the individual Key Business Initiatives in 2019 was increased from 20% in 2018 to 30% in 2019 for all NEOs except our CEO. This design change was in recognition of the high number of individual projects related to the transformation of the business and were established using a balanced scorecard approach focusing on customer, operational, financial and employee/culture. Detail regarding the individual objectives and related payments under this portion of the Annual Cash Bonus Plan are below.

Jeffrey Rutherford: Mr. Rutherford’s key business initiatives included the following:

(1) Face to face engagement with customers every quarter; visit to key strategic operating locations to deepen business operations knowledge;

(2) Develop substantially improved FP&A process and monthly reporting; develop plan and Board level support for finance transformation program;

(3) Amend and extend certain debt maturities in 2019; collaborate with human resources to develop a clean data set of all employees aligned with correct cost codes; deliver on key 2019 financial metrics that are part of the three-year strategy and are not disclosed due to competitively sensitive nature of the metrics; and

(4) Develop high performing and cohesive Finance team; establish clear and frequent communication agenda; role model our values.

The Committee and the CEO evaluated Mr. Rutherford’s performance as measured against these goals and in conjunction with an evaluation of the Executive Leadership Team, and determined that Mr. Rutherford’s performance merited between Threshold and Target for the Key Business Initiatives component of his overall Annual Cash Bonus. As measured against these goals, Mr. Rutherford led a finance organization that delivered adjusted EBITDA of $401 million, which was within the Company’s initial outlook from February 2019, and which represented a 25% increase over 2018 which included a foreign currency impact of approximately $7 million. In addition, the Company exceeded its free cash flow target – generating $93 million versus its initial expectation of break-even. These results demonstrate meaningful improvements in profitability and cash flow, reflecting a company-wide focus on driving both operating and net working capital efficiencies. This progress reduced the Company’s leverage ratio by more than a full turn – ending 2019 at 4.4 times. In addition, under Mr. Rutherford’s leadership, the Company dramatically improved the efficiency of its inventory levels, collections and payables which added

$110 million to cash flow. This improved performance led to a successful extension of nearly $700 million of credit in August.

Dr. Ulrich Näher: Dr. Näher’s key business initiatives included the following:

(1) Deepen and broaden relationships with key strategic accounts;

(2) Meet DN Series milestones on timeline specified; rebuild manufacturing network as planned without negative impact on delivery ability and reliability;

(3) Deliver on various financial metrics (not disclosed specifically due to competitively sensitive information) that track three year business plan, including inventory management, manufacturing cost savings and reduction in SG&A; and

(4) Develop high performing and cohesive Products team; establish clear and frequent communication agenda; role model our values.

The Committee and the CEO evaluated Dr. Näher’s performance as measured against these goals and in conjunction with an evaluation of the Executive Leadership Team, and determined that Dr. Näher’s performance merited Target for the Key Business Initiatives component of his overall Annual Cash Bonus. Measured against these goals, Dr. Näher led the team that successfully launched DN Series, the most IoT enabled platform on the market. The certification process for DN Series has been initiated with 240 customers across 35 countries. Similarly, Dr. Näher has substantially increased the Company’s product gross margins by streamlining its manufacturing footprint, improving product pricing strategies, and optimizing the number of ATM models. He successfully reduced the number of ATM terminals by about 30% in 2019 and solidified plans to further reduce legacy terminals by about 45% in 2020. When coupled with changes to the Company’s manufacturing footprint and better rigor on contract bids, the Company was able to expand non-GAAP product gross margin (product gross margin net of restructuring and non-routine items) by 300 basis points in the year to 21.3%, which is a multi-year high for the Company. Dr. Näher also led the program management office for the DN Now program which tracks and regularly reports on a number of savings initiatives.

Olaf Heyden: Mr. Heyden’s key business initiatives included the following:

(1) Deepen and broaden relationships with key strategic accounts;

(2) Support acceleration of ATMaaS proposition;

(3) Deliver on various financial metrics (not disclosed specifically due to competitively sensitive information) that

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include specified gross margin improvement for Services, reduction in indirect procurement spend, and more efficient inventory management; and

(4) Develop high performing and cohesive Services team; establish clear and frequent communication agenda; role model our values.

The Committee and the CEO evaluated Mr. Heyden’s performance as measured against these goals and in conjunction with an evaluation of the Executive Leadership Team, and determined that Mr. Heyden’s performance merited between Target and Max for the Key Business Initiatives component of his overall Annual Cash Bonus. Measured against these goals, Mr. Heyden led the initiative to drive the Company’s successful services modernization plan, which included proactively upgrading hardware or software on more than 140,000 terminals and implementing standard practices globally. The Company’s gross services margin (services gross margin net of restructuring and non-routine items) increased 330 basis points versus the prior year to 26.5% for the full year—with both Retail and Banking contributing to these gains. This is the sixth quarter since the Company launched the program and has consistently delivered strong year-on-year gross margin expansion.

Alan L. Kerr: Mr. Kerr’s key business initiatives included the following:

(1) Deepen and broaden relationships with key strategic accounts;

(2) Develop and present full software products road map to products committee with major milestones; drive global utilization of professional services to performance metrics specified;

(3) Deliver on various financial metrics related to software (not disclosed specifically due to competitively sensitive information); deliver revenue and gross profit lift tracked to three year plan period; and

(4) Develop high performing and cohesive Software; establish clear and frequent communication agenda; role model our values.

The Committee and the CEO evaluated Mr. Kerr’s performance as measured against these goals and in conjunction with an evaluation of the Executive Leadership Team, and determined that Mr. Kerr’s performance merited between Threshold and Target for the Key Business Initiatives component of his overall Annual Cash Bonus. Measured against these goals, Mr. Kerr led a software team that launched a new series of actions, called Software Excellence, aimed at improving the Company’s software operations and gross margins. He sought to enhance professional services delivery by optimizing resources and improved pre-sales scoping. Within the Company’s software products, he worked to simplify the Company’s offerings and placed a greater emphasis on software development effectiveness.

2019 Actual Bonuses Earned:

NAME	FCF	OP	ADJUSTED EBITDA	DN NOW	STRATEGIC / INDIVIDUAL	TOTAL PAYOUT		% OF PAYOUT RELATIVE TO TARGET
Gerrard B. Schmid	$798,000	NA	$403,788	$266,000	$266,000	$1,733,788		130%
Jeffrey Rutherford	$360,000	$326,400	NA	NA	$93,366	$779,766		130%
Dr. Ulrich Näher	€290,460	€263,350	NA	NA	€159,216	€713,026	[1]	147%
Olaf Heyden	€290,460	€263,250	NA	NA	€180,085	€733,826	[2]	152%
Alan L. Kerr	$315,000	$285,600	NA	NA	$58,952	$659,552		126%

[1]	USD equivalent to $801,014.

[2]	USD equivalent to $824,458.

LONG-TERM INCENTIVES—2019 ANNUAL GRANTS

In 2019, due to a shortage of available shares in our shareholder-approved equity pool, we changed our performance-based share plan to a performance-based cash plan. Also, we changed the performance metric from three-

year relative total shareholder return to three-year cumulative adjusted EBITDA. Our objective was to provide laser focus on the long-term financial metric critical to our Company’s turnaround and transformational success.

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EXECUTIVE COMPENSATION MATTERS

Our 2019 LTI grants to NEOs (except our CEO) include a value mix of performance-based cash (50%), stock options (10%), and RSUs (40%). In January 2019, our CEO was granted long-term incentive value comprised of performance-based cash (50%), premium-priced stock options (25%), and RSUs (25%). In April 2019, the Committee approved an increase of our CEO’s target to 625% of salary to align with the competitive 50th percentile. At that time, performance share units were granted equivalent to the increased target value. In addition, at that time, the Company granted additional premium-priced stock options to make up for an administrative error in the January 2019 Black-Scholes value used to calculate the January 2019 premium-priced stock option grant size. The overall weighted value of the January and April 2019 grants to our CEO include:

•	Performance-based cash: (42%)

•	Premium-priced stock options: (21%)

•	Performance shares: (12%)

•	RSUs (25%)

Performance Cash Award Program (50%): Adopted in 2019 for our NEOs to replace our Performance-Based Shares due to insufficient share availability in our shareholder-approved equity plan. These cash-based grants are earned based on cumulative three-year (2019-2021) adjusted EBITDA performance, and have a threshold / target / maximum performance and payout structure as summarized in the Grants of Plan-Based Awards Table. The three-year cumulative adjusted EBITDA requirements are approved by the Committee at the start of the period and are tied into our long-term strategic business plan. An award is not earned if the threshold requirement is not achieved. We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

Premium-priced stock options (CEO only): Implemented in 2019. The exercise price was set at 10% above the fair market value on the date of grant. In essence, our shareholders must recognize 10% gain on their investment before our CEO can start recognizing gains. Provides value based solely on stock price appreciation. Grants of premium-priced stock options have a ten-year term and vest ratably over a three-year period. The grant is valued using the Black-Scholes stock option valuation method. Premium-priced option grants were made in both January 2019 and April 2019. The April grant was necessary to correct an administrative error made in calculating the Black-Scholes value for the January grant.

Regular Stock options (other NEOs): Provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a three-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes stock option valuation method.

RSUs: Provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates. RSUs vest ratably over three years.

Performance-based share units (CEO only): Granted in April 2019 to coincide with the Committee’s approval of a new long-term incentive target to align with the 50th percentile. Includes a three-year performance period, requires our share price to appreciate by at least 25% in order to vest and will be paid annually on a prorated basis once performance is satisfied. If the performance condition is not met by the third anniversary of the grant date, then the grant is forfeited. We were able to use a share-based approach for this grant because we had sufficient shares in our shareholder-approved equity pool.

These awards are subject to our other compensation policies generally, such as our Clawback Policy, as discussed in “Other Compensation Policies” below.

To determine annual grant levels for our NEOs, the Committee considers competitive market data, individual performance, potential future contributions to our business, internal equity, and management’s recommendations. The Committee approves long-term incentive grants at its first regular meeting of the year, and actual grants are generally made effective the day following that meeting.

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The following table summarizes 2019 targeted long-term incentive values for our NEOs in accordance with our regular annual long-term incentive grant program.

NAME	SALARY	TARGET LTI (% OF SALARY)	APPROXIMATE TARGET LTI VALUE[1]
Gerrard B. Schmid	$950,000	625%	$5,937,500
Jeffrey Rutherford	$600,000	200%	$1,200,000
Dr. Ulrich Näher	€484,100	150%	€ 726,150
Olaf Heyden	€484,100	150%	€ 726,150
Alan L. Kerr	$525,000	150%	$ 787,500

[1] The target award values shown here generally vary from the award values listed in the Grant of Plan-Based Awards Table (GPBAT). To mitigate the potential impact of stock price swings on our equity grants, we use the 20-day average closing stock price immediately preceding the grant date to determine the grant size, rather than the closing stock price on the actual grant date as shown in the GPBAT and used for accounting purposes. The GPBAT uses the Monte Carlo valuation (the method used to determine accounting expense) which often generates a value higher than target on the grant date, which we believe is inappropriate for purposes of setting compensation opportunity.

QUARTERLY BONUS PROGRAM

This program was terminated in April 2019 based on investor and shareholder advisory firm feedback.

In the fourth quarter of 2018 following the successful refinancing, the Committee adopted the Quarterly Bonus Program to enhance focus on critical elements of the DN Now initiative and to incentivize near-term completion of key elements. Under that program, the NEOs (as well as certain other participants) were eligible to receive, on a quarterly basis, up to 25% of 150% of their annual base salary. At the end of each quarter, the People and Compensation Committee assessed the NEO’s role in and contribution to the transformation and strategy and determined whether any bonus is earned.

In April 2019, following completion and review of results from the first quarter 2019, the People and Compensation Committee terminated this Quarterly Bonus Program because, in the Committee’s view, the program accomplished its goal of stabilizing the Company and retaining the personnel key to driving the DN Now initiative. The Committee also considered the feedback from shareholders regarding the use of discretionary bonuses for NEOs, which are not expected to be a continuing component of the compensation structure going forward.

The Quarterly Bonus Program monitored achievement of transformation performance requirements, as outlined in the DN Now initiative, and underpinned the intense transformation activity taking place at the Company. The Committee assessed progress against these key actions, including the following:

•	Implementing a new, customer-centric operating model with expected savings of around $100 million in 2019;
•	Divesting non-core businesses amounting to approximately 5 to 10 percent of total revenue, with the expectation of using proceeds to reduce debt;

•	Further reducing G&A expenses by driving greater efficiency in finance, IT and real estate;

•	Streamlining our solutions to improve delivery cycles and supply chain performance;

•	Harvesting net working capital;

•	Enacting a comprehensive Services Modernization Plan designed to improve services delivery, efficiency and profitability;

•	Investing on a targeted basis in next-generation solutions to enhance competitiveness; and

•	Executing on a multi-program DN Now program to deliver $400 million of cost reductions by 2021.

This Quarterly Bonus Program, as well as the Turnaround Bonus Program that was completed in 2018, were integral components of our retention plan during a critical moment in our transformation. Despite the challenges in 2018, including a precipitous stock price decline, we recruited a new CFO and retained our key executive talent, including each of the NEOs. In addition, these actions were important steps to retain and motivate key leaders of the Company. We believe these bonuses, in part, helped us achieve continuity in our leadership team by retaining our critical top leaders, as well as aided us in securing our Chief Financial Officer on a permanent basis.

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EXECUTIVE COMPENSATION MATTERS

The NEOs earned the following bonuses under this Program for first quarter 2019 performance:

NAME	FIRST QUARTER 2019 BONUS
Gerrard B. Schmid	$356,250
Jeffrey Rutherford	$225,000
Dr. Ulrich Näher	€181,538	[1]
Olaf Heyden	€181,538	[1]
Alan L. Kerr	$196,875
[1] USD equivalent is $208,212.

LONG-TERM INCENTIVES—COMPLETED PERFORMANCE CYCLES

The 2017-2019 performance-based grants were completed on December 31, 2019. At the January 2020 Committee meeting, the Committee reviewed the performance achievement and, because our three-year TSR performance was below the 30th percentile threshold requirement against the S&P 400 Midcap Index companies, the Committee approved no payout for this grant.

LONG-TERM INCENTIVES—2017 PERFORMANCE-BASED SYNERGY GRANT

In February 2017, the Committee granted one-time performance-based share awards (the Synergy Grants) to certain of the NEOs. The Synergy Grants were made under our 1991 Equity and Performance Incentive Plan, as amended, and were implemented in direct response to comments received during our 2016 shareholder outreach campaign that our shareholders wanted an increased focus on cost reduction and acquisition-related synergies.

The Synergy Grants were intended to incentivize the accelerated achievement of cost reductions and scale efficiencies made possible by our business combination with Wincor Nixdorf. Performance under the awards was based on the achievement of certain levels of “synergy savings,” defined as the realized cost reductions resulting from streamlined processes, the elimination of redundant/overlapping cost (including reductions in our workforce and facilities/overhead), and scale efficiencies gained due to the business combination. In 2017, the Committee approved the following metrics and payout schedule for the Synergy Grants based on synergy savings for the three-year performance period ending December 31, 2019.

	THRESHOLD (50% PAYOUT)	TARGET (100% PAYOUT)	MAXIMUM (200% PAYOUT)
Synergy Savings (millions)	$160	$200	$240

To incentivize the achievement of savings as quickly as possible, the Committee assessed performance at two interim measurement dates (December 31, 2017 and December 31, 2018). If the synergy savings achieved at an interim measurement date are at or above target, then 50% of the performance shares at target are deemed earned as of that measurement date.

As of December 31, 2018, the synergy savings were achieved above target, with achievement of $205 million in synergy savings. Therefore, 50% of the performance shares were earned on an accelerated basis, as indicated in the following table. The table also includes the 2017 Synergy Grant values at target for the NEOs, which were derived from a percentage of salary. The performance period ended December 31, 2019, and as of that date the synergy savings totaled $272 million, exceeding the maximum level of $240 million. The payout associated with this level of achievement, net of the shares already accelerated and paid in 2018, is in the table below.

NAME	TARGET INCENTIVE	PERFORMANCE SHARES EARNED IN 2018 / VALUE AT 12/31/18[1]		PERFORMANCE SHARES EARNED IN 2019 / VALUE AT 12/31/19[2]
Dr. Ulrich Näher	$357,451	6,719 / $	16,730	20,157 / $	212,858
Olaf Heyden	$357,451	6,719 / $	16,730	20,157 / $	212,858
Alan L. Kerr	$319,705	6,009 / $	14,962	18,027 / $	190,365

[1]	Based on our stock price as of December 31, 2018 of $2.49.

[2]	Based on our stock price as of December 31, 2019 of $10.56.

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EXECUTIVE COMPENSATION MATTERS

LONG-TERM INCENTIVES—2017 PERFORMANCE-BASED CASH INCENTIVE AWARDS

In 2017, following our acquisition of Wincor Nixdorf, legacy Wincor Nixdorf employees continued to hold a portion of their incentive compensation in Wincor Nixdorf stock options. In order to incentivize these employees around the combined Company’s performance, in 2017 we made an offer to certain employees to replace their outstanding Wincor Nixdorf stock options with performance-based cash incentive awards (the DN Performance Awards).

The objective of this program was to simply convert existing Wincor Nixdorf stock options into a performance-based cash incentive for the newly-combined Company. This program did not create additional value for the participants. Without the employee’s agreement to cancel the outstanding Wincor Nixdorf stock options, they would remain in place and be payable based on the Wincor Nixdorf stock price until the stock options expire or lapse or stop trading.

The grant of the DN Performance Awards was contingent on the employee’s agreement to cancel his or her outstanding

Wincor Nixdorf options. These awards were granted by the People and Compensation Committee under our shareholder-approved Annual Cash Bonus Plan and were effective May 1, 2017. Dr. Näher and Mr. Heyden participated in this offer.

The DN Performance Awards replaced the Wincor Nixdorf stock options vesting in March of 2018, 2019 and 2020, respectively. Each tranche of stock options had a different vest date and a different “in the money” value, and so each tranche was replaced with a DN Performance Award that had the same measurement date (of 2018, 2019 or 2020). Each award is structured to approximate the original “in-the money” value of the cancelled options at target, the option “under water” line at threshold, and a maximum at approximately 155% of our stock price. If the threshold price is not met, there will be no payment of the award. Any cash amount earned between threshold, target, and maximum will be calculated on a straight-line basis. The measurement of the share price for purposes of the DN Performance Awards will be based upon the average share price of our stock for the 20-day trading period prior to the end of the applicable performance period.

See below for the threshold, target, and cash incentive that each participating NEO may earn under the DN Performance Awards at target.

NAME	OPTIONS CANCELLED	PERFORMANCE PERIOD ENDING	CONVERTED TARGET VALUE
Olaf Heyden	43,682 55,897 56,774	3/26/2018 3/25/2019 3/30/2020	$ $ $	384,402 1,424,815 969,132
Dr. Ulrich Näher	55,897 56,774	3/25/2019 3/30/2020	$ $	1,424,815 969,132

The following table summarizes the performance measures for each DN Performance Award. The 2018 tranche did not payout. The 2019 tranche was achieved between target and maximum with share price of $10.05, resulting in payout to each of Dr. Näher and Mr. Heyden of $523,755.

PERFORMANCE PERIOD ENDING	THRESHOLD SHARE PRICE	TARGET SHARE PRICE	MAXIMUM SHARE PRICE	ACHIEVEMENT
3/26/2018	$17.37	$26.18	$40.76	Below threshold; no payout
3/25/2019	$0.68	$26.18	$40.76	Above threshold
3/30/2020	$9.10	$26.18	$40.76	Pending end of performance period

BENEFITS AND PERQUISITES

We provide our North America-based executives with medical, dental, and life insurance under the same programs used to provide benefits to all North America-based associates within their applicable country of residence. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1 million. Our North America-based executives’ personal benefits are not tied to individual or Company performance and changes to these benefits reflect the changes to the benefits of all North America-based associates within their country of residence. Dr. Näher and Mr. Heyden receive certain fringe benefits pursuant to their service agreements, which are not tied to individual or Company performance.

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EXECUTIVE COMPENSATION MATTERS

DEFERRED COMPENSATION

Our executives, including the NEOs, may elect to defer receipt of compensation from the Annual Cash Bonus Plan and performance-based shares pursuant to our Deferred Incentive Compensation Plan No. 2 (as discussed below under “Non-Qualified Deferred Compensation Plans”). Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.

RETIREMENT

We maintain qualified and non-qualified retirement programs for our U.S. executives. Our U.S. executives, including the NEOs, participate in our defined contribution (401(k)) plan on the same terms as all U.S.-based associates. Similarly, we also maintain broad-based defined contribution plans qualified in Canada for the benefit of our Canadian employees. Mr. Schmid participates in these deferred profit sharing and retirement savings plans on the same terms as all Canadian-based associates.

Mr. Heyden and Dr. Näher participate in the Wincor Nixdorf AG Pension Scheme (the Wincor Pension Plan) pursuant to their service agreements. The Wincor Pension Plan is a contribution-defined pension system based on a one-time payout or installment payments and governed by the rules outlined in the Wincor Nixdorf International GmbH Pension Scheme. Their service agreements in effect for 2019 provided for certain annual contribution commitments of €50,000 to each of Dr. Näher and Mr.  Heyden.

PERQUISITES AND FRINGE BENEFITS

We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the Company, are part of a competitive reward system, and help in attracting and retaining top management talent. The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.

Perquisites received by North America-based executives include the following, the values of which differ based on an executive’s reporting level:

•	Reimbursement for financial planning services up to $16,000 for Mr. Schmid, up to $14,000 for Mr. Rutherford and up to $10,000 for Mr. Kerr;

•	The option to receive a complete annual physical exam, which helps protect in small measure the investment we make in these key individuals; and
•	Payment of annual premiums for supplemental executive disability insurance.

Contractual fringe benefits paid to Dr. Näher and Mr. Heyden under their service agreements include accident and liability insurance, health insurance, and subsidy pension insurance premiums paid by the Company and lease payments on a company car. Dr. Näher and Mr. Heyden also receive reimbursement for financial planning services up to $10,000. Mr. Heyden also received an additional $1,786 in excess of this amount for such services in 2019.

CHANGE IN CONTROL PROTECTION

We maintain change in control agreements for certain executive officers, including Messrs. Schmid, Rutherford and Kerr, which provide our executives with the potential for continued employment (or benefits) for three years following a change in control. The other NEOs do not currently have change in control agreements.

The benefits available under the agreements are subject to a “double trigger,” so that benefits are paid only following both (i) a change in control (as defined in the agreement) and (ii) a termination of the executive’s employment without cause by us or with good reason by the executive (as such terms are defined in the agreement) in the three-year period following a change in control.

The agreements include the following items:

•	A change in control definition that is the same as the change in control definition in our shareholder-approved 2017 Plan and its equity award agreements;

•	A lump sum payment equal to two times base salary and target cash bonus;

•	Two years of continued participation in our health and welfare benefit plans;

•	A lump sum payment in an amount equal to the additional benefits the executive would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provided the executive was fully vested prior to termination;

•	A one-year post-termination noncompete and nonsolicit period;

•	An initial term of two years with automatic one-year extensions each January unless either party provides three-months’ notice that the agreement should not extend;

•	An automatic three-year extension following a change in control; and

•	Forfeiture of severance (in whole or in part) to eliminate excise tax but only if it results in a better net-of-tax result for the executive.

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EXECUTIVE COMPENSATION MATTERS

The Committee periodically reviews our policy with respect to these change in control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.

SEVERANCE PROTECTION

Our Senior Leadership Severance Plan provides coverage to executives who are involuntarily terminated without cause or who terminate their employment for good reason, in each case separate from a change in control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations.

•	A lump sum payment equal to two times (for Messrs. Schmid and Rutherford) and one and one-half times (for the other NEOs) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;
•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Messrs. Schmid and Rutherford) or one and one-half years (for the other NEOs), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and generally remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•	Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.

EMPLOYMENT AGREEMENTS

Historically, in order to attract high-quality candidates, we have entered into formal employment agreements with our CEO. On February 21, 2018, we entered into an offer letter with our new President and CEO, Gerrard B. Schmid. That offer letter is discussed in more detail under “Mr. Schmid Offer Letter” on page 68.

Dr. Näher and Mr. Heyden had service agreements in place with Wincor Nixdorf prior to the acquisition. As part of our business combination, they received offer letters in February

2017, and their service agreements will continue in effect until February 28, 2022 and August 31, 2022, respectively. These agreements are discussed in more detail under “Service Agreements with Dr. Näher and Mr. Heyden” and in the “Potential Payments Upon Termination or Change in Control—Potential Termination Payments under Service Agreements—Dr. Näher and Mr. Heyden” sections.

Neither Messrs. Rutherford nor Kerr have employment agreements.

OTHER COMPENSATION POLICIES

CLAWBACK POLICY

In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the Company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•	Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•	Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.

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EXECUTIVE COMPENSATION MATTERS

In addition, the Committee has a separate and independent Clawback Policy which provides an additional avenue to recover excessive performance-based incentive compensation (whether equity or cash) paid during a three-year look-back period in the event of a willful act of misconduct resulting in an obligation on the Company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws. This policy will be updated as necessary when the claw back requirements under Dodd Frank are fully effective.

INSIDER TRADING POLICY

Under our Insider Trading Policy, each employee, officer and director of the Company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the Company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from pledging Diebold Nixdorf stock, engaging in short sales of Diebold Nixdorf stock, and from buying or selling any derivative securities related to Diebold Nixdorf stock.

COMPANY-IMPOSED BLACK-OUT PERIODS

As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the NEOs, from trading during the period that begins two weeks prior to the end of each quarter and extends through the second business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.

However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior and, in the past, the Committee has approved a cash distribution to employees, including NEOs, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2019.

STOCK OWNERSHIP GUIDELINES

The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: 5x salary

•	Other NEOs: 3x salary

The Committee monitors progress towards achievement for the stated guidelines annually. In determining an executive’s stock holdings, we count the shares beneficially owned, including the after-tax value of unvested RSUs, shares deferred pursuant to our deferred compensation program, and shares owned through our 401(k) savings plan. Outstanding stock options and unearned performance shares do not count towards the executives’ stock ownership guidelines. Our executives are not allowed to sell shares until they meet the guidelines.

TAX REFORM AND LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (TCJA) was signed into law, Section 162(m) of the Internal Revenue Code generally limited the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the CEO and the next three most highly compensated executive officers, excluding the CFO. The $1 million limitation did not apply to compensation that qualifies as performance-based.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

To the extent possible and consistent with the goals and philosophy of compensation stated throughout, the Committee endeavors to limit the impact of Section 162(m) of the Code. The Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

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EXECUTIVE COMPENSATION MATTERS

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2019, 2018 and 2017, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.

2019 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY[1] ($)	BONUS[2] ($)	STOCK AWARDS[3] ($)	OPTION AWARDS[4] ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION[5] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS[6] ($)	ALL OTHER COMPENSATION[7] ($)	TOTAL ($)
GERRARD B. SCHMID President and Chief Executive Officer	2019	950,000	356,250	2,064,760	1,306,252	1,733,788	—	48,504	6,459,554
	2018	817,260	1,154,250	4,135,246	712,502	—	—	80,574	6,899,832
	—	—	—	—	—	—	—	—	—
JEFFREY RUTHERFORD Senior Vice President and Chief Financial Officer	2019	600,000	225,000	554,790	120,001	779,766	—	20,283	2,299,840
	2018	150,000	225,000	—	—	—	—	—	375,000
	—	—	—	—	—	—	—	—	—
DR. ULRICH NÄHER Senior Vice President, Systems	2019	542,240	208,212	383,557	82,962	1,324,769	79,627	94,820	2,716,187
	2018	570,549	557,665	940,877	135,948	—	59,569	109,693	2,374,301
	2017	460,411	—	1,017,990	225,411	234,639	68,392	104,992	2,111,835
OLAF HEYDEN Senior Vice President, Services	2019	542,240	208,212	383,557	82,962	1,348,213	77,384	106,729	2,749,297
	2018	570,549	557,665	940,877	135,948	—	60,714	129,193	2,394,946
	2017	460,411	—	1,017,990	225,411	234,639	71,992	129,237	2,139,680
ALAN L. KERR Senior Vice President, Software and Chief Revenue Officer	2019	525,000	196,875	364,083	78,750	659,552	—	25,918	1,850,178
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

[1]

Earned salary amounts reported for Dr. Näher and Mr. Heyden are included in the table in U.S. dollars, but these executives receive their salaries in Euros. To convert their 2019 Euro salary amounts to U.S. dollars for the table, we used the average Euro to U.S. dollar foreign currency exchange rate for 2019 of 1.1201.

[2]

2019 amounts in this column reflect amounts earned under the Company’s Quarterly Bonus Program. Amounts for Dr. Näher and Mr. Heyden were converted using the Euro to U.S. dollar foreign currency exchange rate of 1.1201.

[3]

2019 amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 (ASC 718), for RSUs and performance-based LTI shares awarded to the NEOs in 2019. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date values in the table and this footnote do not necessarily correspond to the actual value that will be realized by the NEOs. The grant date fair values for the RSUs are determined using the closing price of our common shares on the grant date. The grant date fair values included in the table for the annual performance-based LTI shares are calculated based on the probable outcome of the relevant performance conditions as of the grant date, which we calculate using a Monte Carlo simulation model. See Footnotes 2 and 5 to the “2019 Grants of Plan-Based Awards Table” below for additional information on the awards and assumptions used in calculating the grant date valuations. Mr. Schmid was the only NEO who received performance-based LTI awards in 2019. The ASC 718 grant date fair values for Mr. Schmid’s 2019 performance-based LTI awards assuming the achievement of the target level of performance would be $554,984. There are no threshold or maximum performance levels with respect to this award.

The specific terms of each of these awards are discussed in more detail in “Compensation Discussion and Analysis” above.

[4]

This column represents the aggregate grant date fair value, computed in accordance with ASC 718, for options awarded to the NEOs in 2019. For more information regarding 2019 grants, see the “2019 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

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EXECUTIVE COMPENSATION MATTERS

[5]

This column reflects amounts earned by Messrs. Schmid, Rutherford, Kerr and Heyden and Dr. Näher under our Annual Cash Bonus Plan for the 2019 fiscal year, but that were not actually paid out until March 2020. For Dr. Näher and Mr. Heyden, this column also reflects DN Performance Awards.

[6]

The amount shown for Mr. Heyden and Dr. Näher is the difference (to the extent positive) between the actuarial present value of pension benefits as of December 31, 2019 and the actuarial present value of pension benefits as of December 31, 2018 under the pension plans in which they participate. For Mr. Heyden and Dr. Näher, the actuarial present value is calculated based on a 0.80% discount rate and assuming that the probability is nil of termination, death, disability or retirement before normal retirement age. The increase in pension values are attributable to the additional accrued benefits.

There was no above-market or preferential interest earned by any NEO in 2019 on non-qualified deferred compensation.

[7]

The amounts reported as “All Other Compensation” for 2019 are outlined in the table below, with respect to: (a) for Mr. Schmid, amounts contributed for the executive by us under our broad-based Canadian Deferred Profit Sharing and Retirement Savings Plans, for Mr. Kerr, amounts contributed for the executive by us under our 401(k) plan, and for Dr. Näher and Mr. Heyden, annual pension benefit contributions for the executives under the Wincor Pension Plan and the executive’s service agreement, which are reflected in the tables in U.S. dollars and were converted from their Euro amounts to U.S. dollars using the exchange rate of 1.1215 at December 31, 2019, (b) financial planning services/tax preparation assistance, (c) dividend equivalents paid on unvested RSUs, and (d) other. The amount in column (d) reflects, as applicable: the value of life insurance and AD&D premiums paid for Mr. Schmid $10,494; Mr. Rutherford $1,264; and Mr. Kerr $1,106; the value of subsidy pension insurance premiums paid for Mr. Heyden $8,398; and Dr. Näher $8,398; the value of supplemental executive disability insurance premiums paid for Mr. Schmid $6,283; Mr. Rutherford $5,019 and Mr. Kerr $5,594; accident liability insurance premiums for Mr. Heyden $652; and Dr. Näher $612; and the approximate value of an annual physical exam provided to Mr. Schmid $1,555. For Dr. Näher and Mr. Heyden, column (d) also reflects the value of health insurance premiums paid for the NEOs (Mr. Heyden $5,153; and Dr. Näher $5,070) and the amounts provided to the NEOs related to use of a company car (Mr. Heyden $24,665; and Dr. Näher $24,665). Unless otherwise noted, for Dr. Näher and Mr. Heyden, amounts included in column (d) in the table below are in U.S. dollars, but were received in Euros, and we used the average Euro to U.S. dollar foreign currency exchange rate for 2019 of 1.1201 for these amounts.

	ALL OTHER COMPENSATION
NAMED EXECUTIVE OFFICER	(A)	(B)	(C)	(D)
Gerrard B. Schmid	26,500	3,672	—	18,332
Jeffrey Rutherford	—	14,000	—	6,283
Dr. Ulrich Näher	56,075	—	—	38,745
Olaf Heyden	56,075	11,786	—	38,868
Alan L. Kerr	9,218	10,000	—	6,700

CEO PAY-RATIO DISCLOSURE

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, and the ratio of these two amounts. In calculating this ratio, we are required to identify our median employee once every three years and calculate total compensation for that employee each year.

We identified our median employee on December 1, 2017, and there has been no change in our employee population or employee compensation arrangements during 2018 or 2019 that we reasonably believe would impact the pay ratio disclosures for 2019.

After identifying the median employee based on annualized base salaries, we calculated annual total compensation for such employee for 2019 using the same methodology we used for our NEOs as set forth in the above 2019 Summary Compensation Table. We have estimated the annual total compensation of our median employee, excluding our CEO, to be $35,383. As reported in the 2019 Summary Compensation Table, the total compensation of Mr. Schmid, our President and CEO, was $6,459,554. For 2019, the ratio of the total compensation of our President and CEO to the estimated median of the annual total compensation of our employees was approximately 183 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

66	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

2019 GRANTS OF PLAN-BASED AWARDS TABLE

NAME		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[1]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[2]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS[3] (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[4] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS[5] ($)
	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAX. ($)	THRESHOLD (#)	TARGET (#)	MAX. (#)
Gerrard B. Schmid	4/25/2019	—	—	—	—	—	—	—	34,678	13.98	196,277
	1/29/2019	—	—	—	—	—	—	—	676,814	4.49	1,109,975
	1/29/2019	—	—	—	—	—	—	370,043	—	—	1,509,775
	4/25/2019	—	—	—	—	56,059	—	—	—	—	554,984
	1/29/2019	653,125	2,612,500	10,450,000	—	—	—	—	—	—	—
	—	532,000	1,330,000	2,660,000	—	—	—	—	—	—	—
Jeffrey Rutherford	1/29/2019	—	—	—	—	—	—	—	68,572	4.08	120,001
	1/29/2019	—	—	—	—	—	—	135,978	—	—	554,790
	1/29/2019	150,000	600,000	2,400,000	—	—	—	—	—	—	—
	—	240,000	600,000	1,200,000	—	—	—	—	—	—	—
Dr. Ulrich Näher	1/29/2019	—	—	—	—	—	—	—	47,407	4.08	82,962
	1/29/2019	—	—	—	—	—	—	94,009	—	—	383,557
	1/29/2019	103,703	414,811	1,659,244	—	—	—	—	—	—	—
	—	221,292	553,230	1,106,460	—	—	—	—	—	—	—
Olaf Heyden	1/29/2019	—	—	—	—	—	—	—	47,407	4.08	82,962
	1/29/2019	—	—	—	—	—	—	94,009	—	—	383,557
	1/29/2019	103,703	414,811	1,659,244	—	—	—	—	—	—	—
	—	221,292	553,230	1,106,460	—	—	—	—	—	—	—
Alan L. Kerr	1/29/2019	—	—	—	—	—	—	—	45,000	4.08	78,750
	1/29/2019	—	—	—	—	—	—	89,236	—	—	364,083
	1/29/2019	98,438	393,750	1,575,000	—	—	—	—	—	—	—
	—	210,000	525,000	1,050,000	—	—	—	—	—	—	—

[1]

These columns present information about the potential payouts under our Annual Cash Bonus Plan for fiscal year 2019. The actual amount paid for each NEO is reflected above in the “2019 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For Dr. Näher and Mr. Heyden, these amounts were converted from Euros to U.S. dollars using the exchange rate on January 29, 2019 of 1.1428, which was the grant date. For a more detailed description of the related performance measures for all of these cash incentive awards see above under “Compensation Discussion and Analysis.”

These columns also present information about performance-based cash awards during 2019. The payout of the performance-based cash awards will be determined based on the achievement of specific adjusted EBITDA goals calculated over the three-year period beginning on January 1, 2019 and ending on December 31, 2021. The maximum award amount for the performance-based cash awards is capped at 400% of the target amount, which will be earned only if we achieve maximum performance pursuant to the grant’s specific performance measures, and no amount is payable unless the threshold performance is met. For a more detailed description of these awards and the related performance measures, see the related descriptions above in the “Compensation Discussion and Analysis.”

[2]

This column presents information about performance-based share awards granted to Mr. Schmid during 2019. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown or no payout. For a more detailed description of this award, see above under “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2019 pursuant to the 2017 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]

All stock option grants in this table were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2019. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

2020 PROXY STATEMENT |	67

EXECUTIVE COMPENSATION MATTERS

[5]

For RSUs, the fair value is calculated using the closing market price of the shares on the applicable grant date ($4.08), and such value reflects the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $1.75 ($5.66 for Mr. Schmid’s April 25, 2019 award and $1.64 for Mr. Schmid’s January 29, 2019 award), calculated in accordance with ASC 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. For the performance-based LTI shares granted to Mr. Schmid, the grant date fair value of $9.90 per share as of the grant date was calculated using a Monte Carlo simulation model which reflects the probable outcome of the performance conditions at target as of the grant date in accordance with ASC 718. The assumptions used in calculating the fair value of the performance-based LTI shares were as follows: (a) a risk-free interest rate of 2.29%; (b) equity volatilities of the Company, based on implied volatility of the longest dated call option with a strike price closest to target performance and historical volatility equal to the expected term of three years; and (c) a dividend yield for the Company of 0%.

MR. SCHMID OFFER LETTER

In connection with Mr. Schmid’s appointment as our President and CEO on February 21, 2018, we entered into an offer letter pursuant to which Mr. Schmid will receive an annual base salary of at least $950,000 and will be eligible for annual incentive awards and long-term incentive plan awards as determined by the Company.

The Board also granted Mr. Schmid options, performance share units and RSUs as a material inducement to his hiring. Pursuant to the terms of the CEO Inducement Award Agreement, dated February 21, 2018 (the CEO Award Agreement), Mr. Schmid received (i) 192,049 options with an exercise price of $15.35 per share and which will vest in three equal installments on the first, second, and third anniversary of the grant date; (ii) 155,636 performance share units, which will be earned, if at all, based on the target level of achievement of established performance metrics during the performance period, which begins on his date of hire and ends on December 31, 2020; and (iii) 108,945 RSUs, which will vest in three equal installments on the first, second, and third anniversaries of the grant date. This inducement award was approved by all of the Company’s independent directors and was made outside of the terms of the 2017 Plan. Once vested, equity grants will not be subject to forfeiture unless Mr. Schmid is terminated for certain activities constituting cause (as defined in the CEO Award Agreement). In the event Mr. Schmid’s employment is terminated by us without cause or he resigns for good reason (as defined in the CEO Award Agreement) within three years after a change in control, he will be entitled to 100% accelerated vesting of all such outstanding equity interests, with performance awards earned at the greater of target or actual performance as of the date of termination.

Mr. Schmid’s severance benefits will be governed by our current Senior Leadership Severance Plan, which provides coverage to executives who are involuntarily terminated without cause or who terminate their employment for good reason, in each case separate from a change in control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations. With respect to Mr. Schmid, “good reason” as defined in the Senior Leadership Severance Plan shall also include a change in title, authority, duties or responsibilities or the assignment of any duties that are inconsistent with his position.

We also entered into a Change in Control Agreement with Mr. Schmid consistent with our existing program. Any benefits under the Change in Control Agreement are paid only following both (1) a change in control (as defined in the Change in Control Agreement) and (2) a termination of Mr. Schmid’s employment without cause by the Company, or by him with good reason (as such terms are defined in the Change in Control Agreement) in the three-year period following a change in control. Under such circumstances, Mr. Schmid may be eligible for (i) a lump sum payment equal to two times base salary and target cash bonus, (ii) the acceleration of outstanding equity awards, (iii) payment of outstanding performance awards at the greater of target or actual performance, (iv) two years of continued participation in our health and welfare benefit plans, and (v) a lump sum payment in an amount equal to the additional benefits Mr. Schmid would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provided he was fully vested prior to termination, including pro rata payment of his annual incentive award at the greater of target or actual performance.

MR. RUTHERFORD’S OFFER LETTER

On January 4, 2019, we appointed Mr. Rutherford as Chief Financial Officer. Previously, Mr. Rutherford served as our interim Chief Financial Officer since October 1, 2018. Pursuant to the terms of his offer letter, Mr. Rutherford will receive an annual base salary of $600,000 and, for 2019, received an initial annual cash incentive award target at $600,000 (which represents 100% of his base salary), and he will be eligible for long-term incentive plan awards as determined by the Company. Mr. Rutherford’s severance benefits will be governed by our Senior Leadership Severance Plan, which provides coverage to executives who are involuntarily terminated without cause or who terminate their employment for good reason, in each case separate from a change in control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations.

68	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

We also entered into a Change in Control Agreement with Mr. Rutherford that is consistent with our existing program. Mr. Rutherford would be entitled to receive benefits in the same manner as described immediately above for Mr. Schmid.

SERVICE AGREEMENTS WITH DR. NÄHER AND MR. HEYDEN

Dr. Näher and Mr. Heyden are compensated pursuant to their respective service agreements and certain offer letters from us entered into in 2017 in connection with the continued integration following our business combination with Wincor Nixdorf. Pursuant to amendments extending their terms, their service agreements expire on February 28, 2022, and August 31, 2022, respectively.

The service agreements and offer letters provide the following annual compensation:

•	a fixed base salary;

•	a short-term cash incentive opportunity under our Annual Cash Bonus Plan and long-term equity incentive opportunity;

•	certain pension benefits pursuant to their service agreements and the Wincor Nixdorf International GmbH pension directive (with yearly pension benefit contribution commitments of €50,000); and

•	certain non-performance-based fringe benefits, which include accident and liability insurance, health insurance, subsidy pension insurance and directors and officers insurance premiums paid by the Company, financial planning services, and lease payments on a company car.

The short-term cash incentive award under our Annual Cash Bonus Plan is dependent on the attainment of specific targets set by us at the beginning of each fiscal year. If performance is achieved at target, Dr. Näher and Mr. Heyden receive 100% of their fixed base salary as a cash bonus. A more detailed discussion of their short-term cash incentive component is included above under the “Annual Cash Bonus Plan” section of the “Compensation Discussion and Analysis.”

Dr. Näher and Mr. Heyden are also eligible for long-term equity incentive awards based on 150% of annual base salary. A more detailed discussion of these long-term equity incentive awards is included under the “Long Term Incentives—2019 Regular Annual Grants” section.

Dr. Näher and Mr. Heyden are eligible to receive indemnification payments from us if the tax liability resulting from their service to us exceeds the tax liability that they would otherwise be subject to if their compensation were solely taxable in Germany as income of a management board member in Germany.

Dr. Näher and Mr. Heyden are also subject to the non-competition obligations provided under German law and may not, without prior written approval, work for a company or a third party which is a competitor. The service agreements and offer letters also provide for certain payments and benefits in the event of qualifying terminations of employment, which are described in detail below under “Potential Payments Upon Termination or Change in Control—Potential Termination Payments under Service Agreements—Dr. Näher and Mr. Heyden.” Additional information regarding the Wincor Pension Plan is provided under the “German Pension Benefits” section that follows the “2019 Pension and Retirement Benefits” table below.

2020 PROXY STATEMENT |	69

EXECUTIVE COMPENSATION MATTERS

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2019 for the NEOs. In addition, the following table provides information relating to grants of RSUs and performance-based awards to the NEOs that had not yet vested as of December 31, 2019. No stock appreciation rights were outstanding as of December 31, 2019.

	OPTION AWARDS[1]								STOCK AWARDS

			NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS							EQUITY INCENTIVE PLAN AWARDS:
NAME	GRANT DATE OF AWARD		EXERCISABLE (#)	UNEXERCISABLE (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[2] (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[3] ($)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[4] (#)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)[3]
Gerrard B. Schmid	2/20/2018		64,016	128,033	—	15.35	2/20/2028	—	—	—	—
	1/29/2019		—	676,814	—	4.49	1/29/2029	—	—	—	—
	4/25/2019		—	34,678	—	13.98	4/25/2029	—	—	—	—
	2/21/2018		—	—	—	—	—	72,630	766,973	—	—
	1/29/2019		—	—	—	—	—	370,043	3,907,654	—	—
	2/21/2018		—	—	—	—	—	—	—	77,818	821,758
	4/25/2019		—	—	—	—	—	—	—	56,059	591,983
Jeffrey Rutherford	1/29/2019		—	68,572	—	4.08	1/29/2029	—	—	—	—
	1/29/2019		—	—	—	—	—	135,978	1,435,928	—	—
Dr. Ulrich Näher	2/8/2017		33,100	16,550	—	26.60	2/8/2027	—	—	—	—
	2/1/2018		10,092	20,186	—	18.75	2/1/2028	—	—	—	—
	1/29/2019		—	47,407	—	4.08	1/29/2029	—	—	—	—
	2/8/2017		—	—	—	—	—	1,920	20,275	—	—
	2/1/2018		—	—	—	—	—	11,736	123,932	—	—
	1/29/2019		—	—	—	—	—	94,009	992,735	—	—
	2/8/2017	[5]	—	—	—	—	—	—	—	7,199	76,021
	2/8/2017		—	—	—	—	—	20,157	212,858	—	—
	2/1/2018		—	—	—	—	—	—	—	12,574	132,781
Olaf Heyden	2/8/2017		33,100	16,550	—	26.60	2/8/2027	—	—	—	—
	2/1/2018		10,092	20,186	—	18.75	2/1/2028	—	—	—	—
	1/29/2019		—	47,407	—	4.08	1/29/2029	—	—	—	—
	2/8/2017		—	—	—	—	—	1,920	20,275	—	—
	2/1/2018		—	—	—	—	—	11,736	123,932	—	—
	1/29/2019		—	—	—	—	—	94,009	992,735	—	—
	2/8/2017	[5]	—	—	—	—	—	—	—	7,199	76,021
	2/8/2017		—	—	—	—	—	20,157	212,858	—	—
	2/1/2018		—	—	—	—	—	—	—	12,574	132,781

70	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

	OPTION AWARDS[1]								STOCK AWARDS

			NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS							EQUITY INCENTIVE PLAN AWARDS:
NAME	GRANT DATE OF AWARD		EXERCISABLE (#)	UNEXERCISABLE (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[2] (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[3] ($)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[4] (#)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)[3]
Alan L. Kerr	8/4/2014		7,751	—	—	38.02	8/4/2024	—	—	—	—
	2/5/2015		22,735	—	—	32.33	2/5/2025	—	—	—	—
	2/3/2016		23,744	—	—	27.39	2/3/2026	—	—	—	—
	2/8/2017		29,605	14,803	—	26.60	2/8/2027	—	—	—	—
	2/1/2018		7,742	15,485	—	18.75	2/1/2028	—	—	—	—
	1/29/2019		—	45,000	—	4.08	1/29/2029	—	—	—	—
	2/8/2017		—	—	—	—	—	1,717	18,132	—	—
	2/1/2018		—	—	—	—	—	9,003	95,072	—	—
	1/29/2019		—	—	—	—	—	89,236	942,332	—	—
	2/8/2017	[5]	—	—	—	—	—	—	—	6,439	67,996
	2/8/2017		—	—	—	—	—	18,029	190,386	—	—
	2/1/2018		—	—	—	—	—	—	—	9,646	101,862

[1]	All stock option grants outstanding at the 2019 fiscal year-end vest ratably over a three-year period beginning on the first anniversary of the date of grant.

[2]

This column reflects unvested RSUs granted to the NEOs as of December 31, 2019. The RSUs included in this column vest ratably over a three-year period. This column also reports the remaining unvested portion of performance-based Synergy Grant shares granted to the NEO for a 2017-2019 performance period based on performance as of the December 31, 2019. This award is scheduled to vest and be paid in February 2020.

[3]	The market value was calculated using the closing price of our common shares of $10.56 as of December 31, 2019.

[4]

This column reports the performance-based LTI shares granted to the NEOs for the 2018-2020 performance period. For the 2018-2020 performance period, relative TSR was below the applicable threshold as of December 31, 2019, and we have included the awards at threshold. The 2018-2020 performance-based LTI awards are scheduled to vest and be paid February 2021. With respect to Mr. Schmid’s April 25, 2019 performance award, the amount is included at target since this award does not include a threshold performance measure.

[5]

Amounts represent 2017-2019 performance-based LTI awards and are reflected at threshold level. The threshold performance goals for these awards were not met, and the award opportunities with respect to these 2017-2019 awards were forfeited, as determined by the People and Compensation Committee following the end of the performance period.

2020 PROXY STATEMENT |	71

EXECUTIVE COMPENSATION MATTERS

2019 OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING [1] ($)
Gerrard B. Schmid	—	—	36,315	304,320
Jeffrey Rutherford	—	—	—	—
Dr. Ulrich Näher	—	—	14,506	83,979
Olaf Heyden	—	—	14,506	83,979
Alan L. Kerr	—	—	13,304	76,548

[1]

The value realized is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2019 PENSION AND RETIREMENT BENEFITS

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)		PAYMENTS DURING LAST FISCAL YEAR ($)
Gerrard B. Schmid	—	—	—		—
Jeffrey Rutherford	—	—	—		—
Dr. Ulrich Näher	Wincor Nixdorf AG Pension Scheme	5.00	328,600	[1]	—
Olaf Heyden	Wincor Nixdorf AG Pension Scheme	6.67	435,142	[1]	—
Alan L. Kerr	—	—	—		—

[1]

For Dr. Näher and Mr. Heyden, the present value of accumulated benefit is based on projected benefits earned through age 63 and assuming a discount rate of 0.80% and that there is no probability of termination, retirement, death, or disability before normal retirement age. The present value of accumulated benefit for Dr. Näher and Mr. Heyden is €293,000 and €388,000, respectively. The dollar amounts reflected in the table were calculated using the Euro to U.S. dollar foreign currency exchange rate on December 31, 2019 of 1.1215.

GERMAN PENSION BENEFITS

Dr. Näher and Mr. Heyden participate in the Wincor Pension Plan pursuant to their service agreements. The Wincor Pension Plan is a contribution-defined pension system, and is based on a one-time payout or up to ten annual installment payments. They are entitled to the pension payments when reaching the age of sixty. In the event that the executive continues to hold a position on the Wincor Nixdorf management board, the actual pensions and/or one-time payout benefits will be higher than those presented in the table, particularly as a result of future financing contributions. The amounts credited to the pension accounts bear interest at 3.5% per year.

PRESENT VALUE OF ACCUMULATED BENEFITS

The Present Value of Accumulated Benefits is the single-sum value as of December 31, 2019 of the annual pension benefit that was earned through that date payable under a plan beginning at the NEO’s normal retirement age.

The normal retirement age for Dr. Näher and Mr. Heyden under the Wincor Nixdorf AG Pension Scheme is 63. The key assumptions are as follows:

•	A discount rate of 0.80%; and

•	No probability of termination, retirement, death or disability before normal retirement age.

72	| 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS

NON-QUALIFIED DEFERRED COMPENSATION PLANS

DEFERRED INCENTIVE COMPENSATION PLAN NO. 2

Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the NEOs, were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance-based share awards earned under the 1991 Plan; however, none of the NEOs were participants in this Deferred Incentive Compensation Plan in 2019. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.

Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance-based share amount. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance-based shares must be made at least six months prior to the end of the three-year performance period specified in the grant.

Deferrals of performance-based shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. Executives may invest such cash deferrals in any funds available under our 401(k) plan, except the Northern Trust, Invesco Stable Value Fund and Diebold Inc. Stock Fund. The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2019, as reported by Merrill Lynch.

MERRILL LYNCH FUNDS

NAME OF FUND	RATE OF RETURN	NAME OF FUND	RATE OF RETURN
FEDERATED INTERNATIONAL CL IS	27.02%	VANGUARD 2015 INSTL TARGET RET	14.88%
INVESCO DIVERSIFIED DIV CL R5	25.46%	VANGUARD 2020 INSTL TARGET RET	17.69%
INVESCO OPPENHEIMER DEV Y	24.31%	VANGUARD 2025 INSTL TARGET RET	19.67%
JANUS HENDERSON TRITON FUND I	28.45%	VANGUARD 2030 INSTL TARGET RET	21.14%
JOHN HANCOCK DISCIPLINED	30.14%	VANGUARD 2035 INSTL TARGET RET	22.56%
LOOMIS SAYLES SMALL CAP VALUE	25.08%	VANGUARD 2040 INSTL TARGET RET	23.93%
T ROWE PRICE BLUE CHP GRTH INV	29.97%	VANGUARD 2045 INSTL TARGET RET	25.07%
VANGUARD INSTITUTIONAL INDEX	31.46%	VANGUARD 2050 INSTL TARGET RET	25.05%
VANGUARD MID CAP INDEX FUND	31.03%	VANGUARD 2055 INSTL TARGET RET	25.06%
VANGUARD PRIMECAP FUND	27.88%	VANGUARD 2060 INSTL TARGET RET	25.13%
LOOMIS SAYLES BOND FD	11.57%	VANGUARD 2065 INSTL TARGET RET	25.15%
VANGUARD TOTAL BOND MKT	8.73%	VANGUARD INCM INSTL TARGET RET	13.20%
AMERICAN BALANCED FUND R5	19.48%	BLACKROCK LIQUIDITY FD T INSTL	2.08%

Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the Company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments. None of the NEOs were participants in the Deferred Incentive Compensation Plan No. 2 in 2019.

2020 PROXY STATEMENT |	73

EXECUTIVE COMPENSATION MATTERS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The amount of compensation payable to each NEO upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change in control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the tables below. The amounts shown assume that such termination or change in control was effective as of December 31, 2019, include amounts earned through such date, and are estimates of the amounts that would be paid out to the executives upon his termination or change in control.

The actual amounts to be paid out can only be determined at the time of each NEO’s separation. Messrs. Schmid, Rutherford and Kerr participate in our Senior Leadership Severance Policy. Dr. Näher and Mr. Heyden have employment agreements, and their rights upon termination are set forth in those agreements. The employment agreements for Dr. Näher and Mr. Heyden are structured in a different manner from the other NEOs with respect to termination payments, and so we have summarized their rights to payments separately, immediately following the discussion of the other NEOs that follows. Our stock price as of December 31, 2019 was $10.56.

PAYMENTS MADE UPON TERMINATION—MESSRS. SCHMID, RUTHERFORD AND KERR

VOLUNTARY WITHOUT GOOD REASON OR INVOLUNTARY WITH CAUSE

Whether a NEO’s employment terminates voluntarily without “good reason” or terminates involuntarily with “cause” (as those terms may be defined in various agreements), he is generally only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under any 401(k) plan.

INVOLUNTARY WITHOUT CAUSE OR VOLUNTARY WITH GOOD REASON

If a NEO is involuntarily terminated without cause, he is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality, non-competition and other applicable obligations):

•	A lump sum payment equal to two times (for Messrs. Schmid and Rutherford) and one and one-half times (for Mr. Kerr) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Messrs. Schmid and Rutherford) or one and one-half years (for Mr. Kerr), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;
•	All outstanding unvested options immediately vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•	Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.

Pursuant to the Senior Leadership Severance Plan, if a NEO terminates his employment due to the occurrence of any of the following events without his consent and following our right to cure, each of which constitute the basis for “good reason,” he will be entitled to receive the payments and benefits discussed immediately above:

•	A material reduction in the amount of the executive’s then current base salary or target annual bonus;

•	A requirement that the executive change his principal location of work to a location which is in excess of 50 miles from his current location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Senior Leadership Severance Plan by any successor company or any purchaser of all or substantially all of our assets; or

•	Any material breach by us of the terms and conditions of the Senior Leadership Severance Plan.

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EXECUTIVE COMPENSATION MATTERS

PAYMENTS MADE UPON RETIREMENT

Generally, in the event of the retirement of a NEO at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary Without Good Reason or Involuntary With Cause,” he is entitled to the following:

•	All outstanding unvested options and RSUs issued prior to 2017 immediately vest if the NEO had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding unvested options and RSUs granted in and after 2017 will continue to vest in the normal course if the NEO had attained the age of 55 and completed five or more years of continuous employment;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs, if the sum of the NEO’s age and years of continuous employment equals or exceeds 70;

•	Pro-rata performance-based share amounts for awards prior to 2017 if the NEO had attained the age of 65 and completed five or more years of continuous employment or if the sum of the NEO’s age and years of continuous employment equal or exceed 70; and

•	Performance-based share amounts for awards in or after 2017 if the NEO has attained the age of 55 and has completed five or more years of continuous employment with the corporation, with the extent to which such awards are earned determined as if the NEO’s employment had not terminated.

PAYMENTS MADE UPON DEATH OR DISABILITY

In the event of the death of a NEO, the NEO or his estate or beneficiaries receives:

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and (i) target performance for Mr. Schmid or (ii) actual full-year performance results for Messrs. Kerr and Rutherford;

•	All outstanding unvested options vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration);

•	All outstanding RSUs vest;

•	Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and
•	Benefits under our group term life insurance plan or any supplemental life insurance plan, as applicable.

If a NEO has a termination from employment for disability that is a “separation from service,” as that term is defined in Section 409A of the Internal Revenue Code, the NEO has the right to receive the same benefits as if he were terminated without cause, as listed above.

PAYMENTS UPON A TERMINATION FOLLOWING A CHANGE IN CONTROL

Pursuant to the change in control agreements described previously, following a change in control, the term of employment for each NEO will extend until at least the third anniversary of the change in control. If, within that time period, an NEO’s employment is terminated without cause or if the NEO terminates his employment for good reason, the NEO is entitled to the following benefits:

•	Unpaid base salary and accrued vacation pay and unreimbursed business expenses;

•	A lump sum payment equal to two times base salary and target cash bonus;

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	Two years of continued participation in our employee health and welfare benefit plans; and

•	A lump sum payment in an amount equal to the additional benefits the NEO would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provided the NEO was fully vested prior to termination.

Pursuant to the terms of the applicable equity compensation agreements, if following the change in control the NEO is terminated without cause or he terminates employment for good reason, the NEO is entitled to the following benefits:

•	All outstanding unvested options immediately vest;

•	All outstanding RSUs immediately vest and become nonforfeitable; and

•	Unearned and nonforfeited performance-based shares become nonforfeitable at 100% of target (or the greater of 100% of target or actual level of achievement for Mr. Schmid).

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EXECUTIVE COMPENSATION MATTERS

For all of these agreements, a change in control is deemed to occur upon any of the following events (subject to limited exceptions described in such agreements):

•	Acquisition by any individual, group or entity of beneficial ownership of thirty percent or more of our outstanding shares;

•	The incumbent board ceases, for any reason other than death or disability, to constitute at least a majority of the Board, with any individual whose nomination and election was approved by at least a majority vote of the incumbent directors considered as though a member of the incumbent board, and excluding for these purposes any individual whose initial assumption of office occurs as a result of an actual or threatened election contest;

•	A reorganization, merger, consolidation or sale of all or substantially all of our assets; or

•	Approval by our shareholders of a complete liquidation or dissolution.

Further, for purposes of the equity compensation agreements and the change in control agreements, a voluntary termination by a NEO upon a change in control will be deemed for good reason upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the NEO in the offices or positions held prior to the change in control;
•	A material reduction in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the NEO, or a reduction in aggregate compensation or employee benefit plans;

•	We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change in control agreements;

•	We relocate and require the NEO to change his principal location of work to any location which is in excess of 50 miles from his previous location of work, or requires the NEO to travel significantly more than was previously required; or

•	Any material breach of the Agreement.

EFFECT OF SECTION 409A ON TIMING OF PAYMENTS

With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

POTENTIAL TERMINATION PAYMENTS UNDER SERVICE AGREEMENTS—DR. NÄHER AND MR. HEYDEN

Dr. Näher’s and Mr. Heyden’s existing service agreements and offer letters govern payments made upon death, disability, retirement, or termination. They are also eligible for certain benefits under the Wincor Nixdorf pension plan should their service terminate.

VOLUNTARY WITHOUT GOOD REASON OR INVOLUNTARY WITH CAUSE

If the service agreement is terminated by the Company for cause, Dr. Näher and Mr. Heyden are generally entitled to base salary earned through the date of termination, along with any amounts provided under the Wincor Pension Plan, and shall forfeit any outstanding DN Performance Awards in their entirety. If Dr. Näher and Mr. Heyden voluntarily resign without good reason, they are generally entitled to base salary through the date of termination, along with amounts provided under the Wincor Pension Plan, and do not forfeit any outstanding DN Performance Awards.

INVOLUNTARY WITHOUT CAUSE OR VOLUNTARY WITH GOOD REASON

Pursuant to their offer letters, Dr. Näher and Mr. Heyden participate in our Senior Leadership Severance Plan. If Dr. Näher or Mr. Heyden is involuntarily terminated without cause or he voluntarily terminates his employment for cause or for good reason (as defined in the applicable service and award agreements), he is entitled to the following, in addition to payments under his pension (subject to a general release of claims and acknowledgment of the executive’s confidentiality, non-competition and other applicable obligations):

•	A lump sum payment equal to one and one-half times base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) one and one-half years, and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

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EXECUTIVE COMPENSATION MATTERS

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•	Pro-rata performance-based share amounts based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	Payment under their DN Performance Awards to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.

PAYMENTS MADE UPON RETIREMENT

Upon retirement, Dr. Näher and Mr. Heyden will receive certain benefits under the Wincor Pension Plan pursuant to their service agreements as discussed above in the “Benefits and Prerequisites” section. Dr. Näher and Mr. Heyden are entitled to the pension payments upon reaching the age of 60. In the event of retirement, Dr. Näher and Mr. Heyden are also entitled to the following:

•	All outstanding unvested options and RSUs granted in or after 2017 continue to vest in the normal course if they have attained the age of 55 and have completed five or more years of continuous employment with the Company;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination, relative to the vesting period of the RSUs, if the sum of his age and years of continuous employment with the Company equals or exceeds 70;

•	Payment under their DN Performance Awards to the extent such awards are earned, payable when such awards are generally paid to others;

•	Pro-rata performance-based share amounts based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are payable to others if the sum of his age plus years of continuous employment with the Company equal or exceed 70; and

•	Performance-based share amounts for awards in or after 2017 if the NEO has attained the age of 55 and has completed five or more years of continuous employment with the Company, with the extent to which such awards are earned determined as if the NEO’s employment had not terminated.

PAYMENTS MADE UPON DEATH

In the event of death, certain beneficiaries of Dr. Näher or Mr. Heyden are entitled to continued payment of his base salary for six months and certain payments under the Wincor Pension Scheme. They are also entitled to the following:

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	All outstanding unvested options vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration);

•	All outstanding RSUs vest;

•	Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	A lump sum pro-rata payment under their DN Performance Awards based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others.

PAYMENTS MADE UPON DISABILITY

Should Dr. Näher or Mr. Heyden become unable to work due to disability, he is entitled to receive his base salary for a period of up to eighteen months or when he leaves the Company. After eighteen months, the Company may terminate his service agreement and he will receive pension benefits, even if he has not reached the age of 60. Dr. Näher and Mr. Heyden are also entitled to the following:

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	All outstanding unvested options vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration);

•	All outstanding RSUs vest;

•	Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	A lump sum pro-rata payment under their DN Performance Awards based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others.

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EXECUTIVE COMPENSATION MATTERS

POST-TERMINATION PAYMENTS TABLES

NAME	VOLUNTARY W/O GOOD REASON ($)		INVOLUNTARY W/CAUSE ($)	INVOLUNTARY W/O CAUSE OR VOLUNTARY W/ GOOD REASON ($)		RETIREMENT ($)		DEATH ($)		DISABILITY ($)		CHANGE IN CONTROL W/ TERMINATION ($)
Gerrard B. Schmid
Salary/Bonus	—		—	6,293,788		—		1,330,000		1,330,000		6,293,788
Stock options	—		—	4,108,261		—		4,108,261		4,108,261		4,108,261
Performance-based awards[1]	—		—	2,558,494		—		2,558,494		2,558,494		4,847,999
RSUs	—		—	1,669,694		—		4,674,627		4,674,627		4,674,627
Pension Plans and SERP Benefits[2]	—		—	—		—		—		—		—
Other Benefits[3]	—		—	69,113		—		—		—		54,113
Total:	—		—	14,699,350		—		12,671,382		12,671,382		19,978,788[4]
Jeffrey Rutherford
Salary/Bonus	—		—	3,179,766		—		779,766		779,766		3,179,766
Stock options	—		—	444,346		—		444,346		444,346		444,346
Performance-based awards[1]	—		—	200,000		—		200,000		200,000		600,000
RSUs	—		—	441,522		—		1,435,928		1,435,928		1,435,928
Pension Plans and SERP Benefits[2]	—		—	—		—		—		—		—
Other Benefits[3]	—		—	100,588		—		—		—		85,588
Total:	—		—	4,366,222		—		2,860,040		2,860,040		5,745,628[4]
Alan L. Kerr
Salary/Bonus	—		—	2,234,552		—		659,552		659,552		2,759,552
Stock options	291,600	[5]	—	291,600		291,600	[5]	291,600		291,600		291,600
Performance-based awards[1]	796,920	[5]	—	796,920	[5]	796,920	[5]	796,920	[5]	796,920	[5]	796,920
RSUs	1,055,535	[5]	—	1,055,535	[5]	1,055,535	[5]	1,055,535		1,055,535		1,055,535
Pension Plans and SERP Benefits[2]	—		—	—		—		—		—		—
Other Benefits[3]	—		—	16,658		—		—		—		2,211
Total:	2,144,055		—	4,395,265		2,144,055		2,803,607		2,803,607		4,905,818[4]

[1]

For all outstanding performance-based awards, we have assumed that the payouts of the awards will be made at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved in the future.

[2]

The Pension Plans and SERP Benefits amount represents the total value to the NEO under our defined benefit and defined contribution plans, excluding the Qualified 401(k) Plan and our broad-based Canadian RRSP and DPSP Plans.

[3]

“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the NEO for health and welfare benefit plans and outplacement services, which the NEO was eligible to receive as of December 31, 2019.

[4]

These payments would be subject (in whole or in part) to an excise tax imposed by Section 280G of the Code. In accordance with the NEO’s change in control or employment agreement, we will reduce certain of these payments to the extent necessary so that no portion of the total payment is subject to the excise tax, but only if this results in a better net-of-tax result for the NEO. The calculations in this table do not reflect any such reduction or adjustment.

[5]

Includes awards granted in or after 2017 that continue to vest as if Mr. Kerr had remained employed during the applicable vesting performance period given Mr. Kerr’s attainment of age 55 and 5 years of continued service with the Company.

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EXECUTIVE COMPENSATION MATTERS

As discussed above, Dr. Näher’s and Mr. Heyden’s respective service agreements govern their severance payments. These agreements do not provide change in control protection. Amounts presented in the table below assume a hypothetical termination event as of December 31, 2019. All amounts were converted from Euros to U.S. dollars using the exchange rate on December 31, 2019, which was 1.1215.

NAME	VOLUNTARY W/O GOOD REASON ($)	INVOLUNTARY W/CAUSE ($)	INVOLUNTARY W/O CAUSE OR VOLUNTARY W/GOOD REASON ($)	RETIREMENT ($)	DEATH ($)	DISABILITY ($)
Dr. Ulrich Näher
Severance	—	—	2,444,219	—	1,072,134	1,614,374
Stock options	—	—	307,197	—	307,197	307,197
Performance-based awards[1]	—	—	538,290	—	538,290	538,290
RSUs	—	—	403,729	—	1,136,942	1,136,942
DN Performance Awards[2]	969,132	—	969,132	969,132	909,431	909,431
Pension Plan Benefits[3]	328,600	328,600	328,600	328,600	328,600	328,600
Other Benefits[4]	—	—	35,202	—	—	—
Total:	1,297,732	328,600	5,026,369	1,297,732	4,292,594	4,834,834
Olaf Heyden
Severance	—	—	2,467,663	—	1,095,578	1,637,818
Stock options	307,197[5]	—	307,197	307,197[5]	307,197	307,197
Performance-based awards[1]	903,348[5]	—	903,348[5]	903,348[5]	903,348[5]	903,348[5]
RSUs	1,136,942[5]	—	1,136,942[5]	1,136,942[5]	1,136,942	1,136,942
DN Performance Awards[2]	969,132	—	969,132	969,132	909,431	909,431
Pension Plan Benefits[3]	435,142	435,142	435,142	435,142	435,142	435,142
Other Benefits[4]	—	—	35,327	—	—	—
Total:	3,751,761	435,142	6,254,751	3,751,761	4,787,638	5,329,878

[1]

For all outstanding performance-based awards, we have assumed that the payouts of the awards will be made at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved in the future.

[2]	For all outstanding DN Performance Awards, we have assumed that the payouts of the awards will be made at target levels.

[3]

The pension plan benefits amount represents the total value to Dr. Näher and Mr. Heyden under the Wincor Nixdorf AG Pension Scheme. The assumptions used to calculate the value are consistent with those described above under “2019 Pension and Retirement Benefits.”

[4]

“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the NEO for health and welfare benefit plans and outplacement services, which the NEO was eligible to receive as of December 31, 2019.

[5]

Includes awards granted under the 2017 Plan that continue to vest as if Mr. Heyden had remained employed during the applicable vesting performance period given Mr. Heyden’s attainment of age 55 and 5 years of continued service with the Company.

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REPORT OF AUDIT COMMITTEE

The Audit Committee is currently comprised of Patrick W. Allender (Chair), Arthur F. Anton, Bruce H. Besanko, Dr. Dieter W. Düsedau, and Kent M. Stahl. Each member of the committee is independent as defined in the NYSE Listed Company Manual and SEC rules. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our website at http://www.dieboldnixdorf.com.

The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2019. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The Audit Committee:

Patrick W. Allender, Chair

Arthur F. Anton

Bruce H. Besanko

Dr. Dieter W. Düsedau

Kent M. Stahl

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SHAREHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements, annual reports and Notice of Internet Availability of Proxy Materials. This means that, if shareholders within the same household request a physical copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2019, this Proxy Statement or Notice of Internet Availability of Proxy Materials

to you if you share an address subject to householding. Please contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000 if you wish to receive a separate copy.

Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. Additional information regarding such persons who are participants in this proxy solicitation is set forth in Appendix A to this Proxy Statement. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition,

Innisfree has been retained to assist in the solicitation of proxies for an estimated fee of $20,000. Those fees represent the amount normally expended for Innisfree’s services in connection with solicitations of the Company with respect to an election of directors in the absence of a contest. The Company expects the total amount of costs and expenditures to be incurred with respect to solicitations for the 2020 Annual Meeting (excluding costs represented by salaries and wages of regular employees and officers) to be consistent with the total amount that it normally expends for solicitations for an election of directors in the absence of a contest. Total costs and expenditures to date for, in furtherance of or in connection with solicitations of proxies have not exceeded our normal expenditures in connection with solicitations for an election of directors in the absence of a contest (excluding salaries and wages of regular employees and officers).

SHAREHOLDER PROPOSALS

We must receive by November 10, 2020 any proposal of a shareholder intended to be presented at our 2021 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2021 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.

Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act regarding the nominations of directors, which a shareholder intends to present at our 2021 Annual Meeting must be received by us at our principal executive office on or between October 11, 2020 and November 10, 2020 (or, if the 2021 Annual Meeting is held more than 30 days prior to or after May 1, 2021, not later than the close of business on the later of the 180th day prior to the 2021 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations. Other non-Rule 14a-8 proposals must be received by us at our principal executive office on or between December 10, 2020 and January 9, 2021 (or, if the 2021 Annual Meeting is held more than 30 days prior to or after May 1, 2021, not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations.

Non-Rule 14a-8 proposals must comply with certain provisions of our Code of Regulations. Our proxy related to the 2021 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2021 Annual Meeting.

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OTHER MATTERS

We are not aware of any matters to be presented at the 2020 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2020 Annual Meeting.

Please note that you will not be able to attend the meeting in person this year. Details regarding how to attend the virtual meeting are more fully described at the end of this Proxy statement. For additional information, you may contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

By Order of the Board of Directors

Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Corporate Secretary

Canton, Ohio

March 10, 2020

82	| 2020 PROXY STATEMENT

ATTENDING THE ANNUAL MEETING

The Company will be hosting the 2020 Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any shareholder can attend the 2020 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/DBD2020

•	Webcast starts at 8:30 a.m. EDT on May 1, 2020

•	Shareholders may vote while attending the Annual Meeting on the Internet

•	Please have your 16-digit control number in order to enter the Annual Meeting

•	Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/DBD2020

•

Questions regarding how to attend and participate via the Internet will be answered by calling 800-586-1548 (US) or 303-562-9288 (international) on the day before the Annual Meeting and the day of the Annual Meeting

•	Webcast replay of the Meeting will be available soon after the meeting and will be available for up to three months

•	Shareholders may submit questions in advance of the Annual Meeting at www.proxyvote.com

2020 PROXY STATEMENT |	83

APPENDIX A

INFORMATION REGARDING PARTICIPANTS

IN DIEBOLD NIXDORF, INCORPORATED’S SOLICITATION OF PROXIES

The following tables set forth the name and business address of our directors and director nominees recommended by our Board, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from the shareholders in connection with the 2020 Annual Meeting of Shareholders.

Directors and Nominees

The principal occupations or employment of our continuing directors and director nominees recommended by our Board who are considered participants in our solicitation of proxies are set forth under the section above titled “Proposal 1: Election of Directors” of this Proxy Statement on page 20. The name and business addresses of the organization of employment of our continuing non-employee directors and director nominees are as follows:

Name	Business Address

Reynolds Bish	Kofax Limited, 15211 Laguna Canyon Road, Irvine, CA 92618

Phillip Cox	Cox Financial Corporation, 3910 Carew Tower, 441 Vine Street, Cincinnati, OH 45202

Dr. Alexander Dibelius	CVC Capital Partners, Bockenheimer Landstre. 24, 60323 Frankfurt, Germany

Matthew Goldfarb	Southport Midstream Partners, LLC, 191 Post Road West, Westport, CT 06880

Gary Greenfield	Court Square Capital Partners, 55 E. 52nd St., 34th Floor, New York, NY 10055

For each of the following non-employee directors: Arthur Anton, Bruce Besanko, Ellen Costello, and Kent Stahl, our new director nominee, Lauren States, and our non-employee directors that will be retiring from the Board at the 2020 Annual Meeting, Patrick Allender and Dr. Dieter Düsedau, their business address is 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077.

Officers and Employees

The principal occupations of our officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with Diebold Nixdorf, Incorporated and the business address for each person is 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077.

Name	Principal Occupation

Gerrard Schmid	President and Chief Executive Officer

Jeffrey Rutherford	Senior Vice President and Chief Financial Officer

Dr. Ulrich Näher	Senior Vice President, Systems

Olaf Heyden	Senior Vice President, Services

Alan Kerr	Senior Vice President, Software and Chief Revenue Officer

James Barna	Vice President and Chief Accounting Officer

Jonathan Leiken	Senior Vice President, Chief Legal Officer and Corporate Secretary

Daneen Martin	Senior Director, Executive Compensation

Elizabeth Patrick	Senior Vice President and Chief People Officer

Elizabeth Radigan	Vice President and Chief Ethics and Compliance Officer

Stephen Virostek	Vice President, Investor Relations

A-1

Information Regarding Ownership of Shares by Participants

The number of shares held by our directors and Messrs. Schmid, Rutherford, Heyden and Kerr and Dr. Näher as of February 27, 2020 is set forth under the “Security Ownership of Directors and Management” section of this Proxy Statement on page 27. Unless otherwise indicated, no participant owns any securities of the Company of record that such participant does not own beneficially.

Name	Shares Beneficially Owned

James Barna	0 shares beneficially owned (excludes 7,172 RSUs that have not vested)

Jonathan Leiken	181,400 shares beneficially owned (excludes 89,551 RSUs that have not vested; includes 123,768 options exercisable within 60 days)

Daneen Martin	1,893 shares beneficially owned (excludes 389 RSUs that have not vested)

Elizabeth Patrick	8,109 shares beneficially owned (excludes 26,798 RSUs that have not vested; includes 2,655 options exercisable within 60 days)

Elizabeth Radigan	13,211 shares beneficially owned (excludes 5,377 RSUs that have not vested)

Stephen Virostek	17,870 shares beneficially owned (excludes 6,807 RSUs that have not vested)

Ms. Patrick’s associate, Karen A. Cogswell, 1112 Brookhaven Club Drive, Duluth, GA 30097, beneficially owns 750 shares, which were purchased on July 30, 2019.

Information Regarding Transactions in Shares by Participants

The following table sets forth information regarding purchases and sales of shares by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares Purchased or Sold (February 27, 2018 – March 6, 2020)

Name	Transaction Date	# Shares	Transaction Description
Patrick Allender	4/25/2018	9,928	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	5/7/2018	25,000	Acquisition - Open Market Purchase
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
Arthur Anton	2/26/2019	30,000	Acquisition - Open Market Purchase
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	5/2/2019	25,000	Acquisition - Open Market Purchase
	8/28/2019	9,615	Acquisition - Open Market Purchase
	10/31/2019	10,000	Acquisition - Open Market Purchase
Bruce Besanko	10/18/2018	5,792	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
Reynolds Bish	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
Ellen Costello	6/21/2018	12,156	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	3/11/2019	2,500	Acquisition - Open Market Purchase
	3/14/2019	2,500	Acquisition - Open Market Purchase
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	5/2/2019	3,000	Acquisition - Open Market Purchase
	10/31/2019	8,000	Acquisition - Open Market Purchase
	2/13/2020	8,000	Acquisition - Open Market Purchase

A-2

Phillip Cox	4/25/2018	9,928	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	7/30/2019	6,000	Disposal - Open Market Sale

Dr. Alexander Dibelius	4/25/2018	9,928	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/26/2018	1,550	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/25/2019	2,979	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
Dr. Dieter Düsedau	4/25/2018	9,928	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/26/2018	1,550	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/25/2019	2,979	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
Matthew Goldfarb	3/14/2019	10,000	Acquisition - Open Market Purchase
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	10/31/2019	20,000	Acquisition - Open Market Purchase
	3/6/2020	14,000	Acquisition - Open Market Purchase
Gary Greenfield	4/25/2018	9,928	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	5/28/2019	5,000	Acquisition - Open Market Purchase
	6/13/2019	5,000	Acquisition - Open Market Purchase
	10/31/2019	7,400	Acquisition - Open Market Purchase
Kent Stahl	4/25/2019	12,367	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
Gerrard Schmid	5/4/2018	8,300	Acquisition - Open Market Purchase
	5/8/2018	10,000	Acquisition - Open Market Purchase by Spouse
	1/29/2019	370,043	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/21/2019	19,440	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	3/4/2019	22,222	Acquisition - Open Market Purchase
	10/31/2019	28,000	Acquisition - Open Market Purchase
	1/29/2020	66,028	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	1/30/2020	136,254	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	3/6/2020	10,000	Acquisition - Open Market Purchase
Jeffrey Rutherford	1/29/2019	135,978	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	3/13/2019	19,100	Acquisition - Open Market Purchase
	5/2/2019	10,000	Acquisition - Open Market Purchase
	11/1/2019	29,600	Acquisition - Open Market Purchase
	1/29/2020	13,901	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	1/30/2020	42,366	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	3/5/2020	10,000	Acquisition - Open Market Purchase
Dr. Ulrich Näher	1/29/2019	94,009	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2019	2,786	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2019	912	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/13/2019	6,719	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/13/2019	3,190	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant

A-3

	2/19/2019	13,000	Acquisition - Open Market Purchase
	2/20/2019	13,000	Acquisition - Open Market Purchase
	3/12/2019	10,000	Acquisition - Open Market Purchase
	3/13/2019	10,000	Acquisition - Open Market Purchase
	11/4/2019	30,000	Acquisition - Open Market Purchase
	1/29/2020	14,879	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	1/30/2020	28,278	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2020	2,787	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	912	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/11/2020	20,157	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/11/2020	9,572	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
Olaf Heyden	1/29/2019	94,009	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2019	2,786	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2019	912	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/13/2019	6,719	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/13/2019	3,190	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
	3/4/2019	20,000	Acquisition - Open Market Purchase
	3/4/2019	1,000	Acquisition - Open Market Purchase by Spouse
	5/2/2019	20,000	Acquisition - Open Market Purchase
	10/31/2019	20,000	Acquisition - Open Market Purchase
	1/29/2020	14,879	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	1/30/2020	28,278	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2020	2,787	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	912	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/11/2020	20,157	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/11/2020	9,572	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
	2/28/2020	13,000	Acquisition - Open Market Purchase
Alan Kerr	1/29/2019	89,236	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2019	1,637	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/3/2019	392	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2019	625	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/13/2019	6,009	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/13/2019	2,185	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
	1/29/2020	11,802	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/1/2020	1,727	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	659	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/11/2020	18,029	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/11/2020	6,915	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
James Barna	1/30/2020	7,172	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan

A-4

Jonathan Leiken	1/29/2019	86,686	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2019	2,072	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/3/2019	486	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2019	2,245	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/11/2019	1,454	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/13/2019	6,343	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/13/2019	2,766	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
	1/29/2020	13,582	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	1/30/2020	27,008	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2020	2,167	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	2,348	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/11/2020	19,029	Acquisition - Grant of Units associated with the 2017-2019 Synergy Grant
	2/11/2020	8,678	Disposal - Shares withheld pursuant to exercise of tax withholding right in association with the 2017-2019 Synergy Grant
Daneen Martin	3/2/2018	604	Disposal - Open Market Sale
	12/21/2018	75	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/1/2019	137	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/3/2019	81	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/8/2019	50	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	12/21/2019	75	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/1/2020	137	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	50	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
Elizabeth Patrick	4/8/2019	16,364	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	1/30/2020	15,888	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
Elizabeth Radigan	12/21/2018	299	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/1/2019	308	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/3/2019	161	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/8/2019	202	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/11/2019	586	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	12/21/2019	299	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	1/30/2020	4,502	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2020	308	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	202	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan

A-5

Stephen Virostek	4/2/2018	527	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	7/2/2018	810	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	9/28/2018	1,851	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	12/21/2018	100	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	1/3/2019	1,323	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	2/1/2019	415	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/3/2019	256	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	2/8/2019	217	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	3/31/2019	312	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	6/13/2019	2,500	Acquisition - Open Market Purchase
	6/30/2019	1,058	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	9/30/2019	742	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	12/21/2019	100	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan
	12/31/2019	752	Acquisition - Purchase in accordance with the terms of enrollment in the 2014 Non-Qualified Stock Purchase Plan
	1/30/2020	5,627	Acquisition - Grant of Units under 2017 Equity and Performance Incentive Plan
	2/1/2020	415	Disposal - Shares withheld pursuant to exercise of tax withholding right under the 2017 Equity and Performance Incentive Plan
	2/8/2020	271	Disposal - Shares withheld pursuant to exercise of tax withholding right under the Amended and Restated 1991 Equity and Performance Incentive Plan

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, to the Company’s knowledge:

•	No participant owns any securities of the Company of record that such participant does not own beneficially.

•

Other than the employment agreements and compensation-related agreements and arrangements disclosed in the Proxy Statement, and proxies given by the participants in connection with last year’s annual meeting to vote their shares, no participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

Except as disclosed above under “Information Regarding Ownership of Shares by Participants,” no associate of any participant owns beneficially, directly or indirectly, any securities of the Company. No participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

Except as disclosed under “Related Person Transaction Policy” in the Proxy Statement, no participant nor any associate of any participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant or associate or any related person thereof had or will have a direct or indirect material interest.

•

Except to the extent provided in the employment agreements with Messrs. Schmid, Rutherford and Heyden and Dr. Näher described in the Proxy Statement or similar employment arrangements described herein, no participant, or any associate of a participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. James Barna, Alan Kerr, Jonathan Leiken, Elizabeth Patrick, Elizabeth Radigan, Daneen Martin and Stephen Virostek each

A-6

received initial offer letters in connection with their employment with the Company setting forth compensation information. Mr. Kerr, Mr. Leiken, Ms. Patrick and Ms. Radigan have also entered into change in control agreements consistent with our existing program during the normal course of employment.

•	See “Nomination Agreement with GAMCO” and “Beneficial Ownership of Shares” in this Proxy Statement for additional information regarding the nominations of Arthur Anton and Matthew Goldfarb.

A-7

APPENDIX B

DIEBOLD NIXDORF, INCORPORATED

2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

AMENDED                     , 2020

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1    Purpose. The purpose of this Equity and Performance Incentive Plan (this “Plan”) is to attract and retain directors, officers and employees for Diebold Nixdorf, Incorporated (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for performance.

1.2    Participation. Persons eligible to participate in this Plan include Employees and Directors. Subject to the provisions of this Plan, the Committee may from time to time select those Employees and Directors to whom Awards shall be granted and shall determine the nature and amount of those Awards. No Employee or Director shall have the right to be granted an Award.

1.3    Duration of the Plan. This Plan shall become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”) and shall remain in effect, subject to the right of the Board to terminate this Plan at any time pursuant to Section 15.1, until all Shares subject to it have been purchased or acquired. However, in no event shall any Award be granted under this Plan on or after the tenth (10th) anniversary of the Effective Date.

ARTICLE II

DEFINITIONS

As used in this Plan,

2.1    “Annual Meeting” means the annual meeting of shareholders of the Company.

2.2    “Award” means any right granted under this Plan, including an Option, a Stock Appreciation Right, a Restricted Share award, a Restricted Stock Unit award, a Performance Share or a Performance Unit award, or an Other Share-Based award.

2.3    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an individual Award granted under this Plan which may, in the discretion of the Company, be transmitted electronically to the Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Business Combination” has the meaning provided in Section 2.6(c) of this Plan.

2.6    “Change in Control” means the occurrence of any of the following:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 2.6; or

(b)    Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (b), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a

B-1

specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (a) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (b) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (c) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (d) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan solely because of a change in control of any Subsidiary by which the Participant may be employed.

2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8    “Committee” has the meaning provided in Section 14.1 of this Plan.

2.9    “Common Shares” means shares of common stock, $1.25 par value per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article XI of this Plan.

2.10    “Company Common Stock” has the meaning provided in Section 2.6(a) of this Plan.

2.11    “Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such later date as is set forth therein.

2.12    “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than eighty percent (80%) of the total combined voting power represented by all classes of stock issued by such corporation.

2.13    “Detrimental Activity” means any of the following:

(a)    Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is

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being actively pursued by the Company during the one (1) year period following the termination of the Participant’s employment by the Company or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.

(b)    Soliciting any Employee to terminate his or her employment with the Company or a Subsidiary.

(c)    The disclosure to anyone outside of the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.

(d)    The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during the Participant’s employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(e)    Activity that results in “termination for cause,” as such term is defined in the applicable Award Agreement.

2.14    “Director” means a director of the Company.

2.15    “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Participant, or, in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor provision); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of treasury regulation 1.409A-3.

2.16    “EBIT” has the meaning provided in Section 2.24(c) of this Plan.

2.17    “EBITDA” has the meaning provided in Section 2.24(c) of this Plan.

2.18    “Effective Date” has the meaning provided in Section 1.3 of this Plan.

2.19    “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.21    “Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Common Share may be purchased upon exercise thereof.

2.22    “Fair Market Value” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Fair Market Value shall be the fair market value as determined in good faith by the Board.

2.23    “Free Standing Rights” has the meaning provided in Section 5.1 of this Plan.

2.24    “Government Agency” has the meaning provided in Section 2.13(c) of this Plan.

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2.25    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code or any successor provision.

2.26    “Incumbent Board” has the meaning provided in Section 2.6(b) of this Plan.

2.27    “Management Goals” means, for a Performance Period, the one or more goals established by the Committee, which, for any Award shall be based only upon the Management Objectives.

(a)    The Committee may provide that any evaluation of Management Goals shall include or exclude any of the following items: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) unusual, nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes, or in management’s discussion and analysis in the Company’s annual report; (vii) foreign exchange gains and losses; (viii) change in the Company’s fiscal year; and (ix) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

(b)    If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Goals unsuitable, the Committee may in its discretion modify such Management Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.28    “Management Objectives” means the measurable performance objective or objectives selected by the Committee for purposes of establishing the Management Goal(s) for a Performance Period with respect to any Award under this Plan. The Management Objectives that will be used to establish the Management Goals shall be based on the attainment of specific levels of performance of the Company, a Subsidiary, division, business unit, operational unit, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives applicable to any Award shall be limited to one or more, or a combination, of the following:

(a)    Sales, including (i) net sales, (ii) unit sales volume, and (iii) aggregate product price;

(b)    Share price, including (i) market price per share, and (ii) share price appreciation;

(c)    Earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) earnings net of or including dividends, (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”), (viii) earnings per share from continuing operations, diluted or basic, (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xi) operating earnings, (xii) growth in earnings or growth in earnings per share, and (xiii) total earnings;

(d)    Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on gross sales, (vi) return on investment, (vii) return on capital, (viii) return on invested capital, (ix) return on committed capital, (x) financial return ratios, (xi) value of assets, and (xii) change in assets;

(e)    Cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, and (iv) cash flow on investment;

(f)    Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;

(g)    Margins, including (i) adjusted pre-tax margin, and (ii) operating margins;

(h)    Income, including (i) net income, and (ii) consolidated net income;

(i)    Economic value added;

(j)    Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels, (iv) reduction of losses, loss ratios or expense ratios, (v) reduction in fixed costs, (vi) expense reduction levels, (vii) operating cost management, and (viii) cost of capital;

(k)    Financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;

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(l)    Market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(m)    Shareholder return, including (i) total shareholder return, (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends; and

(n)    Objective nonfinancial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, (xiv) day sales outstanding, and (xv) succession plan development and implementation.

Any one or more of the Management Objectives may be used on an absolute, relative or comparative basis to measure the performance, as the Committee may deem appropriate, or as compared to the performance of another company or a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, including various stock market indices.

2.29    “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.30    “Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.31    “Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to Article IV of this Plan.

2.32    “Other Share-Based Award” means an Award granted pursuant to Article IX, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, excluding any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance Share or Performance Unit.

2.33    “Participant” means an Employee or Director who has been granted an Award under this Plan.

2.34    “Performance Period” means the one (1) or more periods of time (which shall not be less than one fiscal quarter in duration) as the Committee may select, over which the attainment of one or more Management Goals will be measured for purposes of determining a Participant’s right to and the payment of an Award subject to such Performance Period.

2.35    “Performance Share” means a bookkeeping entry that records the equivalent of one (1) Common Share awarded pursuant to Article VIII of this Plan.

2.36    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.25 awarded pursuant to Article VIII of this Plan.

2.37    “Person” has the meaning provided in Section 2.6(a) of this Plan.

2.38    “Related Rights” has the meaning provided in Section 5.1 of this Plan.

2.39    “Restricted Period” has the meaning provided in Section 6.1 of this Plan.

2.40    “Restricted Shares” means Common Shares granted or sold pursuant to Article VI of this Plan.

2.41    “Restricted Stock Unit” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VII of this Plan.

2.42    “Rule l6b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to Rule 16b-3) as is in effect and may be amended from time to time.

2.43    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.44    “Stock Appreciation Right” means a right granted pursuant to Article V of this Plan.

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2.45    “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interests representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of a grant of Incentive Stock Options, “Subsidiary” means any corporation which is a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.46    “Ten Percent Shareholder” means an employee of the Company, or of a parent or subsidiary corporation within the meaning of Section 424 of the Code, who owns (or is deemed to own pursuant to Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of voting stock of the Company, the Company’s parent (if any) or any Subsidiary.

2.47    “Voting Stock” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to adjustment as provided in Article XI of this Plan, the number of Common Shares that may be issued or transferred under this Plan shall not exceed in the aggregate 11,001,117 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(a)    Common Shares covered by an Award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.

(b)    If any Award is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Common Shares, then the Common Shares covered by such forfeited, expired, terminated, lapsed or cash-settled Award shall again be available for grant under this Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, the Common Shares so tendered or withheld shall be added to the Common Shares available for Awards under this Plan. For the avoidance of doubt, the following will not again become available for issuance under this Plan: (i) any Common Shares withheld in respect of taxes upon settlement of an Option or Stock Appreciation Right, (ii) any Common Shares tendered or withheld to pay an Exercise Price, (iii) any Common Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) any Common Shares reacquired by the Company on the open market or otherwise using cash proceeds.

3.2    Share Limits. Notwithstanding anything in this Article III or elsewhere in this Plan to the contrary, and subject to adjustments as provided in Article XI of this Plan, the limits specified below shall apply to any grants of the following types of Awards:

(a)    Incentive Stock Options. Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent the aggregate Fair Market Value of the Common Shares with respect to which the Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit shall be Incentive Stock Options and the excess Options shall be treated as Non-qualified Stock Options. For these purposes, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Shares shall be determined as of the time the Option was granted. Incentive Stock Options covering no more than 11,001,117 Common Shares may be granted under this Plan.

(b)    Non-Employee Director Limit. The aggregate dollar value of Awards granted to any non-Employee Director in any calendar year shall not exceed Seven Hundred and Fifty Thousand Dollars ($750,000). The value of the Awards shall be determined based on the Fair Market Value of each Award on the Date of Grant.

3.3    Minimum Vesting Requirements. Notwithstanding any provision of this Plan to the contrary, on and after the Effective Date, the Committee shall not award more than five percent (5%) of the aggregate number of Common Shares that become available for grant under this Plan as of the Effective Date pursuant to Awards that are solely subject to vesting conditions or performance periods that are less than one (1) year following the Date of Grant of the applicable Award, subject, in each case, to the

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Committee’s authority under this Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of a Change in Control, in the event of a Participant’s termination of employment or service or otherwise as permitted by this Plan.

ARTICLE IV

OPTIONS

4.1    Grant of Options. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Options to purchase Common Shares to Participants. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-qualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

4.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the number of Common Shares covered by the Option, the Exercise Price of the Option, the term of the Option, whether the Option is intended to be an Incentive Stock Option, any conditions to the exercise of the Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

4.3    Exercise Price. Each grant shall specify an Exercise Price per share, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant; provided, however, that a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Exercise Price per share is at least one hundred ten percent (110%) of the Fair Market Value on the Date of Grant and the Incentive Stock Option is not exercisable after expiration of five (5) years from the Date of Grant.

4.4    Exercise and Form of Consideration. To the extent exercisable, Options granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Option is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment, and for an Incentive Stock Option that determination shall be made at the time of grant. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (f) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (g) any combination of the foregoing methods.

4.5    Related Rights. The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Rights authorized under Article V of this Plan.

4.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article IV shall vest sooner than twelve (12) months from the Date of Grant.

4.7    Maximum Term. No Option shall be exercisable more than 10 years from the Date of Grant.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1    Grant of Stock Appreciation Rights. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Stock Appreciation Rights alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”). Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. Stock Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

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5.2    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall describe such Stock Appreciation Right, the Exercise Price of the Stock Appreciation Right, the term of the Stock Appreciation Right, any conditions to the exercise of such Stock Appreciation Right, identify any related Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

5.3    Exercise Price. Each grant shall specify an Exercise Price for a Free Standing Right, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant. A Related Right shall have the same Exercise Price as the related Option, and shall be exercisable only to the same extent as the related Option.

5.4    Exercise and Form of Consideration. To the extent exercisable, Stock Appreciate Rights granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Stock Appreciation Right is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (f) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (g) any combination of the foregoing methods.

5.5    Payment. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive from the Company an amount equal to the number of Common Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of the (i) Fair Market Value of a Common Share on the date the Award is exercised, over (ii) the Exercise Price specified in the Stock Appreciation Right or related Option. The grant shall specify whether the amount payable by the Company on exercise of the Stock Appreciation Right shall be paid in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives. Any grant may specify that the amount payable on exercise of a Stock Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

5.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article V shall vest sooner than twelve (12) months from the Date of Grant.

5.7    Maximum Term. No Stock Appreciation Right shall be exercisable more than ten (10) years from the Date of Grant.

ARTICLE VI

RESTRICTED SHARES

6.1    Grant of Restricted Shares. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Shares to Participants. Each such grant shall provide that during the period for which substantial risk of forfeiture is to continue (the “Restricted Period”), the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to continuing substantial risk of forfeiture in the hands of any transferee). Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

6.2    Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

6.3    Rights. Each such grant shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, and unless otherwise determined by the Committee, entitling such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and the Restricted Period.

6.4    Certificates. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares.

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6.5    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VI shall vest sooner than twelve (12) months from the Date of Grant.

ARTICLE VII

RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Stock Units to Participants. Each Restricted Stock Unit represents one (1) Common Share. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

7.2    Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of Restricted Stock Units subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

7.3    Rights. No Common Shares shall be issued at the time a Restricted Stock Unit is granted, and a Participant shall have no voting rights with respect thereto. Restricted Stock Units shall be subject to forfeiture until the expiration of the Restricted Period and satisfaction of any applicable conditions, including vesting time periods or performance requirements, to the extent provided in the applicable Award Agreement.

7.4    Dividend Equivalents. At the discretion of the Committee, each Restricted Stock Unit may be credited with dividend equivalents or other equivalent distributions. Dividend equivalents or other equivalent distributions shall be paid on a current basis unless the Award Agreement requires otherwise; provided, however dividend equivalents or other equivalent distributions on Restricted Stock Units that are subject to performance requirements, including Management Goals, shall be deferred until and paid contingent upon the level of achievement of the applicable performance or Management Goals at the end of the related Performance Period.

7.5    Payment. Each grant shall specify the time and manner of payment of Restricted Stock Units. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

7.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VII shall vest sooner than twelve (12) months from the Date of Grant.

ARTICLE VIII

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1    Grant of Performance Shares and Performance Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Shares and Performance Units to Participants that will become payable upon achievement of specified performance goals, which may include Management Goals. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

8.2    Award Agreement. Each grant of Performance Shares or Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or Performance Units subject to the Award, the performance objectives (which may include Management Goals), the Performance Period applicable to the Award, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

8.3    Performance Objectives. Any grant of Performance Shares or Performance Units shall specify the performance objectives, which may include Management Goals, which, if achieved, will result in payment or early payment of the Award. Each grant may specify a minimum acceptable level of achievement of the performance objectives and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified performance objectives. Before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine the level of achievement of the performance objectives.

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8.4    Dividends and Dividend Equivalents. The Committee may, at the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividends or dividend equivalents to the Participant thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents are paid.

8.5    Payment. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

8.6    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article VIII shall have a Performance Period of less than twelve (12) months from the Date of Grant.

ARTICLE IX

OTHER SHARE-BASED AWARDS

9.1    Grant of Other Share-Based Awards. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Other Share-Based Awards not otherwise described by the terms of this Plan to Participants. Such Awards may involve the transfer of actual Common Shares to Participants and may include Awards designed to comply with or take advantage of applicable local laws of jurisdictions other than the United States. Each Other Share-Based Award will be expressed in terms of Common Shares or units based on Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

9.2    Award Agreement. Each grant of an Other Share-Based Award shall be evidenced by an Award Agreement that will specify the number of Common Shares or units covered by the Award, any conditions related to the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

9.3    Payment. Payment, if any, with respect to an Other Share-Based Award, will be made in accordance with the terms of the Award, in cash, in Common Shares or a combination of both as determined by the Committee.

9.4    Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Article IX shall vest sooner than twelve (12) months from the Date of Grant.

ARTICLE X

TRANSFERABILITY

10.1    Transfer Limits. Except as otherwise determined by the Committee, no Options, Stock Appreciation Right or other derivative security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, except (in the case of a Participant who is not a Director or officer of the Company) to a fully revocable trust of which the holder is treated as the owner for federal income tax purposes, and in no event will any such Award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Options and Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, the Committee in its sole discretion may provide for transferability of Options and Stock Appreciation Rights under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3 and so long as such transfer is not to a third-party entity, including financial institutions.

10.2    Further Restrictions. The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Performance Shares, Performance Units, Restricted Stock Units or Other Share-Based Awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VI of this Plan, shall be subject to further restrictions on transfer.

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ARTICLE XI

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Awards granted hereunder, in the prices per share applicable to such Options and Stock Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. In addition, for each Option or Stock Appreciation Right with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3.2 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article XI.

ARTICLE XII

TAX WITHHOLDING

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Options. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (or, after the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718) dated March, 2016, in excess of maximum applicable tax rates), except that, in the discretion of the Committee, a Participant or such other person may surrender Common Shares owned for more than six (6) months to satisfy any tax obligations resulting from any such transaction.

ARTICLE XIII

SUBSIDIARIES AND NON-US JURISDICTIONS

13.1    Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or Award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Company or another Subsidiary, the Committee may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Company, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Company. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Company, on terms consistent with this Plan and approved by the Committee and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Company for purposes of Article III of this Plan, and all references to the Company in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and “Committee” and except in other cases where the context otherwise requires.

13.2    Employees Outside the US. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or

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amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE XIV

ADMINISTRATION

14.1    Delegation to Committee. The Board hereby delegates authority to administer this Plan to the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board hereafter designated by the Board to administer this Plan, and the term “Committee” shall apply to any persons to whom such power is delegated. The Committee described in this Section 14.1 may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof (to the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee). A majority of the Committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the Committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee (or subcommittee thereof).

14.2    Committee Requirements. Except as otherwise determined by the Board, the Committee shall consist solely of two (2) or more Non-Employee Directors. The Board shall have discretion to determine whether it intends to comply with the exemption requirements of Section 16b-3 of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two (2) or more Non-Employee Directors. Within the scope of that authority, the Board or the Committee may delegate to a committee of one (1) or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under this Plan in the event Awards are granted under this Plan by a Committee that does not at all times consist solely of two (2) or more Non-Employee Directors.

14.3    Interpretation. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or of any such Award Agreement, notification or document shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.

14.4    Company’s Rights Upon Occurrence of Detrimental Activity. Any Award Agreement may provide (whether or not such would result in additional tax to a Participant under Section 409A of the Code) that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall, unless otherwise provided in the Award Agreement:

(a)    Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(b)    With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between: (i) any amount actually paid therefor by the Participant pursuant to this Plan, and (ii) the Fair Market Value of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts (but only to the extent that such amount would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

14.5    Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any of the

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foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy (or pursuant to any other policy adopted by the Company at the direction of the Board, including the Company’s current clawback policy).

14.6    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

14.7    Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE XV

AMENDMENT AND TERMINATION

15.1    Amendment or Termination Authority. The Company, by action of the Board (or its designee), may at any time and from time to time amend or terminate this Plan in whole or in part. Any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval. Any amendment or termination of this Plan shall not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the amendment or termination without the written consent of the Participant. The Committee shall maintain its right to exercise its authority under this Plan with respect to any outstanding Awards at the effective date of termination.

15.2    Deferrals. Except with respect to Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

15.3    Conditions. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

15.4    Special Circumstances. If permitted by Section 409A of the Code in case of termination of employment by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds Options or Stock Appreciation Rights not immediately exercisable in full, or any Restricted Shares or Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Shares or Performance Units which have not been fully earned, or Other Share-Based Awards subject to restrictions or conditions, the Committee may, in its sole discretion, accelerate the time at which such Options or Stock Appreciation Rights may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse for Restricted Shares or Restricted Units, or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned, or the time when such restrictions or conditions will terminate with respect to Other or Share-Based Awards, or may waive any other limitation or requirement under any such Award.

15.5    Change in Exercise Price Prohibited. Except in connection with a corporate transaction or event described in Article XI of this Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Option Stock Appreciation Right, as applicable, without shareholder approval.

15.6    No Right to Continued Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Prior to exercise of any Option, and prior to exercise, payment or delivery pursuant to any other Award, the Participant may be required, at the

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Company’s request, to certify in a manner reasonably acceptable to the Company that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.

15.7    Incentive Stock Options. To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option. Such provision, however, shall remain in effect for other Options and there shall be no further effect on any provision of this Plan.

ARTICLE XVI

GOVERNING LAW

This Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of law principles thereof.

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DIEBOLD NIXDORF, INCORPORATED 5995 MAYFAIR ROAD P.O. BOX 3077 NORTH CANTON, OH 44720-8077	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DBD2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E93354-P32659 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIEBOLD NIXDORF, INCORPORATED
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors	For	Against	Abstain

Nominees:
	1a. Arthur F. Anton	☐	☐	☐		For	Against	Abstain
	1b. Bruce H. Besanko	☐	☐	☐	1j. Kent M. Stahl	☐	☐	☐
	1c. Reynolds C. Bish	☐	☐	☐	1k. Lauren C. States	☐	☐	☐
	1d. Ellen M. Costello	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2-4:
	1e. Phillip R. Cox	☐	☐	☐

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020

3.    To approve, on an advisory basis, named executive officer compensation

4.    To approve an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan

						☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1f. Dr. Alexander Dibelius	☐	☐	☐
	1g. Matthew Goldfarb	☐	☐	☐
	1h. Gary G. Greenfield	☐	☐	☐
	1i. Gerrard B. Schmid	☐	☐	☐

NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLEASE VOTE TODAY

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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E93355-P32659

DIEBOLD NIXDORF, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gerrard B. Schmid and Jeffrey L. Rutherford, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold Nixdorf, Incorporated held of record by the undersigned on March 2, 2020, at the Annual Meeting of Shareholders which will be held via live webcast by visting www.virtualshareholdermeeting.com/DBD2020 on May 1, 2020 at 8:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This proxy card also constitutes your voting instructions for any and all shares held of record by Equiniti Trust Company for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Bank of America Merrill Lynch, Trustee of the DIEBOLD NIXDORF, INCORPORATED 401(K) SAVINGS PLAN #610146 and the DIEBOLD NIXDORF, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #610147. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 28, 2020 the Trustee will vote these shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this proxy card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side